Exhibit 10.4

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

AGL PRIVATE CREDIT INCOME FUND,

as the Initial Borrower

the other Borrowers from time to time party hereto,

the General Partners from time to time party hereto,

SOCIETE GENERALE,

as the Administrative Agent, the Letter of Credit Issuer, a Lender and the Sole Lead Arranger

and

the other Lenders from time to time party hereto

October 18, 2024

4.	CHANGE IN CIRCUMSTANCES	78

	4.1 Taxes	78
	4.2 Illegality	82
	4.3 Inability to Determine Rates	83
	4.4 Permanent Discontinuance of SOFR and Other Benchmarks	83
	4.5 Increased Cost and Capital Adequacy	87
	4.6 Funding Losses	89
	4.7 Requests for Compensation	89
	4.8 Survival	90
	4.9 Mitigation Obligations; Replacement of Lenders	90
	4.10 Cash Collateral	91

5.	SECURITY	92

	5.1 Liens	92
	5.2 The Collateral Accounts; Drawdowns	92
	5.3 Agreement to Deliver Additional Collateral Documents	93
	5.4 Subordination	94

6.	CONDITIONS PRECEDENT TO LENDING	94

	6.1 Obligations of the Lenders	94
	6.2 Conditions to All Loans and Letters of Credit	97
	6.3 Addition of Qualified Borrowers	98
	6.4 Addition of Borrowers and their General Partners	100
	6.5 Addition of Feeders and their General Partners	102

7.	REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES	105

	7.1 Organization and Good Standing	105
	7.2 Authorization and Power	105
	7.3 No Conflicts or Consents	105
	7.4 Enforceable Obligations	105
	7.5 Priority of Liens	106
	7.6 Financial Condition	106
	7.7 Full Disclosure	106
	7.8 No Default	107
	7.9 No Litigation	107
	7.10 Material Adverse Effect	107
	7.11 Taxes	107
	7.12 Principal Office; Jurisdiction of Formation	107
	7.13 ERISA	107
	7.14 Compliance with Law	108
	7.15 Environmental Matters	108

	7.16 Capital Commitments and Contributions	108
	7.17 Fiscal Year	108
	7.18 Investor Documents	108
	7.19 Margin Stock	108
	7.20 Investment Company Status	108
	7.21 No Defenses	109
	7.22 [Reserved]	109
	7.23 Foreign Asset Control Laws	109
	7.24 Investors	109
	7.25 No Brokers	109
	7.26 [Reserved]	110
	7.27 Solvency	110
	7.28 [Reserved]	110
	7.29 Beneficial Ownership Certification	110
	7.30 Trust Agreement	110
	7.31 Non-Affiliation with Lenders	110
	7.32 Insurance	110
	7.33 Commitment Reduction Date and Exchange Listing Event	110

8.	AFFIRMATIVE COVENANTS OF THE CREDIT PARTIES	110

	8.1 Financial Statements, Reports and Notices	111
	8.2 Payment of Obligations	115
	8.3 Maintenance of Existence and Rights	115
	8.4 [Reserved]	115
	8.5 Books and Records; Access	115
	8.6 Compliance with Law	115
	8.7 [Reserved]	115
	8.8 Authorizations and Approvals	115
	8.9 Maintenance of Liens	116
	8.10 Further Assurances	116
	8.11 Maintenance of Independence	116
	8.12 Taxes	116
	8.13 Compliance with Constituent Documents	116
	8.14 Investor Default	116
	8.15 Collateral Account	116
	8.16 Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws	117
	8.17 [Reserved]	117
	8.18 Returned Capital	117
	8.19 Sanctions	117
	8.20 [Reserved]	117
	8.21 RIC Status under the Internal Revenue Code	117
	8.22 Status of Management Company as a Registered Management Company	118
	8.23 Insurance	118
	8.24 Capital Call Pack	118
	8.25 Investor Default for Management Fees	118

9.	NEGATIVE COVENANTS	119

	9.1 Credit Party Information	119
	9.2 Mergers, Etc.	119
	9.3 Limitation on Liens	119
	9.4 Accounting Method	119
	9.5 Transfer of Interests; Admission of Investors	119
	9.6 Constituent Documents	120
	9.7 Transfer of General Partners’ Interest	121
	9.8 No Delegation	121
	9.9 Limitation on Investor Withdrawals	121
	9.10 Alternative Investment Vehicles and Parallel Investment Vehicles; Transfers of Capital Commitments	121
	9.11 Limitation on Indebtedness	121
	9.12 Capital Commitments	122
	9.13 Drawdowns	122
	9.14 ERISA Compliance	122
	9.15 Dissolution	122
	9.16 Environmental Matters	122
	9.17 Limitations on Distributions	123
	9.18 Limitation on Withdrawals of Funds from the Collateral Accounts	123
	9.19 Sanctions; Anti-Corruption Laws	123
	9.20 Transactions with Affiliates	123
	9.21 Collateral Accounts	124
	9.22 Deemed Capital Contributions	124
	9.23 Fund Structure	124
	9.24 [Reserved]	124
	9.25 Business Development Company Status	124

10.	EVENTS OF DEFAULT	124

	10.1 Events of Default	124
	10.2 Remedies Upon Event of Default	127
	10.3 Lender Offset	129
	10.4 Performance by the Administrative Agent	130
	10.5 Good Faith Duty to Cooperate	130

11.	AGENCY PROVISIONS	130

	11.1 Appointment and Authorization of Agents	130
	11.2 Delegation of Duties	131
	11.3 Exculpatory Provisions	131
	11.4 Reliance on Communications	132
	11.5 Notice of Default	132
	11.6 Non-Reliance on Agents and Other Lenders	132
	11.7 Indemnification	133

	11.8 Agents in Their Individual Capacity	133
	11.9 Successor Agents	134
	11.10 Reliance by the Credit Parties	136
	11.11 Administrative Agent May File Proofs of Claim	136
	11.12 Erroneous Payments	137
	11.13 Certain ERISA Matters	139

12.	MISCELLANEOUS	141

	12.1 Amendments	141
	12.2 Sharing of Offsets	142
	12.3 Sharing of Collateral	143
	12.4 Waiver	143
	12.5 Payment of Expenses; Indemnity	144
	12.6 Notice	146
	12.7 Governing Law	148
	12.8 Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury	148
	12.9 Invalid Provisions	148
	12.10 Entirety	149
	12.11 Successors and Assigns; Participations	149
	12.12 Defaulting Lenders	154
	12.13 All Powers Coupled with Interest	156
	12.14 Headings	156
	12.15 Survival	156
	12.16 Full Recourse	157
	12.17 Availability of Records; Confidentiality	157
	12.18 Customer Identification Notice	158
	12.19 Multiple Counterparts	158
	12.20 Term of Agreement	159
	12.21 Inconsistencies with Other Documents	159
	12.22 Acknowledgment and Consent to Bail-In of Affected Financial Institutions	159
	12.23 Acknowledgment Regarding Any Supported QFCs	160
	12.24 Judgment Currency	160

SCHEDULES

SCHEDULE I:	Credit Party Information
SCHEDULE II:	Commitments
SCHEDULE III:	[Reserved]
SCHEDULE IV:	Specified Investors

EXHIBITS

EXHIBIT A:	Schedule of Investors/Form of Borrowing Base Certificate
EXHIBIT B:	Form of Note
EXHIBIT C-1:	Form of Borrower Security Agreement
EXHIBIT C-2:	Form of Feeder Fund Security Agreement

EXHIBIT D-1:	Form of Borrower Collateral Account Pledge
EXHIBIT D-2:	Form of Feeder Collateral Account Pledge
EXHIBIT E:	Form of Request for Borrowing
EXHIBIT F:	Form of Request for Letter of Credit
EXHIBIT G:	Form of [Conversion][Rollover] Notice
EXHIBIT H:	Form of Assignment and Assumption
EXHIBIT I:	Form of Qualified Borrower Promissory Note
EXHIBIT J:	Form of Qualified Borrower Guaranty
EXHIBIT K:	Form of Responsible Officer’s Certificate
EXHIBIT L:	Form of Compliance Certificate
EXHIBIT M:	Form of Lender Joinder Agreement
EXHIBIT N:	Form of Facility Increase/Extension Request
EXHIBIT O-1:	Form of U.S. Tax Compliance Certificate
(Foreign Lenders That Are Not Partnerships)
EXHIBIT O-2:	Form of U.S. Tax Compliance Certificate
(Foreign Participants That Are Not Partnerships)
EXHIBIT O-3:	Form of U.S. Tax Compliance Certificate
(Foreign Participants That Are Partnerships)
EXHIBIT O-4:	Form of U.S. Tax Compliance Certificate
(Foreign Lenders That Are Partnerships)
EXHIBIT P:	[Reserved]
EXHIBIT Q:	Form of Capital Return Certification
EXHIBIT R:	[Reserved]
EXHIBIT S:	[Reserved]
EXHIBIT T-1:	Form of Feeder Acknowledgment and Confirmation
EXHIBIT T-2:	Form of Blocker Acknowledgment and Confirmation

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT, is dated as of October 18, 2024 by and among AGL PRIVATE CREDIT INCOME FUND, a Delaware statutory trust (the “Initial Borrower”, and collectively with any other Borrower becoming party hereto (including Qualified Borrowers), the “Borrowers”), each General Partner becoming party hereto, the banks and financial institutions from time to time party hereto as Lenders (as hereinafter defined), SOCIETE GENERALE (“SG” or “Société Générale”), as the Administrative Agent for the Secured Parties, the Letter of Credit Issuer and the Sole Lead Arranger (each as hereinafter defined).

A. The Initial Borrower has requested that the Lenders make loans and cause the issuance of letters of credit to provide working capital to the Initial Borrower and to any other Borrower becoming a party hereto for purposes permitted under the Constituent Documents (as defined below) of the Borrowers (as defined below).

B. The Lenders are willing to make loans and to cause the issuance of letters of credit upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS.

1.1 Defined Terms. For the purposes of the Loan Documents, unless otherwise expressly defined, the following terms shall have the meanings assigned to them below:

“Account Bank” means State Street Bank and Trust Company (or any successor thereto) so long as it remains an Eligible Institution or (ii) any Eligible Institution that enters into a Control Agreement in accordance with Section 5.2(b).

“Adequately Capitalized” means compliance with the minimum capital standards for bank holding companies to be “adequately capitalized” for purposes of the Bank Holding Company Act of 1956, as amended, and regulations promulgated thereunder.

“Administrative Agent” means SG, in its capacity as administrative agent under any of the Loan Documents, until the appointment of a successor “Administrative Agent” pursuant to Section 11.9 and, thereafter, shall mean such successor Administrative Agent.

“Administrator” means AGL US DL Administrator LLC, a Delaware limited liability company.

“Administration Agreement” means that certain Administration Agreement, dated as of October 11, 2024, entered into between the Initial Borrower and the Administrator, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Administration Fee” means any administration fees provided for in the Administration Agreement.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person that, at any time, directly or indirectly, Controls or is Controlled By, or is Under Common Control With, such Person. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes an Investment held by any Credit Party in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Funds.

“Agency Services Address” means the address for the Administrative Agent set forth in Section 12.6, including any electronic mail address, or such other address as may be identified by written notice from the Administrative Agent to the Borrowers and the Lenders from time to time.

“Agent-Related Person” has the meaning provided in Section 11.3.

“Agents” means, collectively, the Administrative Agent, the Sole Lead Arranger, the Collateral Agent and any successors and permitted assigns in such capacities.

“AGL Side Letter” means that letter agreement, dated as of the Closing Date, between the Initial Borrower and the Administrative Agent.

“Alternative Currency” means any of Euro, GBP, CAD or such other non-Dollar currencies requested by a Borrower and approved by all Lenders.

“Alternative Currency Sublimit” means an amount equal to twenty-five percent (25%) of the Maximum Commitment.

“Alternative Investment Vehicle” means an entity created in accordance with the relevant section of any Fund’s Governing Agreement to make Investments as an alternative vehicle of a Fund.

“Annual Valuation Period” means the “annual valuation period” as defined in 29 C.F.R. §2510.3-101(d)(5) as determined for each Fund.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act of 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any Credit Party or any of its Subsidiaries or their respective Related Parties is located or doing business.

“Anti-Money Laundering Laws” means Applicable Law in any jurisdiction in which any Credit Party or any of its Subsidiaries or their respective Related Parties is located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Anticipated Expenses” any amounts which are necessary (x) to satisfy existing commitments or other similar arrangements of the Borrowers to purchase Investments or to fund commitments in respect of such Investments, or (y) to satisfy any obligations then due and payable arising under any Indebtedness permitted to be incurred pursuant to Section 9.11, to the extent such commitments or obligations were entered into prior to the Responsible Officer of the Initial Borrowers becoming aware of the requirement to make the applicable prepayment required under Section 3.5(b) or other applicable payment under this Credit Agreement.

“Applicable Currency Rate” means, with respect to any Loan denominated in (a) Euro, EURIBOR, (b) GBP, SONIA, and (c) CAD, Term CORRA, as applicable.

“Applicable Law” means, for any Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” has the meaning assigned to such term in the applicable Fee Letter.

“Applicable Requirement” means each of the following requirements:

(a) such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, as applicable) shall be a Rated Included Investor, and such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, as applicable) shall have a Rating of BBB/Baa2 or higher (excluding a Hurdle Investor while the Hurdle Condition is not satisfied); and

(b) if such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) is:

(i) a Bank Holding Company, it shall have Adequately Capitalized status or better;

(ii) an insurance company, it shall have a Best’s Financial Strength Rating of A- or higher;

(iii) a Pension Plan Investor or Governmental Plan Investor, or the trustee or nominee of a Pension Plan Investor or a Governmental Plan Investor, or the Responsible Party with respect to a Governmental Plan Investor, such Pension Plan Investor or Governmental Plan Investor, as applicable, shall have a minimum Funding Ratio based on the Rating of its Sponsor or Responsible Party, as applicable, as follows:

Sponsor/Responsible Party Rating	Minimum Funding Ratio
A-/A3 or higher	No minimum
BBB/Baa2 or higher but lower than A-/A3	80%;

(iv) an Endowment Fund Investor, its Sponsor shall either (x) be a party to the Subscription Agreement of such Endowment Fund Investor and jointly and severally liable for such Endowment Fund Investor’s Unfunded Capital Commitment or (y) guarantee the obligations of such Endowment Fund Investor to make its Unfunded Capital Commitment pursuant to an unconditional guarantee or other Credit Link Documents in form and substance satisfactory to the Administrative Agent in its sole discretion; or

(c) if such Investor is an Initial Specified Investor, the Government of the Emirate of Abu Dhabi shall have a Rating of (i) A- or (ii) A3, or higher.

The first Rating indicated in each case above is the S&P Rating and the second Rating indicated in each case above is the Moody’s Rating. In the event that the S&P and Moody’s Ratings are not equivalent, the Applicable Requirement shall be based on the lower of the two. If any such Person has only one Rating from either S&P or Moody’s, then that Rating shall apply. If the Rating of any Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, as applicable) falls below the Rating required by this definition, then such Investor shall be deemed to have failed the Applicable Requirement.

“Assignee” has the meaning provided in Section 12.11(b).

“Assignment and Assumption” means the agreement contemplated by Section 12.11(b), pursuant to which any Lender assigns all or any portion of its rights and obligations hereunder, which agreement shall be substantially in the form of Exhibit H hereto.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Availability Period” means the period commencing on the Closing Date and ending on the Maturity Date.

“Available Commitment” means, at any time of determination, the lesser of: (a) the Maximum Commitment then in effect and (b) the Borrowing Base, minus, in either case, the FX Reserve Amount; provided that, the Available Commitment shall always be calculated in Dollars.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark or Canadian Benchmark, as applicable, any tenor for such Benchmark or Canadian Benchmark (or component thereof) payment period for interest calculated with reference to such Benchmark or Canadian Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Credit Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark or Canadian Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.4(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended from time to time and any successor statute or statutes, or a non-bank subsidiary of such bank holding company.

“Bank of England Rate” means, for any GBP Loan, the sum of the “Bank Rate” of the Bank of England (or any successor), as published by the Bank of England (or any successor) from time to time, plus the Bank of England Rate Adjustment; provided that, if the Bank of England Rate would otherwise be less than the Floor, the Bank of England Rate shall be deemed to be the Floor.

“Bank of England Rate Adjustment” means, for any GBP Business Day, the 20% trimmed arithmetic mean (calculated by the Administrative Agent) of the Bank of England Rate Spreads for the five (5) immediately preceding GBP Business Days for which SONIA was available, excluding the days with the highest (and if there is more than one highest spread, only one of those highest spreads) and the lowest spreads (or if there is more than one lowest spread, only one of those lowest spreads) to the Bank of England Rate.

“Bank of England Rate Spread” means, for any GBP Business Day, the difference (expressed as a percentage rate per annum) calculated by the Administrative Agent between:

(a) SONIA for such GBP Business Day, and

(b) the Bank of England Rate prevailing at the close of business on such GBP Business Day.

“BDC Asset Coverage Ratio” means the “asset coverage” ratio for the Initial Borrower, as determined in accordance with Section 18 of the Investment Company Act.

“Benchmark” means:

(a) for any Loan denominated in Dollars, Term SOFR; provided that, if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to Term SOFR, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior Benchmark rate pursuant to Section 4.4(a); and

(b) (i) for any Loan denominated in CADs, the Canadian Benchmark, (ii) for any Loan denominated in Euros, the EURIBOR Rate and (iii) for any Loan denominated in GBPs, Daily Simple SONIA; provided that, if a replacement of the Benchmark for Loans denominated in such Alternative Currency has occurred pursuant to Section 4.4(b) then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate.

Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means:

(a) for purposes of Section 4.4 with respect to Dollars, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) Daily Simple SOFR; or

(2) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment; and

(b) for purposes of Section 4.4(b), with respect to any Alternative Currency other than CAD, GBP or Euro, the Benchmark Replacement determined in accordance with the preceding clause (a)(2);

provided that, if the Benchmark Replacement as determined pursuant to the above would be less than zero, the Benchmark Replacement will be deemed to be zero for purposes of this Credit Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Reference Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions (including Section 4.5 hereof), and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrowers, decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides, in consultation with the Borrowers, that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrowers, decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative (and (x) such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3), and (y) a Benchmark Replacement Date shall exist even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date).

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of the definition thereof has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 4.4 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 4.4.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Best’s Financial Strength Rating” means a “Best’s Financial Strength Rating” by A.M. Best Company.

“Blocker” means any Person in which 100% of the direct or indirect ownership interest is held by a Feeder and which holds a direct ownership interest in a Borrower and/or a Parallel Investment Vehicle.

“Blocker Acknowledgment and Confirmation” means a Blocker Acknowledgment and Confirmation substantially in the form of Exhibit T-2 hereto.

“Borrower” and “Borrowers” have the meanings provided in the first paragraph hereof.

“Borrower Party” has the meaning provided in Section 11.1(a).

“Borrowing” means a disbursement made by the Lenders of any of the proceeds of the Loans, and “Borrowings” means the plural thereof.

“Borrowing Base” means, at any time of determination, the sum of (i) ninety percent (90%) of the aggregate Unfunded Capital Commitments of the Included Investors, (ii) ninety percent (90%) of the aggregate Unfunded Capital Commitments of the Specified Investors, (iii) eighty percent (80%) of the aggregate Unfunded Capital Commitments of the Hurdle Investors, and (iv) sixty-five percent (65%) of the aggregate Unfunded Capital Commitments of the Designated Investors, in each case as such Unfunded Capital Commitments are first reduced by all applicable Concentration Limits. For the avoidance of doubt, the Unfunded Capital Commitments of an Excluded Investor shall be excluded from the Borrowing Base at all times.

“Borrowing Base Certificate” means the certification and spreadsheet setting forth the calculation of the Available Commitment, substantially in the form of Exhibit A hereto.

“Borrowing Base Deficiency” is defined in Section 3.5(b)(i) hereof.

“Borrowing Base Investors” means, collectively, the Included Investors, Designated Investors, Hurdle Investors (if the Hurdle Conditions are satisfied) and the Specified Investors.

“Business Day” means (a) except to the extent provided in clause (b) below, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City and any city in which its Lending Office is located; provided that, (i) with respect to any SONIA and GBP Loan related provisions and any provisions herein relating to the transfer, calculation or conversion of amounts denominated in GBP, “Business Day” shall be a GBP Business Day, (ii) with respect to any EURIBOR Rate related provisions and any provisions herein relating to the transfer, calculation or conversion of amounts denominated in Euro, “Business Day” shall be a

TARGET Day and (iii) with respect to any provisions related to the Canadian Benchmark and any provisions herein relating to the transfer, calculation or conversion of amounts denominated in CAD, “Business Day” shall be a CAD Business Day; and (b) in relation to Term SOFR Loans and any interest rate setting, funding, disbursement, settlement or payment of any Term SOFR Loan, any day that is a U.S. Government Securities Business Day.

“By-laws” means those certain By-Laws of the Initial Borrower, adopted on or as of September 12, 2024, as the same may be amended, restated or modified from time to time in accordance with the terms of this Credit Agreement.

“CAD” and “C$” mean the lawful currency of Canada.

“CAD Business Day” means a day except (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, Toronto, Ontario.

“Canadian Benchmark” means, initially, the sum of (i) Term CORRA and (ii) the CORRA Adjustment; provided that, if a replacement of the Canadian Benchmark has occurred pursuant to Section 4.4(i) of this Credit Agreement, then “Canadian Benchmark” means the applicable Canadian Benchmark Replacement to the extent that such Canadian Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Canadian Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Canadian Benchmark Replacement” means, for any Available Tenor, the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero (0)), that has been selected by the Administrative Agent and the Borrowers as the replacement for such Available Tenor of such Canadian Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Canadian Relevant Governmental Body, for CAD-denominated syndicated credit facilities at such time; provided that, if the Canadian Benchmark Replacement would be less than zero (0), the Canadian Benchmark Replacement will be deemed to be zero (0) for the purposes of this Credit Agreement and the other Loan Documents.

“Canadian Benchmark Replacement Conforming Changes” means, with respect to any Canadian Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Reference Rate,” the definition of “Business Day,” the definition of “CAD Business Day,” timing and frequency of determining rates and making payments of interest, timing of loan requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrowers, may be appropriate to reflect the adoption and implementation of such Canadian Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Canadian Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Canadian Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or any province of Canada are authorized or required by law to remain closed.

“Canadian Relevant Governmental Body” means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“Capital Call Pack” has the meaning assigned to that term in Section 8.24.

“Capital Commitment” means (a) with respect to the Initial Borrower, the total amount of capital that any Investor has committed to contribute to the Initial Borrower pursuant to the applicable Governing Agreements and/or Subscription Agreements, and (b) with respect to any other Fund, the total amount of capital that any Investor has committed to contribute to such Fund pursuant to the applicable Governing Agreement.

“Capital Contribution” means the amount of cash actually contributed by an Investor to the applicable Fund with respect to its Uncalled Capital Commitment in response to any Drawdown Notice as of the time such determination is made, less amounts refunded to such Investor in accordance with the applicable Fund’s applicable Governing Agreement and/or Subscription Agreement.

“Capital Lease” means any lease of any property by any Person or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a consolidated balance sheet of such Person and its Subsidiaries; provided that, all leases of such Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the Accounts Standards Update (“ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of the Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Loan Documents.

“Capital Return Certification” means a certificate substantially in the form of Exhibit Q hereto appending an updated Borrowing Base Certificate which includes, in the spreadsheet calculating the Available Commitment, an additional column depicting the Returned Capital distributed to each Investor, along with a certification by a Responsible Officer of the applicable Fund that such amounts have been returned to the Investors and are recallable as Capital Contributions pursuant to a Drawdown Notice under the applicable Fund’s Governing Agreement.

“Capital Return Notice” means the written notice delivered to an Investor by or on behalf of any Fund for the purpose of making a return of capital pursuant to the applicable Fund’s Governing Agreement, which notice shall be substantially in the form reasonably acceptable to the Administrative Agent approved by the Administrative Agent upon ten (10) Business Days prior notice from the Initial Borrower.

“Cash Collateral Account” means each deposit account held at SG (or an Account Bank if such Account Bank is also a Lender) for the purposes of holding Cash Collateral that is subject to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer.

“Cash Collateralize” means to deposit in a Cash Collateral Account or to pledge (or otherwise secure) and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuer or the Lenders, as collateral for the Letter of Credit Liability or obligations of the Lenders to fund participations in respect of the Letter of Credit Liability, cash or deposit account balances, or, if the Administrative Agent and the Letter of Credit Issuer shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer. “Cash Collateral” and “Cash Collateralized” shall have meanings correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Control Event” shall occur if, on any date of determination, (a) an Event of Default has occurred and is continuing; (b) a Potential Default under Section 10.1(a), Section 10.1(h) or Section 10.1(i) has occurred and is continuing; or (c) a mandatory prepayment has been triggered pursuant to Section 3.5(b) which has not been paid by the Required Payment Time; provided that, for the avoidance of doubt, any Inadvertent Prepayment Trigger shall not constitute a Cash Control Event.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued; provided, further, that such occurrence shall only constitute a Change in Law if it is the Lenders’ general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements for similar borrowers to the extent they are entitled to do so.

“Change of Control” means any Person (other than AGL Credit Management LLC as of the Closing Date) becomes or obtains rights to become the beneficial owner(s), directly or indirectly, of greater than 50% of the total voting power of all classes of equity interests of the Management Company or the Administrator.

“Closing Date” means October 18, 2024.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited, as administrator of the forward-looking term Secured Overnight Financing Rate (or any successor administrator thereof).

“Collateral” means all of the collateral security for the Obligations pledged or granted pursuant to the Collateral Documents.

“Collateral Account” means, for each Fund, the account listed on Schedule I hereto with respect to such Fund, (as such schedule may be supplemented, modified, amended or restated from time to time) which account shall be solely used for receipt of proceeds from Drawdowns.

“Collateral Account Pledge” means (i) a pledge of a Collateral Account, substantially in the form of Exhibit D-1 hereto made by a Borrower (other than a Qualified Borrower) in favor of the Administrative Agent, , as the same may be amended, supplemented or modified from time to time or (ii) a pledge of a Collateral Account, substantially in the form of Exhibit D-2 hereto made by a Feeder in favor of another Fund, as the same may be amended, supplemented or modified from time to time.

“Collateral Agent” has the meaning provided in the applicable Collateral Documents.

“Collateral Documents” has the meaning provided in Section 5.1.

“Commitment” means, for each Lender, the amount set forth on Schedule II hereto or on its respective Assignment and Assumption or Lender Joinder Agreement, as the same may be increased from time to time by the Borrowers and Lenders pursuant to Section 2.15 or reduced from time to time by the Borrowers pursuant to Section 3.6 or by further assignment by such Lender pursuant to Section 12.11(b).

“Commitment Period” means for any Investor in the Initial Borrower, its “Commitment Period” as such term is defined in the Initial Borrower’s applicable Governing Agreement and/or Subscription Agreement.

“Commitment Reduction Date” has the meaning assigned to such term in the applicable Governing Agreement and/or Subscription Agreement of the Initial Borrower.

“Competitor” means any private or registered investment fund, business development company or vehicle whose investment program is focused on regularly originating, purchasing or trading middle market or broadly syndicated leverage loans or whose primary business is the management of credit funds or vehicles (excluding any commercial or investment bank or any such entity’s Affiliates) ; provided that, any such investment vehicle sponsored by a commercial or investment bank shall be deemed a Competitor.

“Compliance Certificate” has the meaning provided in Section 8.1(b).

“Concentration Limit” means the limits on the aggregate amount of an Unfunded Capital Commitment set forth below, calculated for each Investor classification (or for an individual Investor as specified below) as a percentage of the aggregate Unfunded Capital Commitments of all Borrowing Base Investors:

Investor Classification	Individual Concentration Limit	Aggregate Concentration Limit
Rated Included Investors	10-20%	n.a.
Non-Rated Included Investors	10-15%	n.a.
Designated Investors	7.5%	35%
Hurdle Investors	15%	n.a.
Specified Investors	100%	n.a.

; provided that, for purposes of calculating the above Concentration Limits for any Investor, each Investor and its investing Affiliates shall be treated as a single Investor. The Required Lenders may approve higher individual limits for Included Investors on a case-by-case basis in their sole discretion.

The Rating for each Investor will be the lower of any Rating of such Investor. If such Investor has only one Rating, that Rating shall apply. For any Investor that is an unrated subsidiary of a rated parent, acceptable Credit Link Documents from the rated parent entity will be required in order to apply the Concentration Limit based on the Ratings of the parent.

“Confidential Information” means, at any time, all data, reports, interpretations, forecasts and records containing or otherwise reflecting information and concerning the Credit Parties or any Investor or any of their Affiliates which is not available to the general public, together with analyses, compilations, studies or other documents, which contain or otherwise reflect such information made available by or on behalf of the Credit Parties or any Investor pursuant to this Credit Agreement orally or in writing to the Administrative Agent or any Lender or, in the case of each of the foregoing, any of their respective attorneys, certified public accountants, representatives or agents, but shall not include any data or information that: (a) was or became generally available to the public at or prior to such time (unless divulged by the Administrative Agent or any Lender or any of their respective Affiliates’ attorneys, certified public accountants, representatives or agents in contravention of this Credit Agreement); or (b) was or became available to the Administrative Agent or a Lender or to the Administrative Agent’s or Lender’s respective attorneys, certified public accountants or agents on a non-confidential basis from any source other than the Credit Parties, any Investor or their respective Affiliates, other than as a result of a known prohibited disclosure by such other source.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, for any Person, its constituent or organizational documents, including: (i) in the case of any limited partnership, exempted limited partnership, joint venture, trust or other form of business entity, the limited partnership agreement, exempted limited partnership agreement, joint venture agreement, articles of association, by-laws, declaration of trust (if applicable) or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or registration with the secretary of state or other department in the state or jurisdiction of its formation or registration; (ii) in the case of any limited liability company, the articles of formation, limited liability company agreement and/or operating agreement for such Person; (iii) in the case of a corporation or an exempted company, the certificate or articles of incorporation or association and the bylaws or memorandum and articles of association for such Person; and (iv) in the case of any statutory trust, the certificate of statutory trust, the declaration of trust or by-laws for such Person; in each such case, as it may be restated, modified, amended or supplemented from time to time. For the avoidance of doubt, with respect to the Initial Borrower and each other Credit Party, its “Constituent Documents” shall include its Governing Agreements.

“Control” and the correlative meanings of the terms “Controlled By” and “Under Common Control With” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Investor Interests, or of the ability to exercise voting power by contract or otherwise.

“Control Agreement” means, with respect to each Collateral Account, each account control agreement among a Fund, the Administrative Agent or the Collateral Agent, as applicable, and the Account Bank, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Credit Agreement.

“Controlled Group” means: (a) the controlled group of corporations as defined in Section 414(b) of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code), in each case of which the applicable Fund is a member.

“Conversion Notice” has the meaning provided in Section 2.3(f).

“Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 2.3(f) or Section 4 of one Type of Loan into another Type of Loan.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Adjustment” means, with respect to CORRA, (i) in the case of one (1)-month Interest Period, 0.29547% (29.547 basis points) per annum and (ii) in the case of three (3)-month Interest Period, 0.32138% (32.138 basis points) per annum.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Cost of Funds” means, with respect to a Loan in an Alternative Currency, the actual cost to a Lender of funding or maintaining such Loan in the applicable currency from whatever source it may reasonably select for the relevant Interest Period.

“Cost of Funds Rate” means a rate per annum notified by the applicable Lender as soon as practicable after the occurrence of the events specified in Section 4.3 hereof which expresses as a percentage rate the actual Cost of Funds to such Lender.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning provided in Section 12.23.

“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1.1 forms a part, as amended, restated, supplemented or otherwise modified from time to time.

“Credit Facility” means the credit and letter of credit facility provided to the Borrowers by the Lenders and the Letter of Credit Issuers under the terms and conditions of this Credit Agreement and the other Loan Documents.

“Credit Link Documents” means such financial information and documents as may be requested by the Administrative Agent in its sole discretion, to reflect and connect the relevant or appropriate credit link or credit support of a Sponsor, Credit Provider or Responsible Party, as applicable, to the obligations of the applicable Investor to make Capital Contributions, which may include a written guaranty or such other acceptable instrument determined by the Administrative Agent, in its sole discretion, as to whether the applicable Investor satisfies the Applicable Requirement based on the Rating or other credit standard of its Sponsor, Credit Provider or Responsible Party, as applicable; provided that, for the avoidance of doubt, all references to Credit Link Documents used herein shall be applicable only to the extent that the Rating of such Sponsor, Credit Provider or Responsible Party is requested by the Credit Parties to be used for purposes of determining the applicable Investor’s applicable classification for purposes of applying the applicable advance rate and the applicable Concentration Limits.

“Credit Party” means a Borrower and a General Partner. “Credit Parties” means the Borrowers, the Feeders, the Blockers and the General Partners, collectively.

“Credit Provider” means a Person providing a Credit Link Document, in form and substance acceptable to the Administrative Agent in its sole discretion, of the obligations of a Borrowing Base Investor to make Capital Contributions.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day “SOFR Determination Date”) that is three (3) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers.

“Daily Simple SOFR Borrowing” means, as to any Borrowing, the Daily Simple SOFR Loans comprising such Borrowing.

“Daily Simple SOFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR.

“Daily Simple SONIA” means, for any day (a “SONIA Rate Day”), an interest rate per annum equal to the greater of: (a) SONIA for the day that is five (5) GBP Business Days prior to (i) if such SONIA Rate Day is a GBP Business Day, such SONIA Rate Day, and (ii) if such SONIA Rate Day is not a GBP Business Day, the GBP Business Day immediately preceding such SONIA Rate Day; and (b) zero (0). Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrowers.

“Daily Simple SONIA Loan” means any Loan that bears interest at a rate based on Daily Simple SONIA.

“Debt Limitations” means the limitations set forth in Section 9.11.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions, as are in effect from time to time during the terms of the Loans or while the Letter of Credit is in effect or any Obligation is outstanding or the Letter of Credit Issuer has any commitment to extend credit hereunder.

“Default Rate” means, on any day, the lesser of: (a) the Reference Rate in effect on such day plus two percent (2%) and (b) the Maximum Rate.

“Default Rights” has the meaning assigned to such term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Investor” means (i) with respect to the Initial Borrower, the meaning given to the term “Defaulting Shareholder” in the applicable Governing Agreement and/or Subscription Agreement and (ii) with respect to each Fund joining the Credit Facility after the Closing Date, the equivalent term in such Fund’s applicable Governing Agreement.

“Defaulting Lender” means, subject to Section 12.12(b) and Section 4.9(b), any Lender that (a) has failed to (i) fund all or any portion of the Loans or participations in the Letter of Credit Liability required to be funded by it hereunder within two (2) Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified any Credit Party, the Administrative Agent or the Letter of Credit Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Credit Parties, to confirm in writing to the Administrative Agent and the Credit Parties that it will comply with its prospective funding obligations hereunder (provided that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Credit Parties), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 12.12(b) and Section 4.9(b)) upon delivery of written notice of such determination to the Credit Parties, the Letter of Credit Issuer and each other Lender.

“Designated Investor” means an Investor (a) that has been approved in writing as a Designated Investor by the Administrative Agent and the Lenders, in their reasonable discretion, and (b) in respect of which there has been delivered to the Administrative Agent:

(i) a true and correct copy of the Subscription Agreement executed and delivered by or on behalf of such Investor which shall be reasonably to the Administrative Agent, together with the applicable Credit Party’s countersignature, accepting such Subscription Agreement;

(ii) any Governing Agreements of the applicable Credit Party, executed and delivered by such Investor;

(iii) if requested by the Administrative Agent (in its reasonable discretion), an Investor Letter;

(iv) a true and correct copy of any Side Letter duly executed and delivered by such Investor, which shall be acceptable to the Administrative Agent in its reasonable discretion;

(v) if applicable, the Credit Link Documents of such Investor’s Sponsor, Credit Provider or Responsible Party, as applicable, executed and delivered by such Person; and

(vi) if such Investor’s Subscription Agreement or any Constituent Document of the applicable Credit Party executed by such Investor was signed by the applicable Credit Party, or any Affiliate of any thereof, as an attorney-in-fact on behalf of such Investor, the Administrative Agent shall have received authority documentation reasonably satisfactory to the Administrative Agent;

provided that, (1) any Designated Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be a Designated Investor until such time as all Exclusion Events in respect of such Investor shall have been cured and such Investor shall have been restored as a Designated Investor in the reasonable discretion of the Administrative Agent and all of the Lenders; and (2) each restoration under clause (1) of this proviso shall be subject to the satisfaction of such initial or ongoing conditions that are related to the cure of such Exclusion Event as may reasonably be specified by the Administrative Agent and all of the Lenders. The Designated Investors as of the Closing Date are those specified as being Designated Investors on Exhibit A hereto, as in effect on the Closing Date, and Designated Investors approved by the Administrative Agent and all of the Lenders subsequent to the Closing Date will be evidenced by an updated Exhibit A provided by the Administrative Agent to the Borrowers promptly upon such designation. For the avoidance of doubt, unless otherwise agreed by all of the Lenders in their sole discretion, no HNW Investor shall be a Designated Investor.

“Distribution” has the meaning provided in Section 9.17.

“Dollar Equivalent” means, at any time: (a) with respect to any amount denominated in Dollars, such amount; and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as reasonably determined by the Administrative Agent at such time on the basis of the Spot Rate as of the most recent Revaluation Date for the purchase of Dollars with such Alternative Currency.

“Dollars” and the sign “$” mean the lawful currency of the United States of America.

“Drawdown” means a call upon any or all of the Investors for payment of all or any portion of the Uncalled Capital Commitments pursuant to and in accordance with, as applicable, the Governing Agreements of the Funds and the Subscription Agreements (and Side Letters, if applicable) of the Investors pursuant to any Drawdown Notice. “Drawdowns” means, where the context may require, all Drawdowns, collectively.

“Drawdown Notice” means (a) with respect to the Initial Borrower, the meaning given to that term in the applicable Governing Agreement and/or Subscription Agreement of the Initial Borrower and (b) with respect to any other Fund, such equivalent term in any other Fund’s Governing Agreement.

“ECB Rate” means the sum of the following:

(a) one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (x) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (y) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (z) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, plus

(b) the ECB Rate Adjustment;

provided that, if the ECB Rate would otherwise be less than the Floor, the ECB Rate shall be deemed to be the Floor.

“ECB Rate Adjustment” means, for any day, a rate equal to the difference (which may be a positive or negative value or zero) of the following:

(i) the average of the EURIBOR Rate for the five (5) most recent Business Days preceding such day for which EURIBOR was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate applicable during such period of five (5) Business Days), minus

(ii) the ECB Rate in effect on the last Business Day in such period.

For purposes of this definition, (x) the term ECB Rate shall be determined disregarding clause (b) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on EURIBOR on such day at approximately the time referred to in the definition of such term for deposits in Euros for a maturity of one month (or, in the event EURIBOR for deposits in Euros is not available for such maturity of one month, shall be based on the EURIBOR Interpolated Rate as of such time); provided that, if such rate shall be less than the Floor, such rate shall be deemed to be the Floor.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.11(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.11(b)(iii)).

“Eligible Institution” means (a) the Account Bank, (b) any depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $600,000,000, the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by Applicable Law and which is subject to supervision and examination by federal or state banking authorities; provided that, such institution also must have a short-term unsecured debt rating of at least P-1 from Moody’s and at least A-1 from S&P. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published, or (c) SG.

“EMU Legislation” means the legislative measures of the European council for the introduction of, changeover to or operation of a single or unified European currency.

“Endowment Fund Investor” means an Investor that is a wholly owned, tax exempt, public charity subsidiary of a Sponsor, the assets of which Investor are not wholly disbursable for such Sponsor’s purposes on a current basis under the specific terms of all applicable gift instruments, formed for the sole purpose of accepting charitable donations on behalf of such Sponsor and investing the proceeds thereof.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment from Hazardous Materials.

“Environmental Laws” means any and all applicable federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health (from exposure to Hazardous Materials) or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Environmental Liability” means any written claim, demand, liability (including strict liability) obligation, accusation or cause of action, or any order, violation, loss, damage (including, without limitation, to any Person, property or natural resources and including consequential damages), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, cleanup, restoration or any other cost or expense whatsoever (including reasonable fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories) and disbursements in connection with any Environmental Claims, violation or alleged violation of any Environmental Law, the imposition of any Environmental Lien or the failure to comply in all material respects with any Environmental Requirement.

“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.

“Environmental Requirement” means any Environmental Law, enforceable agreement, or enforceable restriction, as the same now exists or may be changed, amended, or come into effect in the future during the term of this Credit Agreement, which pertains to human health and safety (to the extent related to exposure to Hazardous Materials), or the environment, including, but not limited to ground, air, water, or noise pollution, or underground or aboveground tanks.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“ERISA Investor” means an Investor that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA; (b) any “plan” defined in and subject to Section 4975 of the Internal Revenue Code; or (c) any entity or account whose assets include or are deemed to include the Plan Assets of one or more such employee benefit plans or plans pursuant to the Plan Asset Regulations or any other relevant legal authority.

“Erroneous Payment” has the meaning provided in Section 11.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 11.12(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 11.12(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 11.12(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 11.12(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” has the meaning provided in the definition of “Eurocurrency Term Rate”.

“EURIBOR Interpolated Rate” means, at any time, with respect to any Borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as EURIBOR) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) EURIBOR for the longest period (for which EURIBOR is available for Euros) that is shorter than the Impacted EURIBOR Rate Interest Period; and (b) EURIBOR for the shortest period (for which EURIBOR is available for Euros) that exceeds the Impacted EURIBOR Rate Interest Period, in each case, at such time.

“EURIBOR Rate” means, with respect to any Interest Period, the greater of (a) 0.0% and (b) the rate per annum shown by the Reuters Screen (or any applicable successor page) that displays an average European Money Markets Institute Settlement Rate for deposits in Euros for a period equal to such Interest Period as of 11:00 a.m., Brussels time, two (2) Business Days prior to the first day of such Interest Period; provided that, in the event no such rate is shown, the EURIBOR Rate shall be the rate per annum based on the rates at which Euro deposits for a period equal to such Interest Period are displayed on page “EURIBOR” of the Reuters Screen (or any applicable successor page) for the purpose of displaying Euro interbank offered rates of major banks as of 11:00 a.m., Brussels time, two (2) Business Days prior to the first day of such Interest Period (it being understood that if at least two (2) such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided, further, that in the event fewer than two such rates are displayed, or if no such rate is relevant, the EURIBOR Rate shall be a rate per annum at which deposits in Euros are offered by the principal office of the Administrative Agent in Brussels, Belgium to prime banks in the euro interbank market at 11:00 a.m. (Brussels time) two (2) Business Days before the first day of such Interest Period for delivery on such first day and for a period equal to such Interest Period.

“EURIBOR Unavailability Period” means the period (if any) (a) beginning on the date specified in notice given by the Administrative Agent to the Borrowers and the Lenders stating that a Benchmark Transition Event has occurred with respect to EURIBOR, and (b) ending on the date that EURIBOR has been replaced with another benchmark rate pursuant to Section 4.4(g).

“Eurocurrency Term Rate” means, for any Interest Period, with respect to any Loan:

(a) denominated in Euros, an interest rate per annum (expressed as a decimal and rounded upwards, if necessary, to the nearest one hundredth of a percentage point) equal to the Euro Interbank Offered Rate administered by the European Money Markets Institute (or any other person which takes over the administration of such rate), as published by Reuters (or such other commercially available source providing quotations of such rate as may be reasonably designated by the Administrative Agent from time to time) (“EURIBOR”) as of 11:00 a.m., London time, two (2) Business Days prior to the commencement of the applicable Interest Period, for deposits in Euros (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period and, if any such rate is less than the Floor, EURIBOR will be deemed to be the Floor; and

(b) denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum, and an interest rate floor, if requested, as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders plus the adjustment (if any) determined by the Administrative Agent and the Lenders in their sole discretion.

“Eurocurrency Term Rate Loan” means a Loan that bears interest at a rate based on the definition of “Eurocurrency Term Rate”. All Eurocurrency Term Rate Loans shall be denominated in an Alternative Currency.

“Euro” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning provided in Section 10.1.

“Exchange Listing” has the meaning assigned to such term in the applicable Governing Agreement and/or Subscription Agreement of the Initial Borrower (or such equivalent term in any other Fund’s applicable Governing Agreement).

“Exchange Listing Event” means (i) any public filing made with a Governmental Authority by the Initial Borrower for the purposes of pursuing an Exchange Listing or (ii) any written notice issued to the Investors intimating the Initial Borrower’s desire to pursue an Exchange Listing.

“Excluded Investor” means any Investor that is not a Borrowing Base Investor, including any Investor that is subject to an Exclusion Event that has not been cured in accordance with the provisions hereof.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 4.9(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exclusion Event” means, with respect to any Borrowing Base Investor (or, if applicable, the Sponsor, Responsible Party, or Credit Provider of such Borrowing Base Investor), any of the following events shall occur (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) such Investor shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, liquidator or other similar official of itself or of all or a substantial part of its assets; (ii) file a voluntary petition as debtor in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (vi) take personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(b) (i) an involuntary case or other proceeding shall be commenced against it, seeking liquidation, reorganization or other relief with respect to it or its debts under any Debtor Relief Law or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days, or (ii) an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s reorganization or appointing a receiver, custodian, trustee, intervenor, or liquidator of such Person or of all or substantially all of its assets, or an order for relief shall be entered in respect of such Investor in a proceeding under the United States Bankruptcy Code;

(c) to each Credit Party’s knowledge, any final, non-appealable judgment for the payment of money which in the aggregate exceeds fifteen percent (15%) of the net worth of such Investor (measured as of the date of its initial designation as a Borrowing Base Investor) shall be rendered against such Investor, and (i) any such judgment or decree shall not be discharged, paid, bonded, vacated or covered by insurance within sixty (60) days of issuance or (ii) enforcement proceedings shall be commenced by any creditor on any such judgment or decree and such judgment or decree shall not otherwise be stayed or covered by insurance in an amount that would cause any uninsured potential liability not to exceed fifteen percent (15%) of the net worth of such Investor;

(d) other than in connection with an Investment Exclusion Event, such Investor or any related Credit Provider, as applicable, shall (i) repudiate, challenge, or declare unenforceable its obligation under its Subscription Agreement, its Side Letter, its Investor Letter or the applicable Governing Agreement, to make contributions pursuant to a Drawdown or such obligation shall be or become unenforceable, and any such breach is not cured within ten (10) Business Days, (ii) otherwise disaffirm any material provision of its Subscription Agreement, its Side Letter, its Investor Letter (if applicable), the Constituent Documents of the applicable Fund, as applicable or any Credit Link Document (and such disaffirmation is not rescinded within ten (10) Business Days), or (iii) give any written notice of its intent to not fund future Capital Contributions pursuant to a Drawdown or comply with the material provisions of its Subscription Agreement, its Investor Letter (if applicable), the Constituent Documents of the applicable Fund, as applicable, or any Credit Link Document;

(e) other than in connection with any Investment Exclusion Event, such Investor shall fail to make a Capital Contribution when initially due pursuant to a Drawdown, without regard to any applicable notice or cure period under the applicable Governing Agreement, its Subscription Agreement or Side Letter, and such delinquency is not cured within ten (10) Business Days (without regard to any other notice or cure period);

(f) such Investor shall become a Defaulting Investor under the Governing Agreement and/or Subscription Agreement of any Fund;

(g) any material representation, warranty, certification or statement made by such Investor under its Subscription Agreement (or related Side Letter), the applicable Governing Agreement, its Investor Letter (if applicable) or Credit Link Document shall prove to be untrue, inaccurate or misleading in any material respect, as of the date on which such representation or warranty is made and, to the extent such circumstance can be cured, such circumstance remains uncured for ten (10) Business Days from the time of notice or knowledge being obtained of such circumstance;

(h) a default shall occur in the performance by it of any of the material covenants or agreements contained in its Subscription Agreement (or related Side Letter), the Constituent Documents of the applicable Fund, or any covenants or agreements contained in any Credit Link Document (except as otherwise specifically addressed in this definition) and such default is not cured within ten (10) Business Days;

(i) in the case of an Investor that is a Rated Included Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable) it shall fail to maintain the Applicable Requirement for such Investor required in the definition of “Applicable Requirement”;

(j) in the case of an Investor that is a Non-Rated Included Investor or a Designated Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable), the occurrence of any circumstance or event which could reasonably be expected to materially impair, impede, or jeopardize the obligation and/or the ability of such Investor to fulfill its material obligations under its Subscription Agreement, the Constituent Documents of a Fund, as applicable, or any Credit Link Document;

(k) to the knowledge of a Credit Party, in the case of an Investor that is Non-Rated Included Investor, it shall fail to maintain a net worth (determined in accordance with GAAP), measured as of the end of the time period covered in such Person’s most recent financial report, of at least seventy five percent (75%) of the net worth of such Investor, measured as of the date of its initial designation as a Non-Rated Included Investor; provided that, the Administrative Agent and Lenders will conduct a reasonable review of any such Investor that is excluded solely pursuant to this exclusion event and will make a determination in their sole discretion as to whether such Investor may remain in the Borrowing Base as a Designated Investor or as otherwise designated by the Administrative Agent and the Lenders;

(l) such Investor shall given written notice of its intent to withdraw, retire or resign from any Fund or its Investor Interest is redeemed, forfeited or otherwise repurchased by the applicable Fund;

(m) such Investor shall Transfer its (direct or indirect) interest in the applicable Fund and be released from its obligations under its Subscription Agreement to make Capital Contributions pursuant to a Drawdown with respect to such transferred interest; provided that, if such Investor shall Transfer less than all of its Investor Interest in such Fund only the transferred portion shall be excluded from the Borrowing Base; provided, further, that with respect to any Specified Investor, any Transfer to an Affiliate pursuant to the terms of its Investor Letter shall not constitute an Exclusion Event until the date falling ten (10) Business Days after the date on which all documentation required for any such Affiliate to be designated as a Specified Investor is provided to the Administrative Agent;

(n) any Credit Party suspends, cancels, reduces, excuses, terminates or abates the Unfunded Capital Commitment or any amounts due with respect to a Drawdown for such Investor; provided, however, that to the extent such suspension, cancellation, reduction, excuse, termination or abatement relates solely to a portion of such Investor’s Unfunded Capital Commitment, only such suspended, cancelled, reduced, terminated or abated portion shall be excluded from the Borrowing Base;

(o) the Unfunded Capital Commitment of such Investor ceases to be Collateral subject to a first priority perfected Lien (subject to Permitted Liens) in favor of the Administrative Agent, other than through the actions of the Administrative Agent or the Lenders;

(p) in connection with any Borrowing or the issuance of any Letter of Credit, any Credit Party has knowledge that such Investor has the ability to be excused or excluded from funding a Drawdown with respect to the Investment being acquired or otherwise funded with the proceeds of the related Borrowing or Letter of Credit; provided that, only the portion of such Investor’s Uncalled Capital Commitment which would otherwise be contributed to fund such Investment or repay the related Borrowing or Letter of Credit shall be excluded from the Borrowing Base;

(q) such Investor becomes a Sanctioned Person, or, to any Responsible Officer’s or Administrative Agent’s knowledge, such Investor’s funds to be used in connection with funding Drawdowns are derived from illegal or sanctionable activities;

(r) if such Investor is an Endowment Fund Investor, a breach or written repudiation by its Sponsor of its keepwell agreement with such Investor;

(s) such Investor pledges or otherwise grants a security interest or otherwise creates a Lien on such Investor’s right, title and interest in the applicable Fund without the prior written consent of the Administrative Agent in its sole discretion; provided that, if such Investor shall encumber less than all of interest in such Fund, only the encumbered portion shall be subject to exclusion; provided, further, that this Exclusion Event shall not apply solely by virtue of such Investor’s encumbering its right, title and interest to receive distributions from such Fund (provided, however, that if a lien holder exercises any remedies with respect to such right, title and interest, then this Exclusion Event shall apply upon commencement of such remedies);

(t) in the case of an Investor that is Non-Rated Included Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable), the failure to observe or maintain any terms or conditions required by the Administrative Agent or the Lenders, as applicable, in writing in connection with such Investor’s initially becoming a Non-Rated Included Investor;

(u) if such Investor is an ERISA Investor, any failure by its Sponsor to pay any material contractual or statutory obligations or make any other material payment required by ERISA or the Internal Revenue Code with respect to such ERISA Investor;

(v) [reserved];

(w) in the case of a Non-Rated Included Investor or such Investor’s Credit Provider, as applicable, which does not have publicly available financial information, the Administrative Agent is unable (after giving the Funds twenty (20) Business Days request thereof) to obtain annual updated financial information for such Investor or such Investor’s Credit Provider, as applicable, within one hundred twenty (120) days following the end of the applicable fiscal year of such Investor;

(x) such Investor enters into a new Side Letter or amends its existing Side Letter (including any amendment or election via a ‘most favored nations’ clause) in a manner that is materially adverse to any Secured Party as determined by the Administrative Agent in its reasonable discretion;

(y) any Credit Link Documents or Investor Letter shall cease to be in full force and effect; and

(z) any Initial Specified Investor Shareholder Agreement is terminated or otherwise becomes ineffective unless the Subscription Agreement of an Initial Specified Investor has been amended to remove the conditions precedent to each Drawdown set forth in the relevant section of such Initial Specified Investor’s Subscription Agreement.

“Exempt Fees” has the meaning assigned to such term in Section 5.4.

“Extension Fee” means the fee payable with respect to any extension of the Stated Maturity Date in accordance with Section 2.16, as set forth in the applicable Fee Letter.

“Extension Request” means a written request by the Borrowers substantially in the form of Exhibit N hereto.

“Facility Increase” has the meaning provided in Section 2.15(a).

“Facility Increase Fee” means the fee payable with respect to any Facility Increase in accordance with Section 2.15, as set forth in the Fee Letter.

“Facility Increase Request” means the notice substantially in the form of Exhibit N hereto.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Internal Revenue Code, or any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Internal Revenue Code or analogous provisions of non-U.S. law.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that, if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereof).

“Fee Letter” means (i) that certain Fee Letter, dated the Closing Date, among the Initial Borrower and SG, and (ii) each other fee letter entered into by the Borrowers and certain Lenders from time to time, as each may be amended, supplemented or otherwise modified from time to time.

“Feeders” means, collectively, any other entity that becomes an Investor (directly or indirectly) in a Borrower or other Fund and is designated a “Feeder” under this Credit Agreement.

“Feeder Acknowledgment and Confirmation” means a Feeder Acknowledgment and Confirmation substantially in the form of Exhibit T-1 hereto.

“Filings” means (a) UCC financing statements, UCC financing statement amendments and UCC financing statement terminations; and (b) the substantial equivalent as reasonably determined to be necessary by the Administrative Agent in any other jurisdiction in which any Credit Party may be formed.

“Floor” means 0.00%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Form 10” means the Form 10A filed by the Initial Borrower with the SEC on May 31, 2024 pursuant to the Investment Company Act, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Credit Agreement.

“Form N-54” means the Form N-54A election to be filed by the Initial Borrower with the SEC electing to be treated as a business development company for the purposes of the Investment Company Act, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Credit Agreement.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to each Letter of Credit Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Liability other than the Letter of Credit Liability as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means each Borrower (other than a Qualified Borrower), each Feeder and each Blocker. “Funds” means the Borrowers (other than the Qualified Borrowers), the Feeders and the Blockers, collectively.

“Funding Ratio” means (a) for a Governmental Plan Investor or other plan not covered by clause (b) of this definition, the total net fair market value of the assets of the plan over the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s most recent audited financial statements; and (b) for a Pension Plan Investor that is subject to Form 5500 – series reporting requirements, the funding target attainment percentage reported on Schedule SB to the Form 5500 or the funded percentage for monitoring the plan’s status reported on Schedule MB to the Form 5500, as applicable, as reported on the most recently filed Form 5500 by such Pension Plan Investor with the United States Department of Labor.

“FX Reserve Amount” means, at any time, an amount equal to the product of (a) the Dollar Equivalent of the aggregate Principal Obligations denominated in an Alternative Currency and (b) the FX Reserve Percentage.

“FX Reserve Percentage” means, as of the Closing Date, the FX Reserve Percentage for Euros, GBP and CAD is as listed in the table below. For Alternative Currencies not enumerated in the table below, the FX Reserve Percentage shall be determined by the Administrative Agent using the same methodology as used to determine the FX Reserve Percentage for Euros, GBP and CAD as of the Closing Date. The FX Reserve Percentage may be reset on any date at the reasonable discretion of the Administrative Agent and upon thirty (30) calendar days’ prior written notice from the Administrative Agent to the Borrowers, using the same methodology described in the immediately preceding paragraph (and showing the computation thereof in reasonable detail).

Alternative Currency	FX Reserve Percentage
Euros	5.0%
GBP	5.0%
CAD	5.0%

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GBP” and “£” mean the lawful currency of the United Kingdom.

“GBP Loans” means a Loan denominated in GBP.

“GBP Business Day” means a day except (a) a Saturday, (b) a Sunday, or (c) any day on which banks are closed for general business in London.

“General Partner” means, with respect to each Fund joining the Credit Facility after the Closing Date, the entity named as such Person’s general partner, managing member or other similar managing fiduciary, as applicable, and any successor thereto permitted under this Credit Agreement, as set forth in its joinder documentation and on a revised Schedule I hereto (as such Schedule I may be amended, restated, supplemented or otherwise modified from time to time).

“Governing Agreement” means, (i) with respect to the Initial Borrower, the Trust Agreement, the PPM, the Form 10, the Form N-54, By-laws or other equivalent governing document in the applicable jurisdiction of the Initial Borrower, and (ii) with respect to each other Fund, the limited partnership agreement, limited liability company agreement, exempted limited partnership agreement, memorandum and articles of association or other equivalent governing document in the applicable jurisdiction of such Fund, in each case of clauses (i) and (ii), as more fully described on Schedule I hereto (as such Schedule I may be amended, restated, modified or supplemented from time to time with the consent of the Borrowers and the Administrative Agent). “Governing Agreements” means all of the Governing Agreements, collectively.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government which has or reasonably claims to have jurisdiction over any Credit Party, any Secured Party or any of their respective businesses, operations, assets or properties (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Plan Investor” means an Investor that is a governmental plan as defined in Section 3(32) of ERISA.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such

Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that, the term “Guaranty Obligations” shall not include (i) endorsements for collection or deposit in the ordinary course of business, (ii) any obligation of any Person to make an investment (including, without limitation, any guaranty, or guaranty of a subsidiary’s obligations, to make an investment), (iii) any obligation of any Person to pay break-up fees, termination fees, liquidated damages or other similar compensation in connection with a potential investment (including, without limitation, any guaranty, or guaranty of a subsidiary’s obligation, to pay any such compensation), (iv) any obligation of any Person with respect to fraud, environmental laws liability, misapplication of funds, bankruptcy, transfer of collateral in violation of the applicable loan documents, failure to obtain consent for subordinate financing in violation of the applicable loan documents, (v) deposits or other obligations to secured the performance of bids, trade contracts (other than for borrowed money), and (vi) other exceptions customary in like transactions at the time of the incurrence of such obligation.

“Hazardous Material” means any substances or materials, including chemical substances or mixtures, (a) which are or become during the term of this Credit Agreement defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become during the term of this Credit Agreement regulated by any Governmental Authority with applicable jurisdiction, (c) the presence of which require investigation or remediation under any Environmental Law or applicable common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other applicable Governmental Approval, (e) which are deemed by a Governmental Authority pursuant to Environmental Law or applicable common law to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements the termination value(s) determined in accordance therewith.

“HNW Investor” means each Investor that is a domestic or international individual investor (including a natural person, family office or family trust) or an entity owned or controlled or established by a domestic or international individual investor (including a natural person, family office or family trust).

“Hurdle Condition” shall be satisfied at such times that the Funds have called and received at least forty percent (40%) of the aggregate Capital Commitments of all Investors. For the avoidance of doubt, the forty percent (40%) threshold will be calculated as one (1) minus a fraction, (i) the numerator of which is the aggregate Uncalled Capital Commitments (including any Returned Capital) of all Investors, and (ii) the denominator of which is the aggregate Capital Commitments of all Investors, with the result of such calculation being expressed as a percentage of one (1).

“Hurdle Investor” means those certain Investors approved by the Administrative Agent and the Lenders as Hurdle Investors in its sole discretion on or prior to the later of (x) the Closing Date and (y) the time such Investor is admitted to a Fund as a shareholder or limited partner (as applicable); provided that, such Investors shall only be Hurdle Investors at such times that the Funds satisfy the Hurdle Condition. For the avoidance of doubt, such Investors will be considered Hurdle Investors at all times when the Hurdle Condition is satisfied and at all other times shall be considered Excluded Investors only.

“Inadvertent Prepayment Trigger” has the meaning provided in Section 3.5(b)(i).

“Included Investor” means an Investor (a) that either (i) is a Rated Included Investor, or (ii) is a Non-Rated Included Investor, (b) that has been approved in writing as an Included Investor by the Administrative Agent and the Lenders in their reasonable discretion and (c) in respect of which there has been delivered to the Administrative Agent:

(i) a true and correct copy of the Subscription Agreement executed and delivered by or on behalf of such Investor which shall be reasonably acceptable to the Administrative Agent, together with the applicable Credit Party’s countersignature, accepting such Subscription Agreement;

(ii) any Governing Agreement of the applicable Credit Party executed and delivered by such Investor;

(iii) if requested by the Administrative Agent (in its reasonable discretion), an Investor Letter;

(iv) a true and correct copy of any Side Letter executed by such Investor, which shall be acceptable to the Administrative Agent in its reasonable discretion;

(v) if applicable, the Credit Link Documents of such Investor’s Sponsor, Credit Provider or Responsible Party, as applicable, executed and delivered by such Person; and

(vi) if such Investor’s Subscription Agreement or any Constituent Document of the applicable Credit Party executed by such Investor was signed by any Credit Party or any Affiliate of any Credit Party, as an attorney-in-fact on behalf of such Investor, the Administrative Agent shall have received evidence of such signatory’s authority documentation reasonably satisfactory to the Administrative Agent;

provided that, (1) any Included Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be an Included Investor until such time as all Exclusion Events in respect of such Investor shall have been cured and such Investor shall have been restored as an Included Investor (x) in the case of a Rated Included Investor, to the satisfaction of the Administrative Agent in its reasonable discretion and (y) in the case of any Non-Rated Included Investor, to the satisfaction of the Administrative Agent and the Required Lenders in their reasonable discretion, and (2) each restoration under clause (1) of this proviso shall be subject to the satisfaction of such initial or ongoing conditions that are related to the cure of such Exclusion Event as may reasonably be specified by the Administrative Agent and/or the Required Lenders, as applicable. The Included Investors as of the Closing Date are those specified as being Included Investors on Exhibit A hereto, as in effect on the Closing Date, and Included Investors approved by the Administrative Agent and all of the Lenders, subsequent to the Closing Date will be evidenced by an updated Exhibit A provided by the Administrative Agent to the Borrowers promptly upon such designation.

“Increase Effective Date” has the meaning provided in Section 2.15(b).

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c) the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and any banker’s acceptances issued for the account of any such Person;

(g) all obligations of any such Person to repurchase any securities by a fixed date, which repurchase obligation is related to the issuance thereof;

(h) all net obligations of such Person under any Hedge Agreements; and

(i) all Guaranty Obligations of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer to the extent such Person is liable thereafter as a result of such Person’s ownership interest in such entity, unless such Indebtedness is expressly made non-recourse to such Person or such Person is otherwise not liable therefor. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

Notwithstanding the foregoing, Indebtedness shall not include any obligation of any Person (i) to make an investment (including, without limitation, any guaranty, or guaranty of a subsidiary’s obligation, to make an investment and any obligation described in clause (b) above incurred in connection with an investment) or (ii) to pay break-up fees, termination fees, liquidated damages or other similar compensation in connection with a potential investment (including, without limitation, any guaranty, or guaranty of a subsidiary’s obligation, to pay any such compensation).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning provided in Section 12.5(b).

“Initial Borrower” has the meaning provided in the first paragraph hereof.

“Initial Notice Period” has the meaning provided in Section 10.2(c).

“Initial Payment Date” has the meaning provided in Section 10.2(c).

“Initial Specified Investor” means Platinum Bird C 2024 RSC Limited, a restricted scope company established in the Abu Dhabi Global Market, or any transferee who is an Affiliate of such Person pursuant to the terms of its Investor Letter.

“Interest Option” means Daily Simple SOFR, Term SOFR, the Reference Rate, Daily Simple SONIA, Term CORRA or the applicable Eurocurrency Term Rate.

“Interest Payment Date” means: (a) with respect to any Reference Rate Loan, the fifth (5th) Business Day of each calendar month following the last day of each Interest Period for the interest accruing during the preceding Interest Period; (b) with respect to any Daily Simple SONIA Loan or Daily Simple SOFR Loan, the fifth (5th) Business Day of each calendar month following the last day of each Interest Period for the interest accruing during the preceding Interest Period; (c) with respect to any Term SOFR Loan, Term CORRA Loan or Eurocurrency Term Rate Loan, the fifth (5th) Business Day of each calendar month following the last day of such Interest Period; (d) the date of any prepayment of any Loan made hereunder, as to the amount prepaid; and (e) the Maturity Date.

“Interest Period” means, (a) with respect to any Eurocurrency Term Rate Loan, the period commencing on (and including) the date of the initial funding of, Rollover of, or Conversion to such Loan and ending on (but excluding) the last date of each one-month period thereafter, (b) with respect to any Term SOFR Loan, the period commencing on (and including) the date of the initial funding of, Rollover of, or Conversion to such Loan and ending on (but excluding) the corresponding date one-month or three-months thereafter, as designated by the applicable Borrower(s) in the a Request for Borrowing, (c) with respect to any Term CORRA Loan, the period commencing on (and including) the date of the initial funding of, Rollover of, or Conversion to such Loan and ending on (but excluding) the corresponding date one-month or three-months thereafter, as designated by the applicable Borrower(s) in the a Request for Borrowing and (d) with respect to any Reference Rate Loan, Daily Simple SOFR Loan or Daily Simple SONIA Loan, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Loan and ending on (and including) the last calendar day of such month and (ii) thereafter, each period commencing on (and including) the first calendar day of the succeeding calendar month and ending on (and including) the last calendar day of such month; provided that:

(i) any Interest Period with respect to any Loan which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, further, that if such Interest Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Interest Period shall end on the next preceding Business Day;

(ii) if such Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) in the case of any Interest Period for any Loan which commences before the Maturity Date and would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on (but exclude) such Maturity Date and the duration of each Interest Period which commences on or after the Maturity Date shall be of such duration as shall be selected by the applicable Lender in its sole discretion;

(iv) no Interest Period for any Loan may be longer than three (3) months; and

(v) no tenor that has been removed from this definition pursuant to Section 4.4(d) shall be available for specification in any Request for Borrowing, Conversion Notice or Rollover Notice.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Investment” means an investment made by the Initial Borrower (or such equivalent term in any other Fund’s applicable Governing Agreement).

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder, as modified or interpreted by orders of the SEC, or other interpretative releases or letters issued by the SEC or its staff, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Investment Exclusion Event” means the exclusion or excuse of any Investor from participating in any Investment pursuant to such Investor’s Subscription Agreement or Side Letter, where (i) such Investor is entitled to such exclusion or excuse under the applicable Subscription Agreement or Side Letter as a matter of right (i.e., any Credit Party has no discretion to permit or prevent such exclusion or excuse) or (ii) the failure to so exclude or excuse such Investor could, in the reasonable determination of the applicable Credit Party, reasonably be expected to result in a material adverse effect on the applicable Fund.

“Investment Policies” means the investment objectives, policies, restrictions and limitations for the Funds, as the same may be changed, altered, expanded, amended, modified, terminated or restated from time to time.

“Investor” means any Person that is admitted to any Fund as a limited partner or general partner (or any other equityholder) in accordance with the applicable Governing Agreement, Subscription Agreement or Side Letter (as applicable) of such Fund, including, for the avoidance of doubt, any Feeder in its capacity as a limited partner (or equityholder) of such Fund.

“Investor Information” has the meaning provided in Section 12.17.

“Investor Interest” of any Investor means the shareholding, the subscription for “Shares” (as such term is defined in the applicable Governing Agreement and/or Subscription Agreement of the Initial Borrower), the limited or general investor interest, limited partner interest, membership or other ownership interest (as applicable) of such Investor in any Fund under the applicable Governing Agreement and/or Subscription Agreement.

“Investor Letter” means each letter agreement by an Investor in favor of the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent.

“IRS” means the U.S. Internal Revenue Service.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Judgment Currency” has the meaning given to that term in Section 12.24.

“KYC Compliant” means any Person who has satisfied all requests for information from the Lenders for “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies and who would not result in any Lender being non-compliant with any such rules and regulations and related policies were such Person to enter into a banking relationship with such Lender, including, but not limited to, any information required to be obtained by a Lender pursuant to the Beneficial Ownership Regulation.

“Lender” means (a) Société Générale, in its capacity as lender, and (b) each other lender that becomes party to this Credit Agreement in accordance with the terms hereof.

“Lender Joinder Agreement” means an agreement substantially in the form of Exhibit M hereto, pursuant to which a new Lender joins the Credit Facility as contemplated by Section 12.11(g).

“Lender Party” has the meaning provided in Section 11.1.

“Lending Office” means, as to any Lender, the office or offices of such Lender (or an Affiliate of such Lender) described as such in such Lender’s Administrative Questionnaire delivered to the Administrative Agent, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any letter of credit issued by the Letter of Credit Issuer for the account of a Borrower pursuant to Section 2.9 either as originally issued or as the same may, from time to time, be amended or otherwise modified or extended.

“Letter of Credit Application” means an application, in the form specified by the Letter of Credit Issuer from time to time (and customarily used by it in similar circumstances) and generally conforming to the terms of this Credit Agreement, either as originally executed or as it may from time to time be amended, restated, supplemented, modified, renewed or extended; provided, however, to the extent that the terms of such Letter of Credit Application are inconsistent with the terms of this Credit Agreement (notwithstanding inclusion of such terms, and acceptance of such Letter of Credit Application) the terms of this Credit Agreement shall control.

“Letter of Credit Issuer” means SG, or any Lender or any Affiliate thereof in its capacity as the issuer of Letters of Credit.

“Letter of Credit Liability” means, at any time of determination, (a) the aggregate amount of the undrawn stated amount of all outstanding Letters of Credit plus (b) the aggregate amount of the amount drawn under all Letters of Credit for which the relevant Letter of Credit Issuer and the Lenders, or any one or more of them, have not yet received payment or reimbursement (in the form of a conversion of such liability to Loans, or otherwise) as required pursuant to Section 2.9.

“Letter of Credit Sublimit” means an amount equal to $0 measured at the time of issuance of any Letter of Credit.

“Lien” means any lien, mortgage, security interest, assignment by way of security, charge, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute, law, contract, or otherwise.

“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each of the Collateral Documents, each Lender Joinder Agreement, each Assignment and Assumption, each Letter of Credit Application, each Letter of Credit, each Qualified Borrower Guaranty, the Fee Letter(s) and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, supplement or modification that the parties hereto agree shall constitute a “Loan Document” hereunder.

“Loans” means Reference Rate Loans, Daily Simple SOFR Loans, Term SOFR Loans, Daily Simple SONIA Loans, Term CORRA Loans and Eurocurrency Term Rate Loans made by the Lenders to the Borrowers pursuant to the terms and conditions of this Credit Agreement and certain other related amounts specified in Section 2.10 shall be treated as Loans pursuant to Section 2.10.

“Management Agreement” means the Investment Advisory Agreement, dated as of October 11, 2024 by and between the Initial Borrower and the Management Company, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Management Company” means (a) with respect to the Initial Borrower, AGL US DL Management LLC, a Delaware limited liability company, and (b) with respect to each Fund joining the Credit Facility after the Closing Date, the Person or Persons, if any, appointed, employed or contracted with by such Fund and responsible for directing or performing the day-to-day business affairs of such Fund, as set forth in its joinder documentation, in each case under clause (a) and clause (b), including any successor thereto permitted under this Credit Agreement.

“Management Fee” means any management fees provided for in the Management Agreement.

“Management Fee Borrowing” means a Borrowing used by any Borrower to pay Management Fees.

“Margin Stock” has the meaning assigned thereto in Regulation U.

“Material Adverse Effect” means a material adverse effect on: (a) the rights of, or benefits available to, the Lenders under the Loan Documents; (b) the ability of any Fund to perform its obligations under this Credit Agreement or any of the other Loan Documents to which it is a party; (c) the validity or enforceability of this Credit Agreement, any of the other Loan Documents, or the rights and remedies of the Secured Parties hereunder or thereunder taken as a whole; (d) the obligation of any Credit Party to fulfill its material obligations under its Governing Agreements, Subscription Agreement or Side Letter (as applicable) including the ability of the Initial Borrower or any General Partner to issue Drawdowns; or (e) the ability of the Investors (or applicable Sponsors, Responsible Parties or Credit Providers) to perform their obligations under the Governing Agreements, the other Constituent Documents, the Subscription Agreements, the Side Letters, the Investor Letters, or the Credit Link Documents, as applicable.

“Material Amendment” has the meaning provided in Section 9.6.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which the Administrative Agent declares the Obligations due and payable after the occurrence of an Event of Default in accordance with Section 10.2; (c) the date that is forty-five (45) days prior to the date that the ability to call capital from the Investors for repayment of debt terminates pursuant to any Governing Agreement, Subscription Agreement or Side Letter (as applicable) (d) the date upon which the Borrowers received notice of dissolution by the Specified Investors pursuant to the Initial Borrower’s applicable Governing Agreement, Subscription Agreement or Side Letter (as applicable); (e) the date that is thirty (30) Business Days prior to the consummation of an Exchange Listing; and (f) the date upon which the Borrowers terminate all of the Commitments pursuant to Section 3.6 or otherwise.

“Maximum Commitment” means (a) $250,000,000, on any date of determination on and after the Closing Date and until (and including) the Scheduled Reduction Date and (b) thereafter $125,000,000, as may be (i) reduced by the Borrowers pursuant to Section 3.6 or (ii) increased from time to time by the Borrowers pursuant to Section 2.15.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by Applicable Law on such day.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to, (a) in the case of a Defaulting Lender, 103% of the Fronting Exposure with respect to the Letters of Credit issued and outstanding at such time, and (b) with respect to other obligations of the Borrowers to Cash Collateralize the Letters of Credit hereunder, 103% of the entire Letter of Credit Liability as of such time required to be Cash Collateralized.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Rated Included Investor” means any Investor that does not (or whose Credit Provider, Sponsor, or Responsible Party does not) meet the Applicable Requirement and is approved by the Administrative Agent and the Required Lenders as a Non-Rated Included Investor, in their reasonable discretion.

“Non-Recourse Parties” has the meaning provided in Section 12.16.

“Notes” means the promissory notes provided for in Section 3.1, and all promissory notes delivered in substitution or exchange therefor, as such notes may be amended, restated, reissued, extended or modified, and the Qualified Borrower Promissory Notes; and “Note” means any one of the Notes.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means, without duplication, all present and future indebtedness, obligations, and liabilities of the Borrowers to the Lenders and other Secured Parties, and all renewals and extensions thereof (including, without limitation, Loans, Letters of Credit, or both), or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes and each Qualified Borrower Guaranty, and all interest accruing thereon, and invoiced attorneys’ fees, costs and expenses incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations and liabilities of the Borrowers to the Lenders and other Secured Parties evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.

“Operating Company” means an “operating company” within the meaning of 29 C.F.R. §2510.3-101(c) of the Plan Asset Regulations.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Other Claims” has the meaning provided in Section 5.4.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.9(b)).

“Parallel Investment Vehicle” means a parallel investment vehicle (or similar arrangement) created in accordance with the relevant section of any Fund’s Governing Agreement.

“Participant” has the meaning provided in Section 12.11(d).

“Participant Register” has the meaning specified in Section 12.11(e).

“Participating Member State” means any member state of the European Union that adopts or has adopted (and has not ceased to adopt) the Euro as its lawful currency in accordance with legislation of the European Union relating to the Economic and Monetary Union.

“Payment Recipient” has the meaning assigned to it in Section 11.12(a).

“Pending Capital Call” means any Drawdown that has been made upon any Investor and that has not yet been funded by such Investor.

“Pension Plan Investor” means an Investor that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA; (b) any “plan” (as such term is defined in Section 4975(e) of the Internal Revenue Code) subject to Section 4975 of the Internal Revenue Code; or (c) a partnership or commingled account of a fund, or any other entity, whose assets include or are deemed to include the assets of one or more such employee benefit plans or plans in accordance with Section 3(42) of ERISA.

“Permitted Liens” means (a) Liens to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Collateral Documents or as otherwise contemplated by the Loan Documents, (b) Liens in favor of any Account Bank holding a Collateral Account (x) which arise as a matter of law on items in the course of collection or encumbering deposits or other similar Liens (including the right to set off) or (y) which result from contractual rights of set off relating to the establishment of depository relations with such financial institution or relate to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business, and (c) non-consensual Liens, if any, imposed on the property of any Credit Party for obligations not yet delinquent or being contested in good faith by appropriate proceedings as long as such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

“Permitted RIC Distribution” means distributions by the Initial Borrower (from the Collateral Account or otherwise) to the extent required to allow the Initial Borrower to make sufficient distributions to qualify as a regulated investment company and to otherwise eliminate federal or state income or excise Taxes payable by the Initial Borrower in or with respect to any taxable year of the Initial Borrower (or any calendar year, as relevant); provided that, (A) the aggregate amount of all such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Initial Borrower shall not exceed 115% of the amounts that the Initial Borrower is required to distribute to in respect of such taxable year (or calendar year, as relevant): (i) allow the Initial Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Internal Revenue Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Initial Borrower’s liability for federal income Taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Internal Revenue Code (or any successor thereto) and/or (y) its net capital gain pursuant to Section 852(b)(3) of the Internal Revenue Code (or any successor thereto), and (iii) reduce to zero the Initial Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Internal Revenue Code (or any successor thereto), in the case of each of clauses (i), (ii) and (iii), calculated assuming that the Initial Borrower had qualified to be taxed as a RIC under the Internal Revenue Code and (B) after the occurrence and during the continuance of an Event of Default under Section 10.1(a), (h), (i) or (q) all such distributions shall be prohibited.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, company, exempted company, limited liability company, limited liability partnership, limited partnership, exempted limited partnership, nonprofit corporation, partnership, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

“Plan Asset Regulations” means 29 C.F.R. §2510.3-101, et seq., as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulations.

“Potential Default” means any condition, act or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“PPM” means that certain Private Placement Memorandum of the Initial Borrower, dated as of October 11, 2024, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Credit Agreement.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York, New York. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Obligations” means, as of any time of determination, the sum, without duplication, of (a) the aggregate outstanding principal amount of the Loans plus (b) the Letter of Credit Liability.

“Pro Rata Share” means, with respect to each Lender, the percentage obtained from the fraction: (a)(i) the numerator of which is the Commitment of such Lender; and (ii) the denominator of which is the aggregate Commitments of all Lenders; or (b) in the event the Commitments of all Lenders have been terminated: (i) the numerator of which is the sum of the Dollar Equivalent of the Principal Obligations (or, if no Principal Obligations are outstanding, the Obligations) owed to such Lender; and (ii) the denominator of which is the Dollar Equivalent of the aggregate Principal Obligations (or if no Principal Obligations are outstanding, the Obligations) owed to all of the Lenders.

“Proceedings” has the meaning provided in Section 7.9.

“Proposed Amendment” has the meaning provided in Section 9.6.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning provided in Section 12.23.

“Qualified Borrower” has the meaning provided in Section 6.3(a).

“Qualified Borrower Guaranty” has the meaning provided in Section 6.3(b).

“Qualified Borrower Promissory Note” has the meaning provided in Section 6.3(c).

“Rated Included Investor” means any Investor that meets (or that has a Credit Provider, Sponsor or Responsible Party that meets) the Applicable Requirement and is approved by the Administrative Agent as a Rated Included Investor, in its reasonable discretion.

“Rating” means, for any Person, its senior unsecured debt rating (or equivalent thereof), such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating or credit enhancement program (for a governmental entity), or revenue bond rating (for an educational institution or a governmental entity) from S&P or Moody’s.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) the Letter of Credit Issuer, as applicable.

“Reference Rate” means the greatest of: (i) the Prime Rate in effect on such day, (ii) the Federal Funds Rate in effect on such day plus fifty basis points (0.50%) and (iii) except during any period of time during which Term SOFR is unavailable pursuant to Section 4.2, 4.3 or

4.4, one-month Term SOFR in effect on such day plus one hundred basis points (1.00%); provided that, if the Reference Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Credit Agreement. Each change in the Reference Rate shall become effective without prior notice to any Credit Party automatically as of the opening of business on the day of such change in the Reference Rate.

“Reference Rate Conversion Date” has the meaning provided in Section 2.3(f).

“Reference Rate Loan” means a Loan denominated in Dollars made hereunder with respect to which the interest rate is calculated by reference to the Reference Rate.

“Reference Time” means, with respect to any setting of the then-current Benchmark, (i) if such Benchmark is based on Term SOFR, then two (2) Business Days prior to such setting, (ii) if such Benchmark is based on Daily Simple SOFR, then four (4) Business Days prior to such setting, or (iii) in the case of any other Benchmark, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning provided in Section 12.11(c).

“Regulation D,” “Regulation T,” “Regulation U” and “Regulation X” means Regulation D, T, U or X, as the case may be, of the Federal Reserve Board, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

“Reimbursement Obligation” means the obligation of the applicable Borrower to reimburse the Letter of Credit Issuer pursuant to Section 2.9 for amounts drawn under Letters of Credit issued on its behalf.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the indoor or outdoor environment, or into or out of any real property Investment, including the movement of any Hazardous Material through or in indoor or outdoor the air, soil, surface water or groundwater of any real property Investment.

“Relevant Governmental Body” means:

(a) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board, the NYFRB or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB or, in each case, any successor thereto,

(b) with respect to a Benchmark Replacement in respect of Loans denominated in CAD, the Bank of Canada / la Banque du Canada, or a committee officially endorsed or convened by the Bank of Canada / la Banque du Canada or, in each case, any successor thereto, and

(c) with respect to a Benchmark Replacement in respect of Loans denominated in any other Alternative Currency,

(i) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (x) such Benchmark Replacement or (y) the administrator of such Benchmark Replacement, or

(ii) any working group or committee officially endorsed or convened by: (w) the central bank for the currency in which such Benchmark Replacement is denominated, (x) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (y) a group of those central banks or other supervisors or (z) the financial stability board or any part thereof.

“Removal Effective Date” has the meaning provided in Section 11.9(a)(ii).

“Request for Borrowing” has the meaning provided in Section 2.3(a).

“Request for Letter of Credit” has the meaning provided in Section 2.9(b).

“Required Lenders” means the Lender or Lenders (other than Defaulting Lenders) holding, collectively, more than 50% of the aggregate Commitments and aggregate principal amount of all of the Loans outstanding at such time; provided that, at any time when two (2) or more such Lenders are party to this Credit Agreement, at least two (2) unaffiliated Lenders with combined Commitments and aggregate principal amount of greater than 50% of all the Loans outstanding, shall be required to constitute “Required Lenders”; provided, further, that if any Lender shall be a Defaulting Lender at such time, then each Lender’s percentage, for purposes of this definition, shall be the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitment (or, in the event that such Lender’s Commitments have been terminated, such Lender’s outstanding Loans under that Commitment) and the denominator of which is the aggregate amount of the Commitments (or, in the event such Lender’s Commitments have been terminated, the aggregate amount of the outstanding Loans under those Commitments) of the Lenders (excluding in the numerator and the denominator each such Defaulting Lender’s unfunded Commitments). Notwithstanding anything herein to the contrary, “Required Lenders” shall be deemed to include Société Générale at all times during which Société Générale is the Administrative Agent or a Lender hereunder.

“Required Payment Time” means, (i) promptly on demand by the Administrative Agent and in any event within two (2) Business Days of such demand, to the extent such funds are available in the Collateral Accounts, or any other account maintained by the Funds (other than funds intended to be used for Anticipated Expenses); and (ii) otherwise, within fifteen (15) Business Days after the Administrative Agent’s demand (but, in any event, such Credit Party shall issue a Drawdown if necessary and shall make such payment promptly after the related Capital Contributions are received).

“Resignation Effective Date” has the meaning provided in Section 11.9(a)(i).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means: (a) in the case of a corporation or company, its president or any vice president or any director or other officer or the equivalent thereof (including a secretary or assistant secretary), and, in any case where two Responsible Officers are acting on behalf of such corporation, the second such Responsible Officer may be a secretary or assistant secretary or the equivalent thereof; (b) in the case of a limited partnership or an exempted limited partnership, an officer of its general partner or ultimate general partner, as the case may be, or an officer of an entity that has authority to act on behalf of such general partner, acting on behalf of the general partner in its capacity as general partner of such limited partnership or exempted limited partnership; and (c) in the case of a limited liability company, an officer of such limited liability company or, if there is no officer, a manager, director or managing member, or the individual acting on behalf of such manager or managing member, in its capacity as manager or managing member of such limited liability company; in each case of clauses (a), (b) and (c), such other authorized officer or signatory who has the power to bind such corporation, limited partnership, limited liability company or any other Person who has provided documentation evidencing such authority to the Administrative Agent; provided that, solely with respect to notices pursuant to Section 12.6, the term “Responsible Officer” shall include any other officer or employee of such Person designated in writing to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Responsible Party” means, for any Governmental Plan Investor: (a) if the state under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state; and (b) otherwise, the Governmental Plan Investor itself.

“Returned Capital” means, for any Investor, at any time, any amounts distributed to such Investor that are subject to recall as a Capital Contribution pursuant to the Governing Agreement of the applicable Fund. Any amount of Returned Capital distributed to an Investor shall appear on a Capital Return Notice, duly completed and executed by the applicable Credit Party.

“Revaluation Date” means each of the following: (a) each date of a Borrowing or the issuance of a Letter of Credit; (b) each date on which the Borrowing Base must otherwise be calculated pursuant to the terms of this Credit Agreement; and (c) any other time requested by the Administrative Agent or the Borrowers in their reasonable discretion.

“RIC” means a Person that qualifies as a “regulated investment company” within the meaning of Section 851(a) and Section 851(b) of the Internal Revenue Code and that is taxable under Section 852(b) of the Internal Revenue Code by reason of having satisfied the conditions contained in Section 852(a) of the Internal Revenue Code.

“RIC Distribution Notice” means a written notice setting forth the calculation of any Permitted RIC Distribution with respect to the Initial Borrower and certifying that the Initial Borrower remains a “regulated investment company” under Subchapter M of the Internal Revenue Code.

“Rollover” means the renewal of all or any part of any Loan upon the expiration of the Interest Period with respect thereto, pursuant to Section 2.3.

“Rollover Notice” has the meaning provided in Section 2.3(e).

“S&P” means S&P Global Ratings, a subsidiary of S&P Global, Inc. and any successor thereto.

“Sanctioned Person” means any Person that is a designated target of any Sanctions or otherwise a subject of any Sanctions, including as a result of being (a) owned or controlled directly or indirectly by any Persons (or Person) that are designated targets of any Sanctions, or (b) organized or operating under the laws of, located in, or a citizen or resident of, any country or territory that is subject to comprehensive country- or territory-wide Sanctions.

“Sanctions” means any economic or financial sanctions or trade embargoes (or similar measures) imposed, administered or enforced from time to time by (a) the United States of America (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), (b) the United Nations Security Council, (c) the European Union or any member state thereof, (d) His Majesty’s Treasury of the United Kingdom, or (e) any other governmental authorities with jurisdiction over any Borrower or its Subsidiaries.

“Scheduled Reduction Date” means the date falling three (3) months after the Closing Date and if such date if not a Business Day, the nearest preceding Business Day.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means the Agents, the Lenders, the Letter of Credit Issuer and each Indemnitee.

“Security Agreement” means a security agreement substantially in the form of Exhibit C-1 hereto, made by a Borrower and its General Partner (as applicable) in favor of the Administrative Agent,, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time or (ii) a security agreement substantially in the form of Exhibit C-2 hereto, made by a Feeder and its General Partner (as applicable) in favor of another Fund, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“SG” has the meaning provided in the first paragraph hereof.

“Side Letter” means any side letter executed by or on behalf of an Investor with any Credit Party or the Management Company with respect to such Investor’s rights and/or obligations under its Subscription Agreement, the Governing Agreement or other Constituent Documents of the applicable Fund. For the avoidance of doubt, with respect to an Initial Specified Investor, its “Side Letter” shall include its Specified Investor Shareholder Agreement.

“SOFR” means the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the SOFR Administrator’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Conversion Date” has the meaning provided in Section 2.3(f).

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR.”

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR.”

“Sole Lead Arranger” means SG, in its capacity as the sole lead arranger, and any successors and permitted assigns thereto.

“Solvent” means, with respect to any Credit Party, as of any date of determination, that as of such date:

(a) the fair value of the assets of such Credit Party (on a going concern basis) and including, with respect to each Fund, the aggregate Uncalled Capital Commitments, is greater than the total amount of liabilities, including contingent liabilities, of such Credit Party;

(b) the fair value of the assets of such Credit Party (on a going concern basis) and including, with respect to each Fund, the aggregate Uncalled Capital Commitments, is not less than the amount that will be required to pay the probable liability of the Credit Parties on their debts as they become absolute and matured;

(c) such Credit Party does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts or liabilities become absolute and matured; and

(d) such Credit Party is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which its assets and, with respect to the Funds, the aggregate Uncalled Capital Commitments, would constitute unreasonably small capital.

For the purposes of this definition, the amount of contingent liabilities (such as litigation, guarantees, and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably expected to become an actual or matured liability and are determined as contingent liabilities in accordance with applicable federal and state laws governing determinations of insolvency.

“SONIA” means, for any GBP Business Day, a rate per annum equal to the GBP Overnight Index Average for such GBP Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding GBP Business Day.

“SONIA Adjustment” means, with respect to SONIA, 3.26 basis points (0.0326%) per annum.

“SONIA Administrator” means the Bank of England (or any successor administrator of the GBP Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the GBP Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Rate Day” has the meaning specified in the definition of “Daily Simple SONIA”.

“SONIA Unavailability Period” means the period (if any) (a) beginning on the date specified in a notice given by the Administrative Agent to the Borrowers and the Lenders stating that a Benchmark Transition Event has occurred with respect to SONIA, and (b) ending on the date that SONIA has been replaced with a Benchmark Replacement pursuant to Section 4.4(h).

“Specified Investor” means (a) the Initial Specified Investor as of the Closing Date, and, subject to the sole consent of the Administrative Agent, any transferee who is an Affiliate thereof providing that the Initial Specified Investor as of the Closing Date’s Investor Letter remains in full force and effect, and (b) any other Investor that meets the Applicable Requirement (or whose Credit Provider, Sponsor or Responsible Party, as applicable, meets the Applicable Requirement) and at the request of the Borrowers has been approved in writing as a Specified Investor by the Administrative Agent and the Lenders, in their sole discretion; provided that, (A) as of the Closing Date, “Specified Investors” means each Person identified on Schedule IV hereto and specified as being Specified Investors on Exhibit A hereto, as in effect on the Closing Date, and (B) thereafter, those certain Investors as agreed among the Borrowers, the Administrative Agent and the Lenders; in each case, in respect of which there has been delivered to the Administrative Agent: (i) an Investor Letter duly executed and delivered by or on behalf of such Investor, (ii) all applicable Credit Link Documents executed and delivered by each applicable Credit Provider, which shall be acceptable to the Administrative Agent in its sole discretion, and (iii) an updated Exhibit A provided by the Administrative Agent to the Borrowers promptly upon designation.

“Specified Investor Default Event” means any of the following events shall occur with respect to a Specified Investor (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), unless otherwise waived by the Administrative Agent:

(a) an Exclusion Event pursuant to clause (a), (b), (e) or (z) with respect to such Specified Investor shall occur and, solely to the extent such action or event is not already subject to any applicable grace or cure period, it shall not be cured within five (5) Business Days from the date of such action or event constitutes an Exclusion Event; or

(b) such Specified Investor is a designated target of Sanctions or such Specified Investor’s funds to be used in connection with funding Drawdowns are derived from such Specified Investor’s illegal or sanctionable activities, which is not cured within five (5) Business Days from any date of determination;

provided that, for the avoidance of doubt, if, at any time, an Initial Specified Investor’s Unfunded Capital Commitments accounts for fifty percent (50%) or less of the Borrowing Base at such time, the Administrative Agent and the Lenders shall consider (in their reasonable discretion) amending this Credit Agreement so that such Specified Investor Default Event shall no longer apply to the Initial Specified Investor.

“Specified Investor Shareholder Agreement” means that certain advisor shareholder agreement, dated as of April 2, 2024, between the Initial Specified Investor as of the Closing Date and the Management Company, as amended, restated, supplemented, otherwise modified or superseded from time to time in accordance with the terms of this Credit Agreement.

“Sponsor” means, (a) for any ERISA Investor, a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan, and in the case of an ERISA Investor that is an individual retirement account or individual retirement annuity, the owner of such account or annuity for whose benefit the account or annuity has been established, and (b) for any Endowment Fund Investor, the state chartered, “not-for-profit” university or college that has established such fund for its exclusive use and benefit. As used herein, the term “not-for-profit” means an entity formed not for pecuniary profit or financial gain and for which no part of its assets, income or profit is distributable to, or inures to the benefit of, its members, directors or officers.

“Spot Rate” means, at any date of determination thereof, the rate reasonably determined by the Administrative Agent to be the rate quoted by the Administrative Agent as its spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office at the time and date of determination.

“SPV Financing” means the credit facility provided under that certain Loan and Servicing Agreement, dated on or around the Closing Date, among PCIF Vigilant Funding LLC, a Delaware limited liability company, as borrower, the Initial Borrower, as equityholder and as servicer, the lenders from time to time party thereto, SG, as swingline lender and agent, and U.S. Bank Trust Company, National Association, as collateral agent, collateral administrator and document custodian, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Stated Maturity Date” means October 17, 2025, subject to Section 2.16.

“Subscription Agreement” means a Subscription Agreement substantially in the applicable form delivered to and approved by the Administrative Agent (in its reasonable discretion) prior to the date the applicable Fund becomes a Credit Party hereunder executed by an Investor in connection with its subscription for an Investor Interests in such Fund, as amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of the board of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is, at any time, otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided that, the term “Subsidiary” shall not include any Person that constitutes an Investment held by any Fund in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Funds. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Fund.

“Supported QFC” has the meaning provided in Section 12.23.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term CORRA” means, with respect to any CAD Loan and for any tenor comparable to the applicable Interest Period, the greater of (a) 0.0% and (b) the Term CORRA Reference Rate at approximately 10:00 a.m. (Toronto time) two (2) Canadian Business Days prior to the commencement of such Interest Period (such day, a “Term CORRA Determination Day”), as such rate is published by the Term CORRA Administrator. If by 1:00 p.m. (Toronto time) on such Term CORRA Determination Day, the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and the Term CORRA Reference Rate does not otherwise cease to exist, then the Term CORRA for such Term CORRA Determination Day will be the Term CORRA Reference Rate as published in respect of the first preceding Canadian Business Day for which such Term CORRA Reference Rate was published by the Term CORRA Administrator, so long as such first preceding Canadian Business Day is not more than three Canadian Business Days prior to such Term CORRA Determination Day.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator of the Term CORRA Reference Rate selected by the Administrative Agent in its reasonable discretion.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term SOFR” means, with respect to any Term SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the greater of (a) the Term SOFR Reference Rate at approximately 5:00 a.m. (New York time) on the day that is two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period (such day, a “Term SOFR Determination Day”), as such rate is published by the CME Term SOFR Administrator. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, “Term SOFR” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR has not occurred, then the Term SOFR for such Term SOFR Determination Day will be the Term SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day, and (b) the Floor.

“Term SOFR Borrowing” means, as to any Borrowing, the Term SOFR Loans comprising such Borrowing.

“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

“Term SOFR Reference Rate” means, for any day and any time, with respect to any Term SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the forward-looking term rate based on SOFR.

“Threshold Amount” means the Dollar Equivalent of $60,000,000.

“Transaction Information” has the meaning provided in Section 12.17.

“Transfer” means to assign, convey, exchange, sell, set-off, transfer or otherwise dispose.

“Trust Agreement” means that certain Amended and Restated Declaration of Trust, dated as of September 12, 2024, as the same may be further amended, restated or modified from time to time in accordance with the terms of this Credit Agreement.

“Type of Loan” means a Reference Rate Loan, Daily Simple SOFR Loan, Daily Simple SONIA Loan, Term CORRA Loan, Term SOFR Loan or Eurocurrency Term Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Administrative Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncalled Capital Commitment” means, with respect to any Investor at any time, such amount that (i) is available as a “Capital Contribution” (as such term in defined in the Initial Borrower’s applicable Governing Agreement and/or Subscription Agreement of the Initial Borrower (or such equivalent term in any other Fund’s Governing Agreement)) to be subject to Drawdown from such Investor pursuant to Section 4 of the Initial Borrower’s applicable Governing Agreement and/or Subscription Agreement (or such equivalent section of another Fund’s Governing Agreement) and (ii) the applicable Fund may grant a security interest in to a Lender under a “Credit Facility” (as such term in defined in the Initial Borrower’s applicable Governing Agreement and/or Subscription Agreement (or such equivalent term in any other Fund’s Governing Agreement)) as an Investor’s Unfunded Capital Commitment in accordance with Section 7 of the Initial Borrower’s applicable Governing Agreement and/or Subscription Agreement (or such equivalent section of another Fund’s Governing Agreement), less amounts refunded to such Investor in accordance with the applicable Governing Agreement, Subscription Agreement or Side Letter (as applicable) in compliance with Section 8.18 hereof.

“Unfunded Capital Commitment” means, with respect to any Investor at any time, such Investor’s Uncalled Capital Commitment minus (without duplication) any portion of such Investor’s Uncalled Capital Commitment that is subject to a Pending Capital Call.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“United States”, “US” and “U.S.” mean the United States of America, its territories and possessions and other areas subject to the jurisdiction of the United States of America.

“Unused Commitment Fee Rate” has the meaning assigned to such term in the applicable Fee Letter.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regimes” has the meaning provided in Section 12.23.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.1(g).

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Construction. With reference to this Credit Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) all terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document;

(b) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(c) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(d) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(e) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(f) any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(g) the words “herein”, “hereof”, “hereto” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement or such other Loan Document in its entirety and not to any particular provision hereof or thereof;

(h) unless otherwise indicated, all references herein or in any other Loan Document to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Credit Agreement or such other Loan Document, respectively;

(i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form;

(k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”;

(l) section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document;

(m) notwithstanding anything contrary in this Credit Agreement or any other Loan Document, any reimbursable cost, fees or expenses owed by a Borrower to the Administrative Agent or any Lender, including attorneys’ fees, under this Credit Agreement or the other Loan Documents shall be reasonable, documented and out-of-pocket costs, fees and expenses;

(n) a Potential Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived;

(o) any reference to the knowledge of any Credit Party or the Management Company under this Credit Agreement or any other Loan Document shall mean the knowledge of any Responsible Officer of the relevant Credit Party or the Management Company thereof (as applicable) at the time the applicable representation or undertaking is deemed made hereunder or thereunder; and

(p) when determining the Rating of any Person, the first Rating indicated in each case is the S&P Rating and the second Rating indicated in each case is the Moody’s Rating. In the event that the S&P and Moody’s Ratings are not equivalent, the Rating shall be based on the lower of the two, and if any such Person has only one Rating from either S&P or Moody’s, then that Rating shall apply.

1.3 Accounting Terms; Changes in GAAP. All accounting terms not specifically or completely defined herein or in any other Loan Document shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.5 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to times of day in New York, New York.

1.7 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit available to be drawn at such time after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

1.8 Exchange Rates; Currency Equivalents. The Administrative Agent shall determine the Spot Rates as of each applicable date required to be used for calculating Dollar Equivalent amounts of Principal Obligations denominated in Alternative Currencies. In the case of a Spot Rate required to be calculated as of a Revaluation Date, such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by a Credit Party hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as reasonably determined by the Administrative Agent based on the Spot Rate as of the last Revaluation Date.

1.9 Benchmark Exculpation. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 4.4 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to any interest rate used in this Credit Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including whether the composition or characteristics of any such alternative, successor or replacement reference rate, will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Credit Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Credit Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Credit Agreement, and other than in the case of gross negligence or willful misconduct, shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.10 Delaware Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws):

(a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; and

(b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its shares at such time.

1.11 Feeders and Blockers. Notwithstanding the definition of “Credit Party,” “Fund” or “General Partner” herein, each party hereto acknowledges and agrees that each Feeder Party is not party to this Credit Agreement. Each of the Feeder, the Blockers and their respective General Partners shall pursuant to the applicable Collateral Document or other Loan Document to which it is party: (a) confirm each of the representations and warranties made by the Credit Parties herein applicable to it as a Feeder, a Blocker, a Feeder’s General Partner or a Blocker’s General Partner, as applicable, to its Downstream Fund, mutatis mutandis, and (b) covenant and agree to (i) take all actions permitted by the Constituent Documents of its Downstream Fund which the Credit Parties have covenanted and agreed under this Credit Agreement to take, mutatis mutandis, and (ii) refrain from taking any action not required by the Constituent Documents of its Downstream Fund which the Credit Parties have covenanted and agreed under this Credit Agreement not to take, mutatis mutandis. Pursuant to this Credit Agreement and the Collateral Documents, each applicable party hereto has pledged all of its rights, titles, interests, and privileges in and to each applicable Feeder Fund’s Security Agreement and Feeder Acknowledgement and Confirmation executed in favor of such Person to the Administrative Agent, for the benefit of the Secured Parties, or each Blocker Acknowledgment and Confirmation where such Person designated the Administrative Agent as an express third-party beneficiary, as applicable. “Downstream Fund” means, with respect to any Feeder or Blocker, each Fund to which such Feeder or Blocker is required to make Capital Contributions in its capacity as an Investor in such Fund pursuant to the applicable Constituent Documents of such Fund.

2. REVOLVING CREDIT LOANS AND LETTERS OF CREDIT.

2.1 The Commitment.

(a) Committed Amount. Subject to the terms and conditions herein set forth, each Lender agrees, during the Availability Period: (i) to extend to the Borrowers a revolving line of credit in Dollars or in an Alternative Currency; and (ii) to participate in Letters of Credit issued by the Letter of Credit Issuers for the accounts of the Borrowers in Dollars.

(b) Limitation on Borrowings and Re-borrowings. Except as provided in Section 2.1(c) below, no Lender shall be required to advance any Borrowing, Rollover, Conversion or cause the issuance of any Letter of Credit hereunder, if:

(i) after giving effect to such Borrowing, Rollover, Conversion, or issuance of such Letter of Credit: (A) the Dollar Equivalent of the Principal Obligations would exceed the Available Commitment; (B) the Letter of Credit Liability would exceed the Letter of Credit Sublimit; (C) the Dollar Equivalent of the Principal Obligations denominated in Alternative Currencies would exceed the Alternative Currency Sublimit; or (D) the Dollar Equivalent of the Principal Obligations owed to any Lender would exceed the Commitment of such Lender; or

(ii) the conditions precedent for such Borrowing or for the issuance of such Letter of Credit in Section 6.2 have not been satisfied.

(c) Exceptions to Limitations. Conversions to Reference Rate Loans and Rollovers shall be permitted notwithstanding Section 2.1(b)(i) and 2.1(b)(ii) above, in each case, unless the Administrative Agent has otherwise accelerated the Obligations or exercised other rights that terminate the Commitments under Section 10.2.

2.2 Revolving Credit Commitment. Subject to the terms and conditions herein set forth, each Lender severally agrees, on any Business Day during the Availability Period, to make Loans in Dollars and in one or more Alternative Currencies to each of the Borrowers at any time and from time to time in an aggregate Dollar Equivalent principal amount at any one time outstanding up to such Lender’s Commitment at any such time. Subject to the limitations and conditions set forth in Section 2.1(b) and Section 6 and the other terms and conditions hereof, the Borrowers may borrow, repay without penalty or premium, and re-borrow hereunder, during the Availability Period. No Lender shall be obligated to fund any Loan if the interest rate applicable thereto under Section 2.7(a) would exceed the Maximum Rate then in effect with respect to such Loan.

2.3 Manner of Borrowing.

(a) Request for Borrowing. Each requesting Borrower shall give the Administrative Agent notice at the Agency Services Address of the date of each requested Borrowing hereunder, which notice may by electronic mail, or other written communication (a “Request for Borrowing”), substantially in the form of Exhibit E hereto, and which notice shall be irrevocable effective upon receipt by the Administrative Agent. Each Request for Borrowing: (i) shall be furnished to the Administrative Agent no later than 11:00 a.m. (v) on the requested date of Borrowing in the case of a Reference Rate Loan, (w) at least five (5) Business Days prior to the requested date of Borrowing in the case of a Daily Simple SONIA Loan, (x) at least one (1) Business Day prior to the requested date of Borrowing in the case of a Daily Simple SOFR Borrowing, (y) at least two (2) Business Days prior to the requested date of Borrowing in the case of a Term SOFR Borrowing, and (z) at least four (4) Business Days prior to the requested date of Borrowing in the case of an Eurocurrency Term Rate Loan or Term CORRA Loan (or, in each case, such shorter period as the Administrative Agent may approve in its sole discretion); and (ii) must specify: (A) the amount of such Borrowing; (B) the Interest Option if such Loan is to be funded in Dollars; (C) the Interest Period therefor, if applicable; (D) the currency of such Borrowing; and (E) the date of such Borrowing, which shall be a Business Day. Any Request for Borrowing received by the Administrative Agent after 11:00 a.m. shall be deemed to have been given by the applicable Borrower on the next succeeding Business Day. Each Request for Borrowing submitted by the requesting Borrower shall be deemed to be a representation and warranty by each Credit Party that the conditions specified in Sections 6.1, in the case of the initial Borrowing, and Section 6.2 and, to the extent applicable, Section 6.3, have been satisfied on and as of the date of the applicable Borrowing. No Request for Borrowing shall be valid hereunder for any purpose unless it shall have been accompanied or preceded by the information and other documents required to be delivered in accordance with this Section 2.3, unless the delivery of such information or documents has been waived by the Required Lenders or provided prior to the date of Borrowing in a manner acceptable to the Administrative Agent in its sole discretion.

(b) Further Information. Each Request for Borrowing shall be accompanied or preceded by: (i) a duly executed Borrowing Base Certificate (which may be appended to any such Request for Borrowing) dated as of the date of such Request for Borrowing; (ii) such documents (if any) as are required to satisfy any applicable conditions precedent as provided in Section 6.2, unless the delivery of such information or documents has been waived by the Required Lenders or provided prior to the date of Borrowing in a manner acceptable to the Administrative Agent in its sole discretion; and (iii) such Borrowing Base Certificate: (A) lists the then current Borrowing Base Investors and Excluded Investors, and the amount of their respective Unfunded Capital Commitments (after giving immediate effect to the Borrowing in question); (B) confirms that a Borrowing Base Deficiency will not exist after giving immediate effect to the Borrowing in question; and (C) either: (1) lists the Investors which have exercised, or with respect to which there has occurred or would occur, an Investment Exclusion Event with respect to the applicable Request for Borrowing; or (2) states that no Investment Exclusion Event has occurred with respect to such Borrowing. To the extent such certification cannot be made, such certification shall be given setting forth in reasonable detail the exceptions thereto.

(c) Request for Borrowing Irrevocable. Each Request for Borrowing completed and signed by each requesting Borrower in accordance with Section 2.3(a) shall be irrevocable and binding on such Borrower, and such Borrower shall indemnify each Lender against any reasonable and documented out-of-pocket cost, loss or expense actually incurred by such Lender (other than loss of margin or spread), either directly or indirectly, as a result of any failure by such Borrower (or the Management Company on behalf of the Initial Borrower) to complete such requested Borrowing, including any reasonable and documented out-of-pocket cost, loss or expense incurred by any Lender, either directly or indirectly by reason of the liquidation or reemployment of funds acquired by such Lender in order to fund such requested Borrowing except to the extent such cost, loss or expense is due to the gross negligence or willful misconduct of such Person. A certificate of such Lender setting forth in reasonable detail the amount of any such cost, loss or expense, and the basis for the determination thereof and the calculation thereof, shall be delivered to the Borrowers and shall, in the absence of a demonstrable error, be conclusive and binding.

(d) Lender Funding Shall be Proportional. Each Lender shall make each requested Loan in accordance with its Pro Rata Share thereof.

(e) Rollovers. No later than 11:00 a.m. at least two (2) Business Days prior to the termination of each Interest Period related to a Term SOFR Loan, Term CORRA Loan or Eurocurrency Term Rate Loan, the applicable Borrower shall give the Administrative Agent written notice at the Agency Services Address, which notice may be via electronic mail or other written communication substantially in the form of Exhibit G hereto (each such notice, a “Rollover Notice”) whether the applicable Borrower desires to renew such Loan. The Rollover Notice shall also specify the amount of the Loan as selected by such Borrower with respect to such Rollover. Each Rollover Notice shall be irrevocable and effective upon notification thereof to the Administrative Agent. If the applicable Borrower fails to timely give the Administrative Agent the Rollover Notice with respect to any Loan, such Borrower shall be deemed to have elected to renew such Loan with a one-month Interest Period. Each Reference Rate Loan and Daily Simple SOFR Loan shall automatically Rollover without notice to the Credit Parties until repaid or until Converted to a Term SOFR Loan.

(f) Conversions. Each Borrower shall have the right, with respect to: (i) any Reference Rate Loan, on any Business Day (a “SOFR Conversion Date”), to convert such Reference Rate Loan to a Term SOFR Loan or Daily Simple SOFR Loan; and (ii) any Term SOFR Loan or Daily Simple SOFR Loan, on any Business Day (a “Reference Rate Conversion Date”) to convert such Term SOFR Loan or Daily Simple SOFR Loan to a Reference Rate Loan; provided that, the requesting Borrower shall, on such SOFR Conversion Date or Reference Rate Conversion Date, make the payments required by Section 4.6, if any, in either case, by giving the Administrative Agent written notice at the Agency Services Address (which notice may be via electronic mail) substantially in the form of Exhibit G hereto (a “Conversion Notice”) of such selection no later than 11:00 a.m. at least either (x) two (2) Business Days prior to such SOFR Conversion Date or (y) one (1) Business Day prior to such Reference Rate Conversion Date, as applicable. Each Conversion Notice shall be irrevocable and effective upon notification thereof to the Administrative Agent. A request of a Borrower for a Conversion of a Reference Rate Loan to a Term SOFR Loan or Daily Simple SOFR Loan is subject to the condition that no Event of Default or Potential Default exists at the time of such request or after giving effect to such Conversion.

(g) Tranches. Notwithstanding anything to the contrary contained herein, no more than twenty (20) (or other greater number as agreed to by the Administrative Agent) Loans may be outstanding hereunder at any one time during the Availability Period.

(h) Administrative Agent Notification of the Lenders. The Administrative Agent shall promptly notify each Lender of the receipt of a Request for Borrowing, a Conversion Notice or a Rollover Notice, the amount of the Borrowing and the amount and currency of such Lender’s Pro Rata Share of the applicable Loans, the date the Borrowing is to be made, the Interest Option selected, the Interest Period selected, if applicable, and the applicable rate of interest.

2.4 Minimum Loan Amounts. Each Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000 (or such other amounts as agreed by the Administrative Agent in its reasonable discretion); provided that, a Reference Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the Available Commitment or that is required to finance the reimbursement of a Letter of Credit under Section 2.9(c). Any Loans in an Alternative Currency shall satisfy these minimum thresholds on a Dollar Equivalent basis.

2.5 Funding.

(a) Funding of Borrowings. Subject to the fulfillment of all applicable conditions set forth herein, each Lender shall make the proceeds of its Pro Rata Share of each Borrowing available to the Administrative Agent no later than 11:00 a.m. on the date specified in the Request for Borrowing as the borrowing date, in immediately available funds, and, upon fulfillment of all applicable conditions set forth herein, the Administrative Agent shall promptly deposit such proceeds in immediately available funds in the account directed by the applicable Borrower not later than 1:00 p.m. on the borrowing date or, if requested by the requesting Borrower in the Request for Borrowing, shall wire-transfer such funds as requested on or before such time. If a Lender fails to make its Pro Rata Share of any requested Borrowing available to the Administrative Agent on the applicable borrowing date, then the Administrative Agent may recover the applicable amount: (a) from such Lender, on demand, together with interest at the Federal Funds Rate for the period commencing on the date the amount was made available to the applicable Borrower by the Administrative Agent and ending on (but excluding) the date the

Administrative Agent recovers the amount from such Lender; or (b) if such Lender fails to pay its amount upon the Administrative Agent’s demand, then from the requesting Borrower by the Required Payment Time, together with interest at a rate per annum equal to the rate applicable to the requested Borrowing for the period commencing on the borrowing date and ending on (but excluding) the date the Administrative Agent recovers the amount from such Borrower. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Obligations of Lenders Several. The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither the Administrative Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder. The failure of any Lender to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder. Each Lender hereunder shall be liable to the Borrowers only for the amount of its respective Commitment.

2.6 [Reserved].

2.7 Interest.

(a) Interest Rate. Each Loan funded by the Lenders shall accrue interest at a rate per annum equal to: (i) with respect to Daily Simple SOFR Loans, Daily Simple SOFR plus the Applicable Margin; (ii) with respect to Term SOFR Loans, Term SOFR plus the Applicable Margin; (iii) with respect to Eurocurrency Term Rate Loans, the applicable Eurocurrency Term Rate plus the Applicable Margin; (iv) with respect to Daily Simple SONIA Loans, Daily Simple SONIA plus the SONIA Adjustment plus the specified Applicable Margin with respect to such Daily Simple SONIA Loans; (v) with respect to Term CORRA Loans, Term CORRA plus the CORRA Adjustment plus the Applicable Margin and (vi) with respect to Reference Rate Loans, the Reference Rate in effect from day to day plus the Applicable Margin. At any time, each Loan shall have only one Interest Period and one Interest Option. Notwithstanding anything to the contrary contained herein, in no event shall the interest rate hereunder exceed the Maximum Rate.

(b) Change in Rate; Past Due Amounts; Calculations of Interest. Each change in the rate of interest for any Borrowing consisting of Reference Rate Loans shall become effective, without prior notice to the Credit Parties, automatically as of the opening of business of the Administrative Agent on the date of said change. Interest on the unpaid principal balance of each Daily Simple SOFR Loan, each Term SOFR Loan, each Term CORRA Loan and each Eurocurrency Term Rate Loan shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days and each Reference Rate Loan and each Daily Simple SONIA Loan shall be calculated on the basis of the actual days elapsed in a year consisting of 365 or 366 days, as the case may be.

(c) Default Rate. If an Event of Default has occurred and is continuing, then (in lieu of the interest rate provided in Section 2.7(a) above) all overdue Obligations shall bear interest, after as well as before judgment, at a fluctuating rate per annum equal to the Default Rate until such amount is paid.

2.8 Determination of Rate. The Administrative Agent shall determine each interest rate applicable to the Daily Simple SOFR Loans, Term SOFR Loans, Eurocurrency Term Rate Loans, Daily Simple SONIA Loans, Term CORRA Loans and Reference Rate Loans hereunder in accordance with the terms set forth in this Credit Agreement. The Administrative Agent shall give notice to the Borrowers and to the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive and binding in the absence of manifest error.

2.9 Letters of Credit.

(a) Letter of Credit Commitment. Subject to the terms and conditions hereof, on any Business Day during the Availability Period, the Letter of Credit Issuer shall issue such Letters of Credit in Dollars and in such aggregate face amounts as the applicable Borrower may request; provided that: (i) on the date of issuance, the Letter of Credit Liability (after giving effect to the issuance of any such Letter of Credit) will not exceed the lesser of: (A) the remainder of: (1) the Available Commitment as of such date minus (2) the Dollar Equivalent of the Principal Obligations as of such date and (B) the Letter of Credit Sublimit; (ii) each Letter of Credit shall be in a minimum amount of $250,000 (or such lower amount agreed to by the Letter of Credit Issuer in its sole discretion); (iii) the expiry date of the Letter of Credit shall not be later than (A) twelve (12) months after the date of issuance (subject to automatic renewal for additional one year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the Letter of Credit Issuer) without the Letter of Credit Issuer’s consent, in its sole discretion and (B) thirty (30) days prior to the Stated Maturity Date, or, if the Borrowers comply with Section 2.9(h), within one (1) year after the Stated Maturity Date; (iv) each Letter of Credit shall be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Letter of Credit Issuer and, to the extent not inconsistent therewith, the laws of the State of New York; and (v) the Letter of Credit Issuer shall be under no obligation to issue any Letter of Credit if, after the Closing Date, (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any Applicable Law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer deems material to it, (B) the applicable Borrower has not provided the information necessary for the Letter of Credit Issuer to complete the form of Letter of Credit, or (C) the issuance of such Letter of Credit would violate Applicable Law or one or more policies of the Letter of Credit Issuer.

(b) Request. Each request for a Letter of Credit (a “Request for Letter of Credit”) shall be submitted to the Administrative Agent by the applicable Borrower substantially in the form of Exhibit F hereto (with blanks appropriately completed in conformity herewith), together with a Letter of Credit Application and a Borrowing Base Certificate (which may be appended to such Request for Letter of Credit), for the Letter of Credit Issuer, on or before 11:00 a.m. at least four (4) Business Days prior to the requested date of issuance of such Letter of Credit

(or six (6) Business Days with respect to Letters of Credit to be issued by any branch of the Letter of Credit Issuer located outside of the United States), in each case, or such shorter period as may be agreed to by the Letter of Credit Issuer, in its sole discretion. The Administrative Agent shall notify each Lender of such Request for Letter of Credit and the terms of the requested Letter of Credit. Upon each such application, the applicable Borrower shall be deemed to have automatically made to the Administrative Agent, each Lender, and the Letter of Credit Issuer the following representations and warranties that:

(i) The Letter of Credit Liability (after giving effect to the issuance of the requested Letter of Credit) will not exceed the lesser of: (A) the remainder of: (1) the Available Commitment as of such date; minus (2) the Dollar Equivalent of the Principal Obligations as of such date; and (B) the Letter of Credit Sublimit as of such date; and

(ii) All other conditions precedent in Section 6.2 for the issuance of such Letter of Credit will be satisfied as of the date of such issuance.

(c) Participation by the Lenders. Each Lender shall and does hereby participate ratably with the Letter of Credit Issuer in each Letter of Credit issued and outstanding hereunder to the extent of its Pro Rata Share of the Letter of Credit Liability with respect to each such Letter of Credit, and shall share in all rights and obligations resulting therefrom, including, without limitation: (i) the right to receive from the Administrative Agent its Pro Rata Share of any reimbursement of the amount of each draft drawn under each Letter of Credit, including any interest payable with respect thereto; (ii) the right to receive from the Administrative Agent its Pro Rata Share of the Letter of Credit fee pursuant to Section 2.14; (iii) the right to receive from the Administrative Agent its additional costs pursuant to Section 4.1; and (iv) the obligation to pay to the Administrative Agent or the Letter of Credit Issuer, as the case may be, in immediately available funds, its Pro Rata Share of any unreimbursed drawing under a Letter of Credit.

(d) Payment of Letter of Credit. In the event of any drawing under any Letter of Credit, the applicable Borrower agrees to reimburse (either with the proceeds of a Loan as provided for in this Section 2.9 or with funds from other sources), in same day funds, the Letter of Credit Issuer on each date on which the Letter of Credit Issuer notifies such Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of such draft so paid and any amounts representing interest, costs, expenses or fees incurred by the Letter of Credit Issuer in connection with such payment. Unless the applicable Borrower shall immediately notify the Letter of Credit Issuer that such Borrower intends to reimburse the Letter of Credit Issuer for such drawing from other sources or funds, such Borrower shall be deemed to have timely given a Request for Borrowing to the Administrative Agent, and such Borrower hereby authorizes, empowers, and directs the Administrative Agent, for the benefit of the Secured Parties and the Letter of Credit Issuer, to disburse directly, as a Borrowing hereunder, to the Letter of Credit Issuer, with notice to such Borrower, in immediately available funds an amount equal to the stated amount of each draft drawn under each Letter of Credit plus all interest, costs and expenses, and fees due to the Letter of Credit Issuer pursuant to this Credit Agreement. Subject to receipt of notice from the Administrative Agent, each Lender shall pay to the Administrative Agent such Lender’s Pro Rata Share of the amount disbursed by the Letter of Credit Issuer on the Business Day on which the Letter of Credit Issuer honors any such draft on a Letter of Credit or incurs or is owed any such interest, costs, expenses or fees, if notice of such disbursement is delivered to the Lenders prior to

1:00 p.m. New York City time (and if received after 1:00 p.m. on the next succeeding Business Day). The Administrative Agent shall promptly notify the Borrowers of any such disbursements made by the Lenders pursuant to the terms hereof; provided that, the failure to give such notice will not affect the validity of the disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Lenders or the Letter of Credit Issuer on account of a Letter of Credit shall be deemed a Reference Rate Loan; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4. The Administrative Agent and the Lenders may conclusively rely on the Letter of Credit Issuer as to the amount due the Letter of Credit Issuer by reason of any draft of a Letter of Credit or due the Letter of Credit Issuer under any Letter of Credit Application. The obligations of a Lender to make payments to the Administrative Agent for the account of the Letter of Credit Issuer, and, as applicable, the obligations of the applicable Borrower with respect to Borrowings, each under this Section 2.9(d) shall be irrevocable, shall not be subject to any qualification or exception whatsoever, and shall, irrespective of the satisfaction of the conditions to the making of any Loans described in Sections 2.1(b), 6.1, 6.2, and/or 6.3, as applicable, be honored in accordance with this Section 2.9(d) under all circumstances, including, without limitation, any of the following circumstances: (i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any of the other Loan Documents; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the applicable Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the terms of the Letter of Credit; (iii) the existence of any claim, counterclaim, setoff, defense or other right which any Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender, or any other Person, whether in connection with this Credit Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit); (iv) any draft, demand, certificate or any other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect or any loss or delay in the transmission or otherwise of any document required in order to make a draw under a Letter of Credit; (v) any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; (vi) any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; (vii) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (viii) the occurrence of any Event of Default or Potential Default; or (ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Credit Party.

(e) Borrower Inspection. The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will promptly notify the Letter of Credit Issuer of the same in writing. Such Borrower shall be conclusively deemed to have waived any such claim against the Letter of Credit Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of Letter of Credit Issuer. Each Lender and each Borrower agrees that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted, in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. The applicable Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.9(d). In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Acceleration of Undrawn Amounts. Should the Administrative Agent demand payment of the Obligations hereunder prior to the Maturity Date pursuant to Section 10.2, the Administrative Agent, by written notice to the Borrowers, may take one or both of the following actions: (i) declare the obligation of the Letter of Credit Issuers to issue Letters of Credit hereunder terminated, whereupon such obligations shall forthwith terminate without any other notice of any kind; and (ii) declare the Letter of Credit Liability to be forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived, and demand that the Borrowers Cash Collateralize, as security for such portion of the Obligations, an amount equal to the Minimum Collateral Amount at the time such notice is given. Unless otherwise required by Applicable Law, upon the full and final payment of the Obligations (other than contingent obligations for which no claim has yet been made), the Administrative Agent shall return to the Borrowers any amounts remaining in said Cash Collateral Account.

(h) Cash Collateral. If (i) as of the Maturity Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) any other circumstances under this Credit Agreement or the other Loan Documents occurs requiring the Borrowers to Cash Collateralize any Letters of Credit, then, in each case, the Borrowers shall promptly Cash Collateralize in an amount equal to the Minimum Collateral Amount or, in the case of Section 2.9(h)(ii) above, such amount expressly required by the terms of this Credit Agreement or other Loan Document, to the Administrative Agent for the benefit of the Secured Parties, to be held by the Administrative Agent as Cash Collateral subject to the terms of this Section 2.9(h) and any security agreement, control agreement and other documentation reasonably requested by the Administrative Agent to be executed in connection with opening a Cash Collateral Account for the purpose of holding such Cash Collateral. All Cash Collateral to be provided by the Borrowers pursuant to this Section 2.9(h) shall be in Dollars. All Cash Collateral shall be funded by the proceeds of Drawdowns, and not from any other source. Cash Collateral held in a Cash Collateral Account shall be applied by the Administrative Agent to the reimbursement of the Letter of Credit Issuer for any payment made by it of drafts drawn under the outstanding Letters of Credit, and the unused portion thereof, after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Letter of Credit Liability shall have been satisfied and all other Obligations shall have been paid in full (other than contingent obligations for which no claim has been made and other indemnity and contractual obligations which by their terms survive termination of this Credit Agreement or any other Loan Document), the balance, if any, of Cash Collateral held in a Cash Collateral Account pursuant to this clause (h) shall be returned to the Borrowers. The Borrowers hereby grant to the Administrative Agent, for the benefit of the Secured Parties, and agree to maintain, a first priority security interest (subject to Permitted Liens) in all such Cash Collateral and in each Cash Collateral Account as security in respect of the Letter of Credit Liability.

(i) Lenders’ Continuing Obligations. In the event any Letter of Credit Liability is Cash Collateralized in accordance with Section 2.9(h) or otherwise pursuant to this Credit Agreement (including, but not limited to, the Cash Collateralizing of a Letter of Credit outstanding beyond the Maturity Date), each Lender’s participation in such Letter of Credit pursuant to this Section 2.9 shall continue in all respects, the Lenders will continue to be entitled to receive their Pro Rata Share of the Letter of Credit fee payable in accordance with Section 2.14, and the Lenders shall continue to be obligated to fund their Pro Rata Share of any drawing under such Letter of Credit in the event the Cash Collateral is for any reason unavailable or insufficient to fully fund such drawing (including, but not limited to, as a result of any preference claim or other clawback under any proceeding pursuant to any Debtor Relief Laws).

(j) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Credit Agreement, this Section 2.9 shall be subject to the terms and conditions of Section 4.9 and Section 12.12.

2.10 Qualified Borrowers. In consideration of the Lenders’ agreement to advance funds to a Qualified Borrower that has joined the Credit Facility in accordance with Section 6.3, to cause Letters of Credit to be issued for the account of a Qualified Borrower pursuant to Section 2.9, and to accept the Qualified Borrower Guaranties in support thereof, the applicable Fund hereby authorizes, empowers, and directs the Administrative Agent, for the benefit of the Secured Parties, within the limits of the Available Commitment, to disburse directly to the Lenders, with notice to the applicable Fund, in immediately available funds, an amount equal to the amount due and owing under the applicable Qualified Borrower Promissory Note or the applicable Qualified Borrower Guaranty, together with all interest, costs and expenses and fees due to the Lenders pursuant thereto, as a Borrowing hereunder by the applicable Fund, in the event the Administrative Agent shall have not received payment of such Obligations when due. The

Administrative Agent will notify the applicable Fund of any disbursement made to the Lenders pursuant to the terms hereof; provided that, the failure to give such notice shall not affect the validity of the disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Administrative Agent to the Lenders shall be deemed to be a Reference Rate Loan pursuant to Section 2.3 in the amount so paid, and applicable Fund shall be deemed to have given to the Administrative Agent in accordance with the terms and conditions of Section 2.3, a Request for Borrowing with respect thereto; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4. The Administrative Agent may conclusively rely on the Lenders as to the amount of any such Obligations due to the Lenders, absent manifest error.

2.11 Use of Proceeds. The proceeds of the Loans and the Letters of Credit shall be used solely for purposes expressly permitted under the Constituent Documents of each Credit Party. Neither the Lenders nor the Administrative Agent shall have any liability, obligation, or responsibility whatsoever with respect to the Borrowers’ use of the proceeds of the Loans, the Letters of Credit or execution and delivery of the Qualified Borrower Guaranties, and neither the Lenders nor the Administrative Agent shall be obligated to determine whether or not the Borrowers’ use of such proceeds are for purposes permitted under the Constituent Documents of the applicable Borrower. Nothing, including, without limitation, any Borrowing, any Rollover, any issuance of any Letter of Credit, or acceptance of any Qualified Borrower Guaranty or other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by the Lenders or the Administrative Agent as to whether any Investment by the Borrowers is permitted by the terms of the Constituent Documents of Borrowers. Each Borrower agrees to respond promptly to any reasonable requests for information related to its use of Loan and Letter of Credit proceeds to the extent required by any Lender in connection with such Lender’s determination of its compliance with Section 23A of the Federal Reserve Act (12 U.S.C. §371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223). No Borrower shall, to its actual knowledge, use the proceeds of any Loan or Letter of Credit hereunder to purchase securities from any Lender or any “affiliate” (as such term is defined in 12 C.F.R. Part 223) thereof. In connection with each Request for Borrowing or Letter of Credit hereunder, the requesting Borrower shall be deemed to have represented and warranted to the Administrative Agent on the date of such Borrowing or issuance of a Letter of Credit that, to its actual knowledge, as of the date of the requested Borrowing or Letter of Credit issuance, the proceeds of such Borrowing or Letter of Credit will not be used by such Borrower to, directly or indirectly, either (x) purchase securities issued by any Lender or any Affiliate thereof or (y) invest in any fund sponsored by a Lender or an Affiliate thereof. For the avoidance of doubt, notwithstanding anything to the contrary in this Credit Agreement or any other Loan Document, it is acknowledged that no Borrower shall have increased costs, collateral requirements or additional fees imposed in connection with such Lender’s compliance obligation with Section 23A of the Federal Reserve Act (12 U.S.C. §371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223), except to the extent such costs, requirements or fees are a direct result of any Borrower’s breach of any of the two immediately preceding sentence.

2.12 Fees. The Borrowers shall pay to the Administrative Agent fees in consideration of the arrangement and administration of the Commitments, which fees shall be payable in amounts and on the dates agreed to between the Borrowers and the Administrative Agent in the applicable Fee Letter. The Borrowers will pay to the Administrative Agent such other fees as are payable in the amount and on the date agreed to between the Borrowers and the Administrative Agent in the applicable Fee Letter.

2.13 Unused Commitment Fee. In addition to the payments provided for in Section 3, the Borrowers shall pay or cause to be paid to the Administrative Agent, for the account of each Lender, an unused commitment fee at the Unused Commitment Fee Rate on the Commitment of the Lenders which was unused (through the extension of Loans or the issuance of Letters of Credit) calculated on the basis of actual days elapsed in a year consisting of 360 days and payable in arrears on the fifth (5th) Business Day of each calendar quarter for the preceding calendar quarter. For purposes of this Section 2.13, the fee shall be calculated on a daily basis. The Credit Parties and the Lenders acknowledge and agree that the unused commitment fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to the Lenders for committing to make funds available to the Borrowers as described herein and for no other purposes.

2.14 Letter of Credit Fees. The applicable Borrower shall pay to the Administrative Agent: (a) for the benefit of the Lenders, in consideration for the issuance of Letters of Credit hereunder, a non-refundable fee equal to the Applicable Margin (plus two percent (2%) if an Event of Default has occurred and is continuing) on the daily face amount of each Letter of Credit, less the amount of any draws on such Letter of Credit, payable in quarterly installments in arrears on the fifth (5th) Business Day of each calendar quarter for the preceding calendar quarter, commencing on the issuance date and continuing for so long as such Letter of Credit remains outstanding (including, for the avoidance of doubt, any Letter of Credit that is outstanding but has been Cash Collateralized) calculated on the basis of actual days elapsed in a year consisting of 360 days; and (b) for the benefit of the Letter of Credit Issuer, upon the issuance of each Letter of Credit: (i) to the extent a Lender other than the Letter of Credit Issuer or any of its Affiliates shall at any time participate in any Letter of Credit in accordance with the terms hereof, a non-refundable fronting fee equal to 12.5 basis points (0.125%) of the portion of the maximum amount of such Letter of Credit in which any Lender (other than the Letter of Credit Issuer or its Affiliates) participates, payable in quarterly installments in arrears on the fifth (5th) Business Day of each calendar quarter for the preceding calendar quarter; (ii) $1,000 per requested issuance or amendment of a Letter of Credit, such amount to be increased at the discretion of the Letter of Credit Issuer to offset any out-of-pocket expenses incurred by the Letter of Credit Issuer in connection with any non-standard Letters of Credit or Letters of Credit issued by a branch office outside the United States; and (iii) all other reasonable and customary, invoiced out-of-pocket expenses actually incurred by the Letter of Credit Issuer related to the issuance, amendment or transfer of Letters of Credit upon demand by the Letter of Credit Issuer.

2.15 Increase in the Maximum Commitment.

(a) Request for Increase. Provided there exists no Event of Default or Potential Default has occurred, and subject to compliance with the terms of this Section 2.15, with the consent of the Administrative Agent, such consent to be given in its discretion, the Borrowers may (from time to time) at any time increase the Maximum Commitment to an amount not exceeding $500,000,000. Any such increase may be done in one or more requested increases, in $25,000,000 (or such other amount as agreed by the Administrative Agent in its reasonable discretion) increments, or such lesser amount to be determined by the Administrative Agent (each such increase, a “Facility Increase”).

(b) Effective Date. The effective date of any Facility Increase (the “Increase Effective Date”) shall be specified by the Borrowers in the applicable Facility Increase Request and shall be (unless otherwise agreed in writing by the Administrative Agent) no less than ten (10) Business Days after the date the Administrative Agent receives the applicable Facility Increase Request. The Administrative Agent shall notify the Lenders of the Increase Effective Date.

(c) Conditions to Effectiveness of Increase. The following are conditions precedent to such increase:

(i) the Borrowers shall deliver to the Administrative Agent a Facility Increase Request, attaching an updated Borrowing Base Certificate and resolutions adopted by, or on behalf of, the Borrowers approving or consenting to such increase; provided that, only those Qualified Borrowers whose borrowing capacity will be increase by such Facility Increase shall be required to sign such Facility Increase Request, in each case, certified by a Responsible Officer of the Borrowers that such resolutions and the updated Borrowing Base Certificate are true and correct copies thereof and are in full force and effect;

(ii) on or prior to the proposed date of such Facility Increase, the Borrowers shall have paid to the Administrative Agent the Facility Increase Fee for the benefit of the increasing and/or new Lenders, with such fee payable to each increasing and/or new Lender ratably based on its share of the Facility Increase;

(iii) if applicable, the Borrowers shall execute replacement Notes payable to the applicable Lenders reflecting the Facility Increase;

(iv) as of the effective date of such increase and immediately after giving effect thereto, the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); provided that, if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition;

(v) no Potential Default or Event of Default shall have occurred and be continuing on the date on which the Facility Increase Request is delivered or immediately after giving effect to the Facility Increase;

(vi) the Borrowers shall have delivered to the Lenders a new or updated Beneficial Ownership Certification, as applicable, in relation to each Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, if so requested by the Administrative Agent; and

(vii) on the Increase Effective Date, (x) an existing Lender or Lenders shall increase its Commitment to support any Facility Increase, in the sole discretion of each such Lender, and/or (y) one or more additional Lenders shall have joined the Credit Facility in accordance with Section 12.11(g) and, after giving effect thereto, the aggregate Commitments of such increasing and additional Lenders shall be at least equal to the amount of such Facility Increase.

For the avoidance of doubt, any Facility Increase will be on the same terms as contained herein with respect to the Credit Facility. No Lender will be required to commit, nor shall any Lender have any preemptive right to provide, any portion of any Facility Increase.

(d) Reallocation Following Facility Increase. On any Increase Effective Date with respect to any Facility Increase (whether pursuant to a new Lender joining the Credit Facility or an existing Lender increasing its Commitment), the Administrative Agent will reallocate the outstanding Loans and participations in Letters of Credit hereunder (including any Loans made by any new or increasing Lender pursuant to this Section 2.15) such that, after giving effect thereto, the ratio of each Lender’s (including each new or increasing Lender’s) share of outstanding Loans and participations in Letters of Credit to its share of Commitments is the same as that of each other Lender. For the avoidance of doubt, such reallocation may require the reallocation of Loans from an existing Lender to a new or increasing Lender. In connection with any such reallocation of the outstanding Loans, the (i) Administrative Agent will give advance notice sufficient to comply with the applicable timing period in Section 2.3 to each Lender which is required to fund any amount or receive any partial repayment in connection therewith and (ii) applicable Lender or Lenders will fund such amounts up to their respective shares of the Loans being reallocated and the Administrative Agent shall remit to any applicable Lenders its applicable portion of such funded amount if necessary to give effect to the reallocation of such Loans. In connection with such repayment made with respect to such reallocation (to the extent such repayment is required), the Borrowers shall pay (i) all interest due on the amount repaid to the date of repayment on the immediately following Interest Payment Date and (ii) any amounts due pursuant to Section 4.6 as a result of such reallocation occurring on any date other than an Interest Payment Date.

2.16 Extension of Stated Maturity Date. The Borrowers shall have an option to extend the Stated Maturity Date then in effect for one (1) additional term not longer than 364 days, subject to satisfaction of the following conditions precedent:

(a) the Administrative Agent and each extending Lender have consented to such extension;

(b) as of the effective date of such extension and immediately after giving effect thereto, the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); provided that, if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition;

(c) the Borrowers shall have paid an Extension Fee to the Administrative Agent for the benefit of the extending Lenders;

(d) no Potential Default or Event of Default shall have occurred and be continuing on the date on which notice is given in accordance with the following clause (e) or on the initial Stated Maturity Date;

(e) the Borrowers shall have delivered an Extension Request with respect to the Stated Maturity Date to the Administrative Agent not less than thirty (30) days (or such shorter period agreed to by the Administrative Agent) prior to the Stated Maturity Date then in effect (which shall be promptly forwarded by the Administrative Agent to each Lender); and

(f) the Borrowers shall have delivered to the Lenders a new or updated Beneficial Ownership Certification, as applicable, in relation to each Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, if so requested by the Administrative Agent.

3. PAYMENT OF OBLIGATIONS.

3.1 Revolving Credit Notes. Any Lender may request that its Loans be evidenced by a promissory note. In such event, each Borrower shall execute and deliver a Note or Notes substantially in the form of Exhibit B hereto (with blanks appropriately completed in conformity herewith), in favor of such Lender. Each Borrower agrees, from time to time, upon the request of the Administrative Agent or any Lender, to reissue a new Note, in accordance with the terms and substantially in the form heretofore provided, to the Administrative Agent or such Lender, in renewal of and substitution for the Note previously issued by such Borrower to the Administrative Agent or such Lender, and such previously issued Note shall be returned to such Borrower marked “replaced”.

3.2 Payment of Obligations. The Principal Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon and any other outstanding Obligations, shall be due and payable on the Maturity Date.

3.3 Payment of Interest.

(a) Interest. Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursement or wire transfer of such Borrowing by the Administrative Agent, consistent with the provisions of Section 2.7, notwithstanding whether the applicable Borrower received the benefit of such Borrowing as of such date and even if such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement. When a Borrowing is disbursed by wire transfer pursuant to instructions received from the applicable Borrower in accordance with the related Request for Borrowing, then such Borrowing shall be considered made at the time of the transmission of the wire, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by the Administrative Agent in the Administrative Agent’s account described in Section 3.4, or any other account of the Administrative Agent which the Administrative Agent designates in writing to the applicable Borrower.

(b) Interest Payment Dates. Accrued and unpaid interest on the Obligations shall be due and payable in arrears (i) on each Interest Payment Date, (ii) [reserved] and (iii) upon the occurrence and during the continuance of an Event of Default, at any time upon demand by the Administrative Agent. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. Notwithstanding the foregoing, other than during any period which the Administrative Agent provides notice to the Borrowers that a new Lender will be joining the Credit Facility pursuant to a Lender Joinder Agreement, the Borrowers shall be permitted to elect to capitalize all interest accrued in respect of any Loan at the time of such Borrowing or on the last day of each Interest Period applicable to such Loan. Interest shall accrue on such amount of capitalized interest as if such amount of capitalized interest was a Loan in the applicable currency of the underlying Borrowing.

3.4 Payments on the Obligations.

(a) Borrower Payments. All payments of principal of, and interest on, the Obligations under this Credit Agreement by any Credit Party to or for the account of the Lenders, or any of them, shall be made without condition or deduction or counterclaim, set-off, defense or recoupment by the Borrowers for receipt by the Administrative Agent before 1:00 p.m. in the case of payments made in Dollars and 10:00 a.m. in the case of payments made in an Alternative Currency, in each case, in federal or other immediately available funds to the Administrative Agent at account number 9051422 at Société Générale, New York Branch, ABA No. 026-004-226, account name “Loan Servicing Group”, reference “AGL Private Credit Income Fund”, or any other account of the Administrative Agent that the Administrative Agent designates in writing to the Borrowers. Funds received after 1:00 p.m. in the case of payments made in Dollars or after 10:00 a.m. in the case of payments made in an Alternative Currency, as applicable, shall be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such funds. All payments shall be made in the currency of the related Borrowing.

(b) Lender Payments. Except as provided in Section 12.12, each Lender shall be entitled to receive its Pro Rata Share of each payment received by the Administrative Agent hereunder for the account of the Lenders on the Obligations. Each payment received by the Administrative Agent hereunder for the account of a Lender shall be promptly distributed by the Administrative Agent to such Lender. The Administrative Agent and each Lender hereby agree that payments to the Administrative Agent by the Borrowers of principal of, and interest on, the Obligations by the Borrowers to or for the account of the Lenders in accordance with the terms of this Credit Agreement, the Notes and the other Loan Documents shall constitute satisfaction of the Borrowers’ obligations with respect to any such payments, and the Administrative Agent shall indemnify, and each Lender shall hold harmless, the Borrowers from any claims asserted by any Lender in connection with the Administrative Agent’s duty to distribute and apportion such payments to the Lenders in accordance with this Section 3.4.

(c) Application of Payments. So long as no Event of Default has occurred and is continuing, all payments made on the Obligations shall be applied as directed by the Borrowers. At all times when an Event of Default has occurred and is continuing, all payments made on the Obligations shall be credited, to the extent of the amount thereof, in the following manner: (i) first, against all costs, expenses and other fees (including attorneys’ fees) arising under the terms hereof; (ii) second, against the amount of interest accrued and unpaid on the Obligations as of the date of such payment; (iii) third, against all principal due and owing on the Obligations as of the date of such payment based upon each Lender’s Pro Rata Share thereof; and (iv) fourth, to all other amounts constituting any portion of the Obligations.

3.5 Prepayments.

(a) Voluntary Prepayments. The Borrowers may, upon written notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium, fees or penalty on any Business Day; provided that: (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) two (2) Business Days prior to any date of prepayment of Term SOFR Loans, (B) one (1) Business Day prior to any date of prepayment of Reference Rate Loans or Daily Simple SOFR Loans, (C) five (5) Business Days prior to any date of prepayment of Daily Simple SONIA Loans and (D) four (4) Business Days prior to any date of prepayment of Eurocurrency Term Rate Loans or Term CORRA Loans; and (ii) any prepayment of Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or such other amounts as reasonably agreed to by the Administrative Agent) or, if less, the entire principal amount thereof then outstanding. Any Loans in an Alternative Currency shall satisfy the above minimum thresholds for any such Loans on a Dollar Equivalent basis. Each such notice shall specify the date (which shall be a Business Day) and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such written notice is given by any Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 4. Each such prepayment shall be applied to the Obligations held by each Lender in accordance with its respective Pro Rata Share.

(b) Mandatory Prepayment.

(i) Excess Loans Outstanding. If, on any day, the Dollar Equivalent of the Principal Obligations exceeds the Available Commitment (including, without limitation, as a result of an Exclusion Event) (a “Borrowing Base Deficiency”), then one or more Borrowers shall pay, on the earlier of (i) demand by the Administrative Agent and (ii) a Responsible Officer of a Borrower obtaining knowledge thereof, without further demand, such excess to the Administrative Agent, for the benefit of the Lenders, in immediately available funds (except to the extent any such excess is addressed by Section 3.5(b)(ii)), by the Required Payment Time after such demand or knowledge; provided that, if a mandatory prepayment is triggered under this Section 3.5(b)(i) solely as a result of the issuance of a Drawdown (an “Inadvertent Prepayment Trigger”), the applicable Borrower shall pay such excess with the proceeds of such Drawdown by the Required Payment Time; provided, further, that any such Inadvertent Prepayment Trigger shall not constitute a Cash Control Event.

(ii) Excess Letters of Credit Outstanding. If any excess calculated pursuant to Section 3.5(b) is attributable to undrawn Letters of Credit, the Borrowers shall promptly Cash Collateralize such excess with the Administrative Agent pursuant to the terms of Section 2.9(h), as security for such portion of the Obligations. Unless otherwise required by Applicable Law, upon: (A) a change in circumstances such that the Dollar Equivalent of the Principal Obligations no longer exceeds the Available Commitment and no Event of Default or Potential Default has occurred and is continuing; or (B) the full and final payment of the Obligations (other than contingent obligations for which no claim has yet been made) and the expiration or termination of all Letters of Credit, the Administrative Agent shall return to the Borrowers any amounts remaining in said Cash Collateral Account.

(iii) Alternative Currency Sublimit. If, on any day, the Dollar Equivalent of the Principal Obligations of Loans denominated in Alternative Currencies exceeds the Alternative Currency Sublimit, then the Borrowers shall pay the outstanding principal amount of the Principal Obligations in an amount necessary to cure such excess ratably to the applicable Lenders, in immediately available funds, promptly and in any event within the Required Payment Time.

(iv) Exchange Listing Event. On the date of an Exchange Listing Event, the Commitments shall be automatically be cancelled and all outstanding Obligations shall become immediately due and payable.

(v) Scheduled Reduction Date. On or before the Scheduled Reduction Date, the Borrowers shall prepay without further demand an amount equal to $125,000,000 to the Administrative Agent for the benefit of SG.

3.6 Reduction or Early Termination of Commitments. So long as no Request for Borrowing or Request for Letter of Credit is outstanding that would result in a mandatory prepayment pursuant to Section 3.5(b), the Borrowers may terminate the Commitments, or reduce the Maximum Commitment, by giving prior irrevocable written notice to the Administrative Agent of such termination or reduction five (5) Business Days’ (or such shorter period of time agreed to by the Administrative Agent in its sole discretion) prior to the effective date of such termination or reduction (which date shall be specified by the Borrowers in such notice and shall be a Business Day): (a) (i) in the case of complete termination of the Commitments, upon prepayment of all of the outstanding Obligations including, without limitation, all interest accrued thereon, in accordance with the terms of Section 3.3; or (ii) in the case of a reduction of the Maximum Commitment, except in connection with a termination of all of the Commitments, upon prepayment of the amount by which the Dollar Equivalent of the Principal Obligations exceeds the reduced Available Commitment resulting from such reduction, including, without limitation, payment of all interest accrued thereon, in accordance with the terms of Section 3.3, provided that, the Maximum Commitment may not be reduced such that, the Available Commitment would be less than the aggregate stated amount of outstanding Letters of Credit; and (b) in the case of the complete termination of the Commitments, if any Letter of Credit Liability exists, upon payment to the Administrative Agent of the Minimum Collateral Amount for deposit in the Cash Collateral Account in accordance with Section 2.9(h), without presentment, demand, protest or any other notice of any kind, all of which are hereby waived. Notwithstanding the foregoing: (x) any reduction of the Maximum Commitment shall be in an amount equal to $5,000,000 or, if more, in multiples of $1,000,000 (or such other amounts as agreed to by the

Administrative Agent); and (y) in no event shall a reduction by the Borrowers reduce the Maximum Commitment to less than $50,000,000 (except for a termination of all the Commitments). Promptly after receipt of any notice of reduction or termination, the Administrative Agent shall notify each Lender of the same. Any reduction of the Maximum Commitment shall reduce the Commitments of the Lenders according to their Pro Rata Share.

3.7 Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its Lending Office (and the office to whose accounts payments are to be credited) for any Loan and (b) change its Lending Office from time to time by notice to the Administrative Agent and the Borrowers. In such event, the Administrative Agent shall continue to hold the Note, if any, evidencing the Loans attributable to such Lender for the benefit and account of such branch, subsidiary or Affiliate. Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.5.

3.8 Joint and Several Liability. Each Borrower acknowledges, agrees, represents and warrants the following:

(a) Inducement. The Lenders have been induced to make the Loans to, and the Letter of Credit Issuer has been induced to issue Letters of Credit for the accounts of, the Borrowers in part based upon the assurances by each Borrower that each Borrower desires that all Obligations under the Loan Documents be honored and enforced as separate obligations of each Borrower, should the Administrative Agent and the Lenders desire to do so.

(b) Combined Liability. Notwithstanding the foregoing, the Borrowers shall be jointly and severally liable to the Lenders for all representations, warranties, covenants, obligations and indemnities, including, without limitation, the Loans and the other Obligations, and the Administrative Agent and the Lenders may at their option enforce the entire amount of the Loans, the Letters of Credit and the other Obligations against any one or more of the Borrowers.

(c) Separate Exercise of Remedies. The Administrative Agent (on behalf of the Secured Parties) may exercise remedies against each Borrower and its property separately, whether or not the Administrative Agent exercises remedies against any other Borrower or its property. The Administrative Agent may enforce one or more Borrower’s obligations without enforcing any other Borrower’s obligations and vice versa. Any failure or inability of the Administrative Agent to enforce one or more Borrower’s obligations shall not in any way limit the Administrative Agent’s right to enforce the obligations of the other Borrowers. If the Administrative Agent forecloses or exercises similar remedies under any one or more Collateral Documents, then such foreclosure or similar remedy shall be deemed to reduce the balance of the Loans only to the extent of the cash proceeds actually realized by the Lenders from such foreclosure or similar remedy or, if applicable, the Administrative Agent’s credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Loans secured by such Collateral Documents under the applicable state law.

(d) Qualified Borrowers. Notwithstanding anything herein or in any Loan Document to the contrary, (1) this Section 3.8 and Section 5 shall not apply to Qualified Borrowers, (2) the Obligations of any Qualified Borrower hereunder shall be several and limited only to the Loans and Letters of Credit made or issued on its behalf, (3) all Loans and Letters of Credit provided to a Qualified Borrower hereunder shall be guaranteed only by the applicable Fund in accordance with the applicable Qualified Borrower Guaranty, and (4) such Fund shall be jointly and severally liable with such Qualified Borrower for the full amount of the Loans and Letters of Credit and other Obligations of such Qualified Borrower.

4. CHANGE IN CIRCUMSTANCES.

4.1 Taxes.

(a) Defined Terms. For purposes of this Section 4.1, the term “Lender” includes each Letter of Credit Issuer and the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrowers. The Borrowers shall indemnify each Recipient, within fifteen (15) Business Days, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Without prejudice to, or duplication of, Section 11.7, each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (x) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.11(e) relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Credit Agreement or any other Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 4.1(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by a Credit Party to a Governmental Authority pursuant to this Section 4.1, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return as required by laws reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested in writing by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested in writing by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested in writing by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested in writing by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements (including pursuant to the implementation of the OECD Standard for Automatic Exchange of Financial Account Information in Tax Matters – The Common Reporting Standard and any implementing legislation or related guidance). Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.1(g)(ii)(A), 4.1(g)(ii)(B) and 4.1(g)(ii)(D) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable written request of such Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested in writing by the applicable Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable written request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit O-1 hereto to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10-percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-2 or Exhibit O-3 hereto, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-4 hereto on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested in writing by the applicable Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable written request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made;

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), then such Lender shall deliver to such Borrowers and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested in writing by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.1(g)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Closing Date; and

(E) the Administrative Agent shall assume primary withholding responsibility under Chapters 3 and 4 of the Internal Revenue Code and primary IRS Form 1099 and IRS Form 1042-S reporting and backup withholding responsibility with respect to payments it receives on account of any Lender. If the Administrative Agent is a U.S. Person, it shall deliver to the Borrowers on or before the date the Administrative Agent becomes a party to this Credit Agreement executed copies of IRS Form W-9 certifying that it is exempt from federal backup withholding tax. If the Administrative Agent is not a U.S. Person, it shall deliver to the Borrowers on or before the date the Administrative Agent becomes a party to this Credit Agreement (A) with respect to payments received on its own behalf, executed copies of IRS Form W-8ECI or IRS Form W-8BEN-E, as applicable, and (B) with respect to payments received on account of any Lender, executed copies of IRS Form W-8IMY certifying that the Administrative Agent is either (1) a “qualified intermediary” which has assumed primary withholding responsibility under Chapters 3 and 4 of the Internal Revenue Code and primary IRS Form 1099 reporting and backup withholding responsibility, or (2) a U.S. branch providing such form as evidence of its agreement with Borrower to be treated as a “U.S. person” for U.S. federal withholding Tax purposes (as contemplated by Section 1.1441-1(b)(2)(iv)(A) of the U.S. Treasury Regulations) and that the payments it receives for the account of such Lenders are not effectively connected with the conduct of its trade or business in the United States.

Each Lender and the Administrative Agent agrees that if any form or certification it previously delivered, expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and, in the case of a Lender, the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.1 (including by the payment of additional amounts pursuant to this Section 4.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the written request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.1(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.1(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.1(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 4.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) Substantial Equivalent Fair Market Value. The parties hereto acknowledge and represent that this Credit Agreement was agreed to between them pursuant to arms’-length negotiations.

4.2 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority having jurisdiction over such Lender has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or the Applicable Currency Rate or other Obligations, or materially restricts the authority of such Lender to (i) purchase or sell, or to take deposits of, the Applicable Currency Rate or (ii) to determine or charge interest rates based upon SOFR or the Applicable Currency Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (A) in the case of any determination described in the foregoing clause (i), any obligation of such Lender to make or continue Loans or the Obligations in such currency shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist and, until such time, the Loans or Obligations of such Lender in such currency shall, at the option of the Borrowers, be converted to, and shall continue, as Reference Rate Loans and Obligations denominated in Dollars in an amount equal to the Dollar Equivalent of such Loans and Obligations immediately prior to such suspension, and (B) in the case of any determination described in the foregoing clause (ii), any obligation of such Lender to maintain Loans or the Obligations in the affected currency or currencies, or to convert Loans accruing interest calculated by reference to the Reference Rate (unless the Reference Rate is also calculated off of SOFR in accordance with the definition thereof) to be Loans accruing interest calculated by reference to SOFR, shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist and, until such time, the Loans or Obligations of such Lender outstanding at the time of such suspension shall, at the option of the Borrowers, be continued either (i) as Reference Rate Loans if denominated in Dollars or (ii) as Cost of Funds Rate Loans if denominated in an Alternative Currency; provided, however, the Administrative Agent, in consultation with the Borrowers and the applicable Lender, may establish an alternative interest rate with respect to such Loans during the pendency of such period.

4.3 Inability to Determine Rates. Subject to Section 4.4, if:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Daily Simple SOFR or Term SOFR, as applicable; or

(b) the Administrative Agent has been advised by the Required Lenders that Daily Simple SOFR and/or Term SOFR, as applicable, will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan);

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist:

(i) any Request for Borrowing that requests a Daily Simple SOFR Borrowing and/or Term SOFR Borrowing, as applicable, shall instead be deemed to be a Request for Borrowing for a Reference Rate Loan, and

(ii) any outstanding Daily Simple SOFR Loan and/or Term SOFR Loan, as applicable, shall on and from such day be converted by the Administrative Agent to, and shall constitute, a Reference Rate Loan.

4.4 Permanent Discontinuance of SOFR and Other Benchmarks.

(a) Replacing Term SOFR. Notwithstanding anything to the contrary herein or in any other Loan Document (and any swap agreement shall be deemed not to be a “Loan Document” for purposes of this Section 4.4), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then:

(i) if a Benchmark Replacement is determined in accordance with clause (a)(1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document; and

(ii) if a Benchmark Replacement is determined in accordance with clause (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders (without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document), so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b) Replacing Other Benchmarks. Upon the occurrence of a Benchmark Transition Event in respect of any Benchmark other than Term SOFR, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrowers may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrowers’ receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrowers will be deemed to have:

(i) in the case of a Loan to be made in Dollars, converted any such request into a request for a borrowing of or conversion to Reference Rate Loans, and

(ii) in the case of a Loan to be made in an Alternative Currency, at the election of the Borrowers, revoked such request for a borrowing of such Loan or converted any such request into a request for a borrowing of or conversion to a Loan bearing interest based on the central bank rate of such Alternative Currency.

During the period referenced in the foregoing sentence, the component of Reference Rate is based upon the Benchmark will not be used in any determination of Reference Rate.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, in connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.4, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document or any notification by the Administrative Agent, except as expressly required pursuant to this Section 4.4.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Daily Simple SOFR Borrowing or Term SOFR Borrowing, as applicable, to be made, and any request for a conversion of a Reference Rate Loan to a Daily Simple SOFR Loan or Term SOFR Loan, as applicable, and, failing that, the Borrowers will be deemed to have converted any request for a Daily Simple SOFR Borrowing or Term SOFR Borrowing, as applicable, into a request for a Reference Rate Loan and to have revoked any request for a conversion of a Reference Rate Loan into a Daily Simple SOFR Loan or Term SOFR Loan, as applicable. Furthermore, if any Daily Simple SOFR Loan and/or Term SOFR Loan, as applicable, is outstanding on the date of the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, then until such time as a Benchmark Replacement is implemented pursuant to this Section 4.4, such Daily Simple SOFR Loan and/or Term SOFR Loan, as applicable, shall on and from such day be converted by the Administrative Agent to, and shall constitute a Reference Rate Loan.

(g) EURIBOR Unavailability Period. Notwithstanding anything to the contrary herein, during any EURIBOR Unavailability Period:

(i) the Borrowers may revoke any request for a Euro denominated Loan, and any request for the continuation of any Euro denominated Loan from one Interest Period to another Interest Period, and

(ii) commencing on the last day of the then-current Interest Period for each outstanding Euro denominated Loan, such Loan shall bear interest at a rate per annum equal to the ECB Rate plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the ECB Rate cannot be determined, any outstanding Euro denominated Loans shall, at the Borrowers’ election, either be converted into Reference Rate Loans (converted at the Spot Rate), or be prepaid immediately.

(h) SONIA Unavailability Period. Notwithstanding anything to the contrary herein, during any SONIA Unavailability Period:

(i) the Borrowers may revoke any request for a GBP Loan, and

(ii) such Loan shall bear interest at a rate per annum equal to the Bank of England Rate plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Bank of England Rate cannot be determined, any outstanding GBP Loans shall, at the Borrowers’ election, either be converted into Reference Rate Loans (converted at the Spot Rate), or be prepaid immediately.

(i) Canadian Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

(i) Replacing Future Canadian Benchmarks. If the then-current Benchmark shall cease to exist with respect to the Canadian Benchmark, the Canadian Benchmark Replacement will replace the then-current Canadian Benchmark for all purposes hereunder and under any other Loan Document in respect of any Canadian Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth (5th) CAD Business Day after the date notice of such Canadian Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Canadian Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Canadian Benchmark has permanently or indefinitely ceased to provide such Canadian Benchmark or such Canadian Benchmark has been announced by the administrator or the regulatory supervisor for the administrator of such Canadian Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Canadian Benchmark is intended to measure and that representativeness will not be restored, the Borrowers may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Canadian Benchmark until the Borrowers’ receipt of notice from the Administrative Agent that a Canadian Benchmark Replacement has replaced such Canadian Benchmark, and, failing that, the Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Loans based on the Reference Rate.

(ii) Canadian Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Canadian Benchmark Replacement, the Administrative Agent will have the right to make Canadian Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Canadian Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers, the Lenders and the Collateral Agent of (i) the implementation of any Canadian Benchmark Replacement and (ii) the effectiveness of any Canadian Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.4, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 4.4.

(iv) Unavailability of Tenor of Canadian Benchmark. At any time (including in connection with the implementation of a Canadian Benchmark Replacement), if the then-current Canadian Benchmark is a term rate, then (i) the Administrative Agent may remove any tenor of such Canadian Benchmark that is unavailable or non-representative for Canadian Benchmark (including Canadian Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Canadian Benchmark (including Canadian Benchmark Replacement) settings.

4.5 Increased Cost and Capital Adequacy.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender or the Letter of Credit Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Letter of Credit Issuer or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Letter of Credit Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Letter of Credit Issuer or such other Recipient hereunder (whether of principal, interest or any other amount), in each case, in an amount that such Lender deems material in its reasonable discretion, then, upon written request of such Lender, the Letter of Credit Issuer or other Recipient, the Borrowers shall promptly pay, and in any event by the Required Payment Time, to any such Lender, the Letter of Credit Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer, as the case may be, for such additional costs incurred or reduction suffered (provided that, such amounts shall be comparable to amounts that such Lender is generally charging other borrowers similarly situated to the Borrowers).

(b) Capital Requirements. If any Lender or the Letter of Credit Issuer reasonably determines that any Change in Law affecting such Lender or the Letter of Credit Issuer or any Lending Office of such Lender or such Lender’s or the Letter of Credit Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital or on the capital of such Lender’s or the Letter of Credit Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Letter of Credit Issuer, to a level below that which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or the Letter of Credit Issuer, as applicable, the Borrowers shall promptly pay, and in any event by the Required Payment Time, to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company for any such reduction suffered (provided that, such amount shall be consistent with amounts that such Lender or Letter of Credit Issuer is generally charging other borrowers similarly situated to the Borrowers).

(c) Certificates for Reimbursement. A certificate of a Lender or the Letter of Credit Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Letter of Credit Issuer, as the case may be, as specified in Section 4.5(a) or Section 4.5(b) and delivered to the Borrowers, shall be conclusive absent demonstrable error. The Borrowers shall pay such Lender or the Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate by the Required Payment Time, unless otherwise required pursuant to the terms of this Credit Agreement.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to this Section 4 shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand such compensation; provided that, the Borrowers shall not be required to compensate a Lender or the Letter of Credit Issuer pursuant to this Section 4 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Letter of Credit Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the Letter of Credit Issuer’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9)-month period referred to above shall be extended to include the period of retroactive effect thereof).

4.6 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly pay the Administrative Agent for the account of such Lender, such amount or amounts as shall compensate such Lender for, and hold such Lender harmless from, any loss, cost or expense incurred by such Lender (other than loss of margin or spread) in obtaining, liquidating or employing deposits or other funds from third parties as a result of (a) any failure or refusal of the Borrowers (for any reasons whatsoever other than a default by the Administrative Agent or any Lender) to accept a Loan after the Borrowers shall have requested such Loan under this Credit Agreement, (b) any prepayment or other payment of a Loan on a day other than the last day of the Interest Period applicable to such Loan, (c) any other prepayment of a Loan that is otherwise not made in compliance with the provisions of this Credit Agreement, or (d) the failure of the Borrowers to make a prepayment of a Loan after giving notice under this Credit Agreement, that such prepayment will be made.

4.7 Requests for Compensation. If requested by the Borrowers, in connection with any demand for payment pursuant to this Section 4 (other than Section 4.1, 4.5(a) or 4.5(b)), a Lender or Letter of Credit Issuer shall provide to the Borrowers, with a copy to the Administrative Agent, a certificate setting forth in reasonable detail the basis for such demand, the amount required to be paid by the Borrowers to such Lender or Letter of Credit Issuer and the computations made by such Lender or Letter of Credit Issuer to determine such amount, such certificate to be conclusive and binding in the absence of manifest error. Any such amount payable by the Borrowers shall not be duplicative of any amounts (a) previously paid under this Section 4, or (b) included in the calculation of Daily Simple SOFR, Term SOFR, Daily Simple SONIA, Term CORRA, Eurocurrency Term Rate or a Reference Rate Loan.

4.8 Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, all of the Borrowers’ obligations under this Section 4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Credit Agreement or any provision hereof. Each Lender shall notify the Borrowers of any event occurring after the termination of this Credit Agreement entitling such Lender to compensation under this Section 4 as promptly as practicable.

4.9 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 4.5, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, then such Lender shall, at the request of the Borrowers, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.5 or Section 4.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not, in the commercially reasonable judgment of such Lender, otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided that, such amounts shall be consistent with amounts that such Lender is generally charging other borrowers similarly situated to the Borrowers.

(b) Replacement of Lenders. If any Lender requests compensation under Section 4.5, or if any Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.9(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, so long as no Event of Default or Potential Default has occurred and is continuing, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.11), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.5 or Section 4.1) and obligations under this Credit Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.11;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under this Section 4) from the Assignee (to the extent of such outstanding principal) or the Borrowers (in the case of accrued interest, fees and all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.5 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

4.10 Cash Collateral. At any time that there shall exist a Defaulting Lender, by the Required Payment Time, the Borrowers shall Cash Collateralize the Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 12.12(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest; Other Claims/Deficiency. (i) The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuer, and agrees to maintain, a first priority security interest (subject to Permitted Liens) in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Liability, to be applied pursuant to subsection (b) below. (ii) If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Letter of Credit Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, upon demand by the Administrative Agent, promptly pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender) and in any event, by the Required Payment Time.

(b) Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under this Section 4.10 or Section 12.12 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Liability (including, as to Cash Collateral provided by such Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 4.10 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Letter of Credit Issuer that there exists excess Cash Collateral; provided that, subject to Section 12.12, the Person providing Cash Collateral and the Letter of Credit Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided, further, that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

5. SECURITY.

5.1 Liens.

(a) Collateral. To secure performance by the Borrowers of the payment of the Obligations, the Credit Parties, each to the extent of their respective interests therein, shall grant to the Administrative Agent, for the benefit of each of the Secured Parties, a first priority, exclusive (subject to Permitted Liens) security interest and Lien in and on the Collateral pursuant to the Security Agreements and the other related documents.

(b) Reliance. The Funds agree that the Administrative Agent, each Lender and each Letter of Credit Issuer have entered into this Credit Agreement, extended credit hereunder and at the time of each Loan or each issuance of a Letter of Credit, will make such Loan or issue such Letter of Credit in reasonable reliance on the obligations of the Investors (including any Specified Investor) to fund their respective Uncalled Capital Commitments and accordingly, it is the intent of the parties hereto that during the occurrence and continuance of an Event of Default, subject to the limitations in Section 10.2(c), such Uncalled Capital Commitments (including the Uncalled Capital Commitments of the Specified Investors) may be enforced by the Administrative Agent, on behalf of the Lenders and other Secured Parties, pursuant to the terms of the Loan Documents, directly (or indirectly through a series of pledges) against the Investors without further action by any Credit Party, and notwithstanding any compromise of any such Capital Commitment (or the Capital Commitment of the Specified Investors) by any Credit Party after the Closing Date.

The security agreements, financing statements, assignments, collateral assignments and any other documents and instruments from time to time executed and delivered pursuant to this Credit Agreement to grant, perfect and continue a Lien in the Collateral, including, without limitation, the Security Agreements, the Collateral Account Pledges and the Control Agreements, and any documents or instruments amending or supplementing the same, shall be collectively referred to herein as the “Collateral Documents.”

5.2 The Collateral Accounts; Drawdowns.

(a) The Collateral Accounts. In order to secure further the payment and the performance of the Obligations and to effect and facilitate the right of the Secured Parties, each Borrower shall (and cause the applicable Feeder to) require that each of its Investors (including any Specified Investor) wire transfer to such Borrower’s Collateral Account all monies or sums paid or to be paid by such Investors (including any Specified Investor) pursuant to Drawdowns. In addition, each Borrower shall (and cause the applicable Feeder to) promptly upon receipt, deposit into its Collateral Account any payments and monies that such Borrower (or Feeder) receives directly from Investors (including any Specified Investor) as Capital Contributions.

(b) Use of the Collateral Accounts. If a Cash Control Event has occurred and is continuing, the applicable Fund may withdraw funds from its Collateral Account only in compliance with Section 9.18. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent is authorized to take exclusive control of the Collateral Accounts subject to the provisions of the applicable Collateral Account Pledge. If the applicable Account Bank with respect to any Collateral Account ceases to be an Eligible Institution, each Fund, as applicable, shall have thirty (30) days (or such longer period as may be approved by the Administrative Agent) following notice from the Administrative Agent to move its Collateral Account to a replacement Account Bank that is an Eligible Institution. If an Account Bank terminates a Control Agreement, the applicable Fund shall open a new Collateral Account that is subject to a new Control Agreement with a replacement Account Bank within thirty (30) days of such termination or such longer period as may be reasonably approved by the Administrative Agent.

(c) No Duty. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that none of the Administrative Agent, the Letter of Credit Issuers, and any other Secured Party undertakes any duties, responsibilities, or liabilities with respect to the Drawdowns issued by any Credit Party (including Drawdowns issued to any Specified Investor). None of them shall be required to refer to the Constituent Documents of any Credit Party, a Subscription Agreement or any Side Letter, or take any other action with respect to any other matter that might arise in connection with the Constituent Documents of any Credit Party, a Subscription Agreement, a Side Letter or any Drawdown (including a Drawdown issued to a Specified Investor). None of them shall have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of any Credit Party or any of the Investors. None of them shall have any duty to inquire into the use, purpose, or reasons for the making of any Drawdown (including a Drawdown issued to a Specified Investor) by any Credit Party or the Investment or use of the proceeds thereof.

(d) Drawdowns and Disbursements from Collateral Accounts. Each Borrower hereby irrevocably authorizes and directs the Secured Parties, acting through the Administrative Agent, upon the occurrence and during the continuation of an Event of Default, to charge from time to time its Collateral Account for amounts not paid when due (after the passage of any applicable grace period) to the Secured Parties or any of them hereunder and under the other Loan Documents; provided that, promptly after any disbursement of funds from any Collateral Account to the Secured Parties, as contemplated in this Section 5.2(d), the Administrative Agent shall deliver a written notice of such disbursement to the applicable Fund.

(e) No Representations. Neither the Administrative Agent nor any other Secured Party shall be deemed to make at any time any representation or warranty as to the validity of any Drawdown (including with respect to any Specified Investor) nor shall the Administrative Agent or the other Secured Parties be accountable for any Borrower’s use of the proceeds of any Capital Contribution (including any Capital Contribution of any Specified Investor).

5.3 Agreement to Deliver Additional Collateral Documents. The Credit Parties shall deliver such security agreements, financing statements, assignments, and other collateral documents (all of which shall be deemed part of the Collateral Documents), in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent, acting on behalf of the Secured Parties, may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of the Secured Parties, first priority (subject to Permitted Liens) security interests in the Collateral, together with other assurances of the enforceability and first priority (subject to Permitted Liens) of the Secured Parties’ Liens and assurances of due recording and documentation of the Collateral Documents or copies thereof, as the Administrative Agent may reasonably require to avoid material impairment of the first priority (subject to Permitted Liens) Liens and security interests granted or purported to be granted in accordance with this Section 5.

5.4 Subordination. During the continuance of a Cash Control Event, if there are any Obligations outstanding, no Credit Party shall make any payments or advances of any kind, directly or indirectly, on any debts and liabilities to any other Credit Party, any Investor or the Management Company or the Administrator whether now existing or hereafter arising and whether direct, indirect, several, joint and several, or otherwise, and howsoever evidenced or created (collectively, the “Other Claims”), except to the extent that such payments or advances are being provided for the sole purpose to directly or indirectly pay the Obligations then outstanding. All Other Claims, together with all Liens on assets securing the payment of all or any portion of the Other Claims shall at all times during the continuance of a Cash Control Event, if there are any obligations outstanding under the Credit Facility, be subordinated to and junior in right and in payment to the Obligations and all Liens on assets securing all or any portion of the Obligations, and each Credit Party agrees to take such actions reasonably requested by the Administrative Agent as are reasonably necessary to provide for such subordination between it and any other Credit Party or the Management Company or the Administrator, inter se, including, but not limited to, provisions for such subordination in the documents evidencing the Other Claims. Notwithstanding the foregoing, (i) so long as no Event of Default under Section 10.1(a), Section 10.1(h), Section 10.1(i) or Section 10.1(q) has occurred and is continuing, the Initial Borrower shall be entitled to pay Permitted RIC Distributions and (ii) the Credit Parties, the Administrator and the Management Company shall be entitled to pay and/or receive (as applicable) a one-time Management Fee and Administration Fee for one calendar quarter after the occurrence of any Cash Control Event (the “Exempt Fees”); provided that, the Management Company and the Administrator each acknowledges and agrees that at any time a Cash Control Event has occurred and is continuing and if there are any Obligations outstanding under the Credit Facility, the payment of any and all Management Fees, Administration Fees or other fees due and owing to it by any Fund (other than Exempt Fees) shall be subordinated to and inferior in right and payment to the Obligations in all respects.

6. CONDITIONS PRECEDENT TO LENDING.

6.1 Obligations of the Lenders. The obligation of the Lenders to advance the initial Borrowing hereunder or cause the issuance of the initial Letters of Credit shall not become effective until the date on which (i) the Administrative Agent shall have received each of the following documents and (ii) each of the other conditions listed below is satisfied or waived, the satisfaction or waiver of such conditions to be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (which satisfaction or waiver must occur within one (1) Business Day of the date hereof):

(a) Credit Agreement. This Credit Agreement, duly executed and delivered by the Initial Borrower;

(b) Note. A Note duly executed and delivered by the Initial Borrower (if required) in accordance with Section 3.1;

(c) Security Agreement. A Security Agreement, duly executed and delivered by the Initial Borrower in favor of the Administrative Agent, for the benefit of the Secured Parties;

(d) Collateral Account Pledge. The Initial Borrower’s Collateral Account Pledge, duly executed and delivered by the Initial Borrower in favor of the Administrative Agent, for the benefit of the Secured Parties;

(e) Control Agreement. The Initial Borrower’s Control Agreement, duly executed and delivered by and among the Initial Borrower, the Administrative Agent, for the benefit of the Secured Parties, and the Account Bank;

(f) Filings.

(i) Satisfactory reports of searches of Filings (or the equivalent in any applicable foreign jurisdiction, as applicable) in the jurisdiction of formation of the Initial Borrower, or where a filing has been or would need to be made in order to perfect the Administrative Agent’s first priority security interest on behalf of the Secured Parties in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens (other than Permitted Liens) exist, or, if necessary, copies of proper financing statements, if any, filed on or before the Closing Date necessary to terminate all Liens and other rights of any Person in any Collateral previously granted; and

(ii) Filings (or the equivalent in any applicable foreign jurisdiction, as applicable) reasonably satisfactory to the Administrative Agent with respect to the Collateral in the Administrative Agent’s sole discretion, to perfect the Secured Parties’ Liens in the Collateral;

(g) Responsible Officer Certificate. A certificate from a Responsible Officer of each Credit Party, substantially in the form of Exhibit K hereto;

(h) The Initial Borrower’s Constituent Documents. True and complete copies of the Constituent Documents of the Initial Borrower, together with its certificate of good standing (or other similar instruments), in each case certified by a Responsible Officer of such Person to be correct and complete copies thereof and in effect on the Closing Date and in each case satisfactory to the Administrative Agent in its reasonable discretion;

(i) [Reserved];

(j) Capital Call Pack. A copy of each Governing Agreement, the Management Agreement, the applicable Subscription Agreement and Side Letter of the Initial Borrower constituting the Capital Call Pack, duly executed by the parties thereto and in effect on the Closing Date;

(k) Authority Documents. Resolutions of the Initial Borrower, authorizing the entry into the transactions contemplated herein and in the other Loan Documents, in each case certified by a Responsible Officer of such Person as correct and complete copies thereof and in effect on the Closing Date;

(l) Incumbency Certificate. A signed certificate of a Responsible Officer of the Initial Borrower, who shall certify the names of the Persons authorized, on the Closing Date, to sign each of the Loan Documents to which the Initial Borrower is a party and the other documents or certificates to be delivered pursuant to the Loan Documents on behalf of the Initial Borrower, together with the true signatures of each such Person; the Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(m) Opinion. A customary written opinion of Dechert LLP, counsel to the Initial Borrower, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, dated as of the Closing Date;

(n) Investor Documents. With respect to the Investors, a copy of each Investor’s duly executed Subscription Agreement, Side Letter (if applicable), Investor Letter (if applicable and including an Investor Letter from the Specified Investors) and Credit Link Document, if applicable;

(o) Fees; Costs and Expenses. Payment of all fees and other amounts due and payable on or prior to the Closing Date, including the fees due and payable pursuant to the Fee Letters, and, to the extent invoiced at least two (2) Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder, including the fees and disbursements of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP, which may be deducted from the proceeds of such initial Borrowing;

(p) ERISA Status. With respect to the Initial Borrower, either (i) a favorable written opinion of counsel of the Initial Borrower, addressed to the Administrative Agent, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of the Initial Borrower as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Administrative Agent); (ii) a certificate, addressed to the Administrative Agent, signed by a Responsible Officer of the Initial Borrower, that the underlying assets of the Initial Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in the Initial Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA; or (iii) a certificate, addressed to the Administrative Agent, signed by a Responsible Officer of the Initial Borrower after consultation with nationally recognized ERISA counsel, that the underlying assets of the Initial Borrower do not constitute Plan Assets because the equity interests issued by the Initial Borrower, in which a “benefit plan investor” within the meaning of Section 3(42) of ERISA has an interest, are “publicly offered securities” within the meaning of the Plan Asset Regulations;

(q) Collateral Account. Evidence that the Collateral Account of the Initial Borrower has been established;

(r) “Know Your Customer” Information and Documents. Such information and documentation as is requested by the Lenders so that the Initial Borrower has become KYC Compliant;

(s) Beneficial Ownership Certification. Sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the Closing Date, a Beneficial Ownership Certification in relation to the Initial Borrower if and to the extent the Initial Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation;

(t) Structure Chart. A structure chart depicting the structure of the Initial Borrower, certified by a Responsible Officer of the Initial Borrower; and

(u) Additional Information. Such other information and documents as may be reasonably required by the Administrative Agent and its counsel.

In addition, the Administrative Agent shall have completed to its satisfaction its due diligence review of the Initial Borrower and its management, controlling owners, systems and operations.

6.2 Conditions to All Loans and Letters of Credit. The obligation of the Lenders to advance each Borrowing (including, without limitation, the initial Borrowing) and the obligation of the Letter of Credit Issuer to cause the issuance of each Letter of Credit (including, without limitation, the initial Letter of Credit) hereunder is subject to the conditions precedent that:

(a) Representations and Warranties. The representations and warranties (other than those in Section 7.8 hereof, which shall be replaced with the condition in Section 6.2(b) below) set forth herein and in the other Loan Documents are true and correct in all material respects on and as of the date of the advance of such Borrowing or issuance of such Letter of Credit, with the same force and effect as if made on and as of such date; provided that, if any such representation and warranty is qualified as to materiality, with respect to such representation and warranty, the materiality qualifier set forth above shall be disregarded for the purposes of this condition; provided, further, to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(b) No Default. No event shall have occurred and be continuing, or would result from the Borrowing or the issuance of the Letter of Credit, which constitutes an Event of Default or a Potential Default;

(c) Request for Borrowing or Letter of Credit. The Administrative Agent shall have received a Request for Borrowing or Request for Letter of Credit, as applicable, together with a Borrowing Base Certificate (which may be appended to such Request for Borrowing or Request for Letter of Credit);

(d) No Investor Excuses. Other than as disclosed to the Administrative Agent in writing, the Credit Parties have no knowledge or reason to believe that any Investor would be entitled to exercise any withdrawal, excuse or exemption right under the applicable Constituent Documents, its Subscription Agreement or any Side Letter with respect to any Investment being acquired in whole or in part with any proceeds of the related Loan or Letter of Credit (provided that, if the Credit Parties have disclosed a potential withdrawal, excuse or exemption right to the Administrative Agent in writing, the excused, withdrawn or exempted portion of the applicable Investor’s Unfunded Capital Commitment shall be excluded from the calculation of the Borrowing Base, but the Borrowers shall not be prohibited from obtaining such credit extension upon satisfaction of the other conditions therefor);

(e) Beneficial Ownership Certification. At least three (3) Business Days prior to any Borrowing, unless there has been no material change to the Beneficial Ownership Certification previously provided by the applicable Credit Party, such Credit Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to Administrative Agent an updated Beneficial Ownership Certification;

(f) [Reserved];

(g) Application. In the case of a Letter of Credit, (i) the Administrative Agent shall consent to such Letter of Credit in its sole discretion and (ii) the Letter of Credit Issuer shall have received a Letter of Credit Application executed by the applicable Borrower;

(h) Available Commitment. After giving effect to the proposed Borrowing or issuance of Letter of Credit, the Dollar Equivalent of the Principal Obligations will not exceed the Available Commitment; and

(i) Inadvertent Prepayment Trigger. No Inadvertent Prepayment Trigger has occurred and is continuing.

6.3 Addition of Qualified Borrowers. The obligation of the Lenders to advance a Borrowing to a proposed Qualified Borrower hereunder or to cause the issuance of a Letter of Credit to a proposed Qualified Borrower is subject to the conditions that the Borrowers shall have given the Administrative Agent at least ten (10) Business Days (or such shorter period as agreed to by the Administrative Agent in its sole discretion) prior written notice and each of the following:

(a) Approval of Qualified Borrower. In order for an entity to be approved as a Qualified Borrower (i) the applicable Fund must obtain the written consent of each Lender, not to be unreasonably withheld; (ii) such entity shall be one in which such Fund owns a direct or indirect ownership interest, or through which such Fund may acquire an Investment, the indebtedness of which entity can be guaranteed by such Fund under its Constituent Documents (a “Qualified Borrower”); and (iii) the provisions of this Section 6.3 shall be satisfied;

(b) Guaranty of Qualified Borrower Obligations. The applicable Fund shall provide to the Administrative Agent, for the benefit of the Secured Parties, an unconditional guaranty of payment substantially in the form of Exhibit J hereto (ta “Qualified Borrower Guaranty”), which shall be enforceable against the applicable Fund for the payment of a Qualified Borrower’s debt or obligation to the Lenders;

(c) Qualified Borrower Promissory Note. Such Qualified Borrower shall execute and deliver a promissory note, substantially in the form of Exhibit I hereto (a “Qualified Borrower Promissory Note”), payable to the Administrative Agent (as such note may be amended, restated, reissued, extended or modified), for the benefit of the Lenders in the principal amount of its related Obligations;

(d) Authorizations. The Administrative Agent shall have received from (i) such Qualified Borrower appropriate evidence of the authorization of the Qualified Borrower approving the execution, delivery and performance of the Qualified Borrower Promissory Note, duly adopted by such Qualified Borrower, as required by Applicable Law or agreement and (ii) the applicable Fund appropriate evidence of the authorization of such Fund approving such Qualified Borrower Guaranty, duly adopted by such Fund as required by Applicable Law or agreement, in each case, accompanied by a certificate of a Responsible Officer of such Qualified Borrower and such Fund, as applicable, stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;

(e) Incumbency Certificate. The Administrative Agent shall have received from such Qualified Borrower a signed certificate of a Responsible Officer of such Qualified Borrower which shall certify the names of the Persons authorized to sign the Qualified Borrower Promissory Note and the other documents or certificates to be delivered pursuant to the terms hereof by such Qualified Borrower, together with the true signatures of each such Person. The Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(f) Opinion of Counsel to Qualified Borrower. The Administrative Agent shall have received a customary written opinion of counsel for such Qualified Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(g) Opinion of Counsel to the Applicable Fund. The Administrative Agent shall have received a customary written opinion of counsel for the applicable Fund with respect to the Qualified Borrower Guaranty, in form and substance reasonably satisfactory to the Administrative Agent;

(h) “Know Your Customer” Information and Documents. The Lenders (through the Administrative Agent) shall have received and requested all items required to make such Qualified Borrower KYC Compliant;

(i) Fees, Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by any Credit Party on or prior to the date such Qualified Borrower becomes a Borrower hereunder and, to the extent invoiced at least two (2) Business Days prior to the effective date of such joinder, reimbursement or payment of all expenses required to be reimbursed or paid by any Credit Party hereunder, which may be deducted from the proceeds of any related Borrowing;

(j) Beneficial Ownership Certification. If such Qualified Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent shall have received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the date such Person becomes a Qualified Borrower, a Beneficial Ownership Certification in relation to such Qualified Borrower;

(k) Due Diligence Review. The Administrative Agent shall have completed to its satisfaction its due diligence review of such Qualified Borrower and its respective management, controlling owners, systems and operations;

(l) ERISA Status. With respect to any such Qualified Borrower: (i) a favorable written opinion of counsel to such Qualified Borrower, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Qualified Borrower as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such Qualified Borrower, that the underlying assets of such Qualified Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such Qualified Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA; or (iii) a certificate, addressed to the Administrative Agent, signed by a Responsible Officer of such Qualified Borrower after consultation with nationally recognized ERISA counsel, that the underlying assets of such Qualified Borrower do not constitute Plan Assets because the equity interests issued by such Qualified Borrower, in which a “benefit plan investor” within the meaning of Section 3(42) of ERISA has an interest, are “publicly offered securities” within the meaning of the Plan Asset Regulations; and

(m) Additional Information. The Administrative Agent shall have received such other information and documents in respect of such Qualified Borrower as may be required by the Administrative Agent and its counsel.

Upon the satisfaction of the requirements of this Section 6.3 described above, the Qualified Borrower shall be bound by the terms and conditions of this Credit Agreement as a Qualified Borrower hereunder.

6.4 Addition of Borrowers and their General Partners. Upon the satisfaction of each of the following requirements in this Section 6.4, a proposed Borrower or proposed General Partner, as applicable, shall be designated a Borrower or General Partner, as applicable, hereunder; provided that, the Administrative Agent shall be given at least ten (10) Business Days’ prior written notice from the date clauses (j) and (l) are satisfied; provided, further, that references to Borrower in this Section 6.4 shall not include Qualified Borrowers:

(a) Approval. In order for an entity to be approved as a Borrower or General Partner, as applicable, (i) such Borrower or General Partner, as applicable, must obtain the written consent of the Administrative Agent and the Lenders, such consent not to be unreasonably withheld; (ii) with respect to any proposed Borrower only, such entity shall be either an Alternative Investment Vehicle or a Parallel Investment Vehicle, as applicable, of a Fund; and (iii) the provisions of this Section 6.4 shall be satisfied;

(b) Joinder. Such Borrower and General Partner, as applicable, shall provide to the Administrative Agent and each of the Lenders duly executed documentation substantially similar, in the reasonable discretion of the Administrative Agent, to that executed by a Borrower or General Partner, as applicable, at the Closing Date, including but not limited to a joinder agreement to this Credit Agreement, Collateral Documents and such other Loan Documents and Filings as the Administrative Agent may reasonably request;

(c) Borrower Note. With respect to such Borrower only, upon the request of the Administrative Agent, such proposed Borrower shall execute and deliver a promissory note, substantially in the form of Exhibit B hereto;

(d) Authorizations. The Administrative Agent shall have received from such Borrower and General Partner appropriate evidence of the authorization of such Person approving the execution, delivery and performance of its Note (if applicable), its applicable Collateral Documents and any other Loan Documents required of such Person, duly adopted by such Person, as required by Applicable Law or agreement, and accompanied by a certificate of an authorized Person of such Person stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;

(e) Responsible Officer Certificate. A certificate from a Responsible Officer of such Person substantially in the form of Exhibit K hereto;

(f) Constituent Documents. True and complete copies of the Constituent Documents of such Borrower and General Partner, together with certificates of good standing (or other similar instruments) of such Person, in each case certified by a Responsible Officer of such Person to be correct and complete copies thereof and in effect on the date such Person becomes a Borrower or a General Partner, as applicable, hereunder and in each case satisfactory to the Administrative Agent in its sole discretion;

(g) ERISA Status. With respect to a Borrower only, either (i) a favorable written opinion of counsel to such Borrower addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Borrower as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such Borrower, that the underlying assets of such Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA; or (iii) a certificate, addressed to the Administrative Agent, signed by a Responsible Officer of such Borrower after consultation with nationally recognized ERISA counsel, that the underlying assets of such Borrower do not constitute Plan Assets because the equity interests issued by such Borrower, in which a “benefit plan investor” within the meaning of Section 3(42) of ERISA has an interest, are “publicly offered securities” within the meaning of the Plan Asset Regulations;

(h) Incumbency Certificate. The Administrative Agent shall have received from such Borrower and General Partner a signed certificate of a Responsible Officer of such Person which shall certify the names of the Persons authorized to sign the Loan Documents to be delivered pursuant to the terms hereof by such Person, together with the true signatures of each such Person. The Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(i) Opinion of Counsel. The Administrative Agent shall have received a customary written opinion of counsel for such Borrower and General Partner, in form and substance reasonably satisfactory to the Administrative Agent;

(j) “Know Your Customer” Information and Documents. The Lenders (through the Administrative Agent) shall have received all items required to make such Borrower or General Partner, as applicable, KYC Compliant;

(k) Fees, Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by any Credit Party on or prior to the date such Borrower and General Partner becomes a Credit Party hereunder and, to the extent invoiced at least two (2) Business Days prior to the effective date of such joinder, reimbursement or payment of all expenses required to be reimbursed or paid by any Credit Party hereunder, which may be deducted from the proceeds of any related Borrowing;

(l) Due Diligence Review. The Administrative Agent shall have completed to its satisfaction its due diligence review of such Borrower or General Partner and its respective management, controlling owners, systems and operations;

(m) Beneficial Ownership Certification. If such Borrower or d General Partner, as applicable, qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Lenders (through the Administrative Agent) shall have received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the date such Person becomes a Borrower or General Partner, as applicable, a Beneficial Ownership Certification in relation to such Borrower or General Partner, as applicable; and

(n) Additional Information. The Administrative Agent shall have received such other information and documents in respect of such Person as may be reasonably required by the Administrative Agent and its counsel.

Upon the satisfaction of the requirements of this Section 6.4 described above, such Borrower or General Partner, as applicable, shall be bound by the terms and conditions of this Credit Agreement as a Borrower or General Partner, as applicable, hereunder.

6.5 Addition of Feeders and their General Partners. Upon the satisfaction of each of the following requirements in this Section 6.5, a proposed Feeder or proposed General Partner, as applicable, shall be designated a Feeder or General Partner, as applicable, hereunder; provided that, the Administrative Agent shall be given at least ten (10) Business Days’ prior written notice from the date clauses (j) and (l) are satisfied:

(a) Approval. In order for an entity to be approved as a Feeder or General Partner, as applicable, (i) such Feeder or General Partner, as applicable, must obtain the written consent of the Administrative Agent and each Lender, such consent not to be unreasonably withheld; (ii) [reserved]; and (iii) the provisions of this Section 6.5 shall be satisfied;

(b) Joinder. Such Feeder and General Partner, as applicable, shall provide to the Administrative Agent and each of the Lenders duly executed documentation substantially similar, in the reasonable discretion of the Administrative Agent, to that executed by a Borrower or General Partner, as applicable, on the Closing Date, including, but not limited to, a joinder agreement to this Credit Agreement, all relevant Collateral Documents and such other Loan Documents and Filings as the Administrative Agent may reasonably request;

(c) [Reserved];

(d) Authorizations. The Administrative Agent shall have received from such Feeder and General Partner appropriate evidence of the authorization of such Person approving the execution, delivery and performance of its applicable Collateral Documents and any other Loan Documents required of such Person, duly adopted by such Person, as required by Applicable Law or agreement, and accompanied by a certificate of an authorized Person of such Person stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;

(e) Responsible Officer Certificate. A certificate from a Responsible Officer of such Person substantially in the form of Exhibit K hereto;

(f) Constituent Documents. True and complete copies of the Constituent Documents of such Feeder and General Partner, together with certificates of good standing (or other similar instruments) of such Person, in each case certified by a Responsible Officer of such Person to be correct and complete copies thereof and in effect on the date such Person becomes a Feeder or a General Partner, as applicable, hereunder and in each case satisfactory to the Administrative Agent in its sole discretion;

(g) ERISA Status. With respect to a Feeder only, either (i) a favorable written opinion of counsel to such Feeder addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Feeder as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such Feeder, that the underlying assets of such Feeder do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such Feeder is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA; or (iii) a certificate, addressed to the Administrative Agent, signed by a Responsible Officer of such Feeder after consultation with nationally recognized ERISA counsel, that the underlying assets of such Feeder do not constitute Plan Assets because the equity interests issued by such Feeder in which a “benefit plan investor” within the meaning of Section 3(42) of ERISA has an interest, are “publicly offered securities” within the meaning of the Plan Asset Regulations;

(h) Incumbency Certificate. The Administrative Agent shall have received from such Feeder and General Partner a signed certificate of a Responsible Officer of such Person which shall certify the names of the Persons authorized to sign the Loan Documents to be delivered pursuant to the terms hereof by such Person, together with the true signatures of each such Person. The Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(i) Opinion of Counsel. The Administrative Agent shall have received a customary written opinion of counsel for such Feeder and General Partner, in form and substance reasonably satisfactory to the Administrative Agent;

(j) “Know Your Customer” Information and Documents. The Lenders (through the Administrative Agent) shall have received all items required to make such Feeder or General Partner, as applicable, KYC Compliant;

(k) Fees, Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by any Credit Party on or prior to the date such Feeder and General Partner becomes a Credit Party hereunder and, to the extent invoiced at least two (2) Business Days prior to the effective date of such joinder, reimbursement or payment of all expenses required to be reimbursed or paid by any Credit Party hereunder, which may be deducted from the proceeds of any related Borrowing;

(l) Due Diligence Review. The Administrative Agent shall have completed to its satisfaction its due diligence review of such Feeder or General Partner and its respective management, controlling owners, systems and operations;

(m) Beneficial Ownership Certification. If such Feeder or d General Partner, as applicable, qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Lenders (through the Administrative Agent) shall have received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the date such Person becomes a Feeder or General Partner, as applicable, a Beneficial Ownership Certification in relation to such Feeder or General Partner, as applicable; and

(n) Additional Information. The Administrative Agent shall have received such other information and documents in respect of such Person as may be reasonably required by the Administrative Agent and its counsel.

Upon the satisfaction of the requirements of this Section 6.5 described above, such Feeder or General Partner, as applicable, shall be bound by the terms and conditions of this Credit Agreement as a Feeder or General Partner, as applicable, hereunder.

7. REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES.

To induce the Lenders to make the Loans and cause the issuance of Letters of Credit hereunder, each Credit Party hereby represents and warrants to the Administrative Agent and the Lenders (as to itself and its respective Feeders, Feeder Fund’s General Partners and its related Qualified Borrowers, as applicable, only and only to the extent such representation indicates it is being made by such Credit Party) that:

7.1 Organization and Good Standing. Such Credit Party (a) is duly organized, formed and/or registered, formed or incorporated, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization, formation, registration or incorporation, as applicable; (b) has the requisite power and authority to own its properties and assets and to carry on its business as now conducted; and (c) is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business would not have a Material Adverse Effect.

7.2 Authorization and Power. (a) Such Credit Party has the partnership, limited liability company or corporate power, as applicable, and requisite authority to execute, deliver, and perform its respective obligations under this Credit Agreement, the Notes, and the other Loan Documents to which it is a party, its Constituent Documents, and its Subscription Agreements. Such Credit Party is duly authorized to, and has taken all partnership, limited liability company or corporate action, as applicable, necessary to authorize it to execute, deliver, and perform its obligations under this Credit Agreement, the Notes, such other Loan Documents, its Constituent Documents, and the Subscription Agreements, and is and will continue to be duly authorized to perform its obligations under this Credit Agreement, the Notes, such other Loan Documents to which it is a party, its Constituent Documents and the Subscription Agreements.

(b) Subject to the rights conferred to the Administrative Agent pursuant to the applicable Collateral Documents, the Initial Borrower is the sole entity entitled to issue Drawdown Notices in respect of the Uncalled Capital Commitments of the Investors and the Initial Borrower has not delegated such right to any third party.

7.3 No Conflicts or Consents. None of the execution and delivery of this Credit Agreement, the Notes or the other Loan Documents to which such Credit Party is a party, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict, in any material respect, with any provision of law, statute or regulation to which such Credit Party is subject or any judgment, license, order or permit applicable to such Credit Party or any indenture, mortgage, deed of trust or other agreement or instrument to which such Credit Party is a party or by which such Credit Party may be bound, or to which such Credit Party may be subject. No material consent, approval, authorization or order of any court or Governmental Authority, Investor or third party is required in connection with the execution and delivery by such Credit Party of the Loan Documents to which it is a party or to consummate the transactions contemplated hereby or thereby, including its Constituent Documents, except, in each case, (i) for that which has already been waived or obtained and (ii) Filings referred to in Section 6.1(f) hereof.

7.4 Enforceable Obligations. This Credit Agreement, the Notes and the other Loan Documents to which such Credit Party is a party are the legal and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, subject to Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law).

7.5 Priority of Liens. The Collateral Documents to which it is a party create, as security for the Obligations, valid, enforceable, perfected first priority and (upon proper filing of the related financing statements in the proper filing offices) perfected Liens on all of the Collateral in which such Credit Party has any right in favor of the Administrative Agent for the benefit of the Secured Parties (or the applicable Credit Party, in the case of a Feeder which are ultimately in favor of the Administrative Agent, for the benefit of the Secured Parties in accordance with the Loan Documents), subject to no other Liens (other than Permitted Liens), except as enforceability may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law). Such Liens on the Collateral in which such Credit Party has any right (other than Permitted Liens) shall be superior to and prior to the rights of all third parties in such Collateral (other than Permitted Liens), and, other than in connection with any future Change in Law or in the applicable Credit Party’s name, identity or structure, or its jurisdiction of organization, formation or incorporation, as the case may be, no further recordings or Filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with Applicable Law. Each Lien referred to in this Section 7.5 is and shall be the sole and exclusive Lien on the Collateral in which such Credit Party has any right (other than Permitted Liens).

7.6 Financial Condition. Such Fund has delivered to the Administrative Agent the most recently available copies of the financial statements and reports described in Section 8.1(a), in each case certified by a Responsible Officer of such Fund to be true and correct in all material respects; such financial statements fairly present, in all material respects, the financial condition of such Fund as of the date set forth therein, except as provided therein. For the avoidance of doubt, such representation relating to the financial statements shall be without qualification, exception or any other statement which has the effect of modifying the opinions therein.

7.7 Full Disclosure. There is no fact known to such Credit Party that it has not disclosed to the Administrative Agent in writing which would reasonably be expected to have a Material Adverse Effect and all written information (other than financial projections, pro forma financial information, other forward-looking information, information of a general economic or general industry nature and all third party memos or reports) furnished by or on behalf of such Credit Party or the Management Company to the Administrative Agent and the Lenders, in connection with the Loan Documents to which it is a party and the transactions contemplated hereby, is true and correct in all material respects on the date as of which such information was stated or deemed stated; provided that, solely with respect to information furnished by such Credit Party or the Management Company from an Investor, such information only needs to be true and correct in all material respects to the actual knowledge of such Credit Party or the Management Company, as applicable. With respect to financial projections, pro forma financial information or other forward-looking information that has been delivered to the Administrative Agent by such Credit Party or the Management Company in connection with the Loan Documents and the transactions contemplated thereby, such Credit Party or the Management Company represents only that such information represents such Credit Party’s or the Management Company’s good faith estimates as of the preparing thereof, based upon assumptions such Credit Party believed to be reasonable and accurate at the time made; it being recognized by the Administrative Agent that such projections are as to future events and not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of such Credit Party or the Management Company and any of their respective Affiliates, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by such projections may differ from such projections and such differences may be material.

7.8 No Default. No event has occurred and is continuing which constitutes an Event of Default or, to the Credit Parties’ knowledge, a Potential Default.

7.9 No Litigation. (i) As of the Closing Date, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings in any court or before any arbitrator or Governmental Authority (“Proceedings”) pending or, to the knowledge of such Credit Party threatened in writing, against such Credit Party, other than any such Proceeding that has been disclosed in writing by such Credit Party to the Administrative Agent, and (ii) as of any date after the Closing Date, there are no such Proceedings pending or, to the knowledge of such Credit Party threatened in writing, against such Credit Party, other than any such Proceeding that would not reasonably be expected to have a Material Adverse Effect.

7.10 Material Adverse Effect. No circumstances exist or changes to such Fund have occurred since the date of the most recent financial statements of such Fund delivered to the Administrative Agent pursuant to Section 8.1(a) which would reasonably be expected to result in a Material Adverse Effect.

7.11 Taxes. Such Credit Party has timely filed or caused to be filed all U.S. federal income and other Tax returns, information statements and reports required to have been filed and has timely paid or caused to be paid all U.S. federal and other Taxes required to be paid by such Credit Party, except (a) for any such Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP, or (b) if the failure to file such Tax returns or pay such Taxes could not reasonably be expected to result in a Material Adverse Effect.

7.12 Principal Office; Jurisdiction of Formation. As of the Closing Date, (a) each of the principal office, chief executive office, and principal place of business of such Credit Party is correctly listed on Schedule I hereto, and such Credit Party has been at such location since its formation; and (b) the jurisdiction of formation of such Credit Party is correctly listed on Schedule I hereto, and such Credit Party is not organized under the laws of any other jurisdiction.

7.13 ERISA. Such Borrower satisfies an exception under the Plan Asset Regulations so that its underlying assets do not constitute Plan Assets. Assuming the representations and covenants made in Section 11.13 are accurate, the execution, delivery and performance of this Credit Agreement and the other Loan Documents, the enforcement of the Obligations directly against the Credit Parties, and the borrowing and repayment of amounts under this Credit Agreement, do not and will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975(c)(1)(A)-(D) of the Internal Revenue Code. Neither a Fund nor, except as would not reasonably be expected to result in a Material Adverse Effect, any member of its Controlled Group has established, maintains, contributes to, or has any liability (contingent or otherwise) under Title IV of ERISA or Section 412 of the Internal Revenue Code with respect to the establishment, maintenance or obligation to contribute to any Plan.

7.14 Compliance with Law. Such Credit Party is in compliance with all Applicable Laws, including, without limitation, ERISA and the Investment Company Act, except where non-compliance would not be reasonably likely to have a Material Adverse Effect.

7.15 Environmental Matters. Such Credit Party (a) has not received any notice or other communication nor does such Credit Party have knowledge of any Environmental Liability which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect arising in connection with: (i) any actual or alleged non-compliance with or violation of any Environmental Requirements by such Credit Party or any permit issued under any Environmental Law to such Credit Party; or (ii) the Release or threatened Release of any Hazardous Material into the environment by such Credit Party; and (b) to its knowledge, has no actual liability or, threatened liability in connection with the Release or threatened Release of any Hazardous Material into the environment or any Environmental Requirements which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

7.16 Capital Commitments and Contributions. All the Investors are set forth on Exhibit A hereto and incorporated herein by reference (or on a revised Exhibit A delivered to the Administrative Agent pursuant to this Credit Agreement), and the true and correct Capital Commitment and Uncalled Capital Commitments of each Investor of such Fund is set forth on Exhibit A hereto (or on any such revised Exhibit A). No Drawdowns have been delivered to any Investors (including any Specified Investor) other than any that have been disclosed in writing to the Administrative Agent or that will be provided pursuant to Section 8.1(c). As of the Closing Date, the aggregate amount of the Capital Commitments of each Investor of such Fund (including any Specified Investor) is set forth on Exhibit A hereto (as in effect on the Closing Date); and the aggregate Uncalled Capital Commitment that could be subject to a Drawdown is set forth on Exhibit A hereto (as in effect on the Closing Date).

7.17 Fiscal Year. The fiscal year of such Fund is the calendar year.

7.18 Investor Documents. As of the Closing Date, each Investor of such Fund has executed a Subscription Agreement which has been provided to the Administrative Agent. As of the Closing Date, each Side Letter of an Investor of such Fund that has been entered has been provided to the Administrative Agent. For each Investor (including any Specified Investor) of such Fund, the Governing Agreement, its Subscription Agreement, Investor Letter (and any related Side Letter of an Investor of such Fund) set forth its entire agreement regarding its Capital Commitment.

7.19 Margin Stock. No Loan or Letter of Credit will be secured directly or indirectly by Margin Stock as such terms are used in Regulation T, U, or X, and no proceeds of any Loan or Letter of Credit will otherwise be used in a manner that would cause a violation of such regulations on the part of any Lender.

7.20 Investment Company Status. No Credit Party (other than the Initial Borrower) is required to be registered as an “investment company” within the meaning of the Investment Company Act. The Initial Borrower has elected to be treated as an “business development company” within the meaning of the Investment Company Act.

7.21 No Defenses. Such Credit Party knows of no default or circumstance which with the passage of time and/or giving of notice, could constitute an event of default under its Constituent Documents, any Subscription Agreement, Side Letter, Investor Letter or Credit Link Document, except as otherwise notified to the Administrative Agent in writing, which would constitute a defense to the obligations of any Fund’s Investors (including any Specified Investors) to make Capital Contributions to such Fund pursuant to a Drawdown in accordance with the Subscription Agreements or such Fund’s Governing Agreement, and has no knowledge of any claims of offset or any other claims of the Investors against such Credit Party which would or could reasonably be expected to diminish or adversely affect the obligations of the Borrowing Base Investors to make Capital Contributions and fund Drawdowns in accordance with the Subscription Agreements (any related Side Letter), such Fund’s Governing Agreement, Investor Letter or any Credit Link Document, other than which has been disclosed in writing by such Credit Party to the Administrative Agent.

7.22 [Reserved].

7.23 Foreign Asset Control Laws.

(a) Compliance with Anti-Corruption Laws and Anti-Money Laundering Laws. Each Credit Party represents and warrants that (i) neither it nor any of its Subsidiaries, or, to the knowledge of any Credit Party, directors, officers, or any of its or its Subsidiaries’ employees or agents, have engaged in any activity or conduct that would breach Anti-Corruption Laws or Anti-Money Laundering Laws; (ii) it has instituted and maintains policies and procedures designed to promote and achieve compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws; and (iii) it is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

(b) Compliance with Sanctions. Each Credit Party represents and warrants that (i) neither it nor any of its Subsidiaries, or, to the knowledge of any Credit Party, directors, officers or employees, or any of its or its Subsidiaries’ agents or Affiliates (including any such agents or Affiliates that will act in any capacity in connection with, or benefit from, this Credit Agreement), is (x) a Sanctioned Person, (y) controlled by or acting on behalf of a Sanctioned Person or (z) in violation of any Sanctions; (ii) no Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Credit Agreement will result in the violation of any Sanctions; and (iii) no Credit Party will fund any repayment of the credit with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause any Lender or any other party to this Credit Agreement to violate any Sanctions. To each Credit Party’s knowledge, no Investor is a Sanctioned Person.

7.24 Investors. The Borrowing Base Certificate most recently delivered to the Administrative Agent, as may be updated in writing from time to time by the Borrowers, is true and correct in all material respects.

7.25 No Brokers. Such Credit Party has not dealt with any broker, investment banker, agent or other Person (except for the Administrative Agent, the Lenders and any Affiliate of the foregoing) who may be entitled to any commission or compensation in connection with the Loan Documents, the Loans or a transaction under or pursuant to this Credit Agreement or the other Loan Documents.

7.26 [Reserved].

7.27 Solvency. The Credit Parties, taken as a whole, are Solvent.

7.28 [Reserved].

7.29 Beneficial Ownership Certification. As of the Closing Date or the first date such Credit Party delivered a Beneficial Ownership Certification, as applicable, the information included in such Credit Party’s Beneficial Ownership Certification, is true and correct in all respects.

7.30 Trust Agreement. The Initial Borrower hereby agrees and covenants that title to all Collateral shall at all times be vested in the trust in the name of the Initial Borrower, notwithstanding any provision of the Trust Agreement that authorizes such trust to vest title in such Collateral in the trustees thereunder or any other Person.

7.31 Non-Affiliation with Lenders. To the Initial Borrower’s knowledge, no Lender is an “affiliated person”, or an affiliated person of an affiliated person, of the Initial Borrower (within the meaning of Section 2(a)(3) of the Investment Company Act).

7.32 Insurance. Each Credit Party has, with respect to its properties and business, insurance, which meets the requirements of Section 8.23 hereof as of the date of the Closing Date.

7.33 Commitment Reduction Date and Exchange Listing Event. Each Credit Party represents that (i) the Commitment Reduction Date has not occurred, and (ii) no Exchange Listing Event has occurred.

8. AFFIRMATIVE COVENANTS OF THE CREDIT PARTIES.

So long as the Lenders have any commitment to lend hereunder or to cause the issuance of any Letters of Credit hereunder, and until payment and performance in full of the Obligations (other than the Letter of Credit Liability which has been fully Cash Collateralized, contingent obligations for which no claim has yet been made and other indemnity and contractual obligations which by their terms survive termination of this Credit Agreement or any other Loan Document), each Credit Party agrees (as to itself and its respective Feeders, Feeder Fund’s General Partners and its related Qualified Borrowers, as applicable, only) that:

8.1 Financial Statements, Reports and Notices. Such Credit Party (other than any Qualified Borrower) shall deliver, or cause to be delivered, to the Administrative Agent, for distribution to each Lender, of the following:

(a) Financial Reports.

(i) Annual Reports. As soon as available, but no later than the earlier of (i) the date of delivery to the Investors and (ii) the date falling one-hundred twenty (120) days after the end of the fiscal year of such Fund, the audited consolidated balance sheet and related statements of operations, income, partners’ members’ or shareholders’ equity and cash flows of such Fund as of the end of and for such fiscal year, all reported on by a firm of nationally recognized independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of such Fund on a consolidated basis in accordance with GAAP.

(ii) Quarterly Reports. As soon as available, but no later than sixty (60) days after the end of each of the first three (3) fiscal quarters of such Fund, the unaudited consolidated balance sheet and related statements of operations, income, partners’, members’ or shareholders’ equity and cash flows of such Fund as of the end of and for such fiscal quarter, all certified by a Responsible Officer of such Fund as presenting fairly in all material respects the financial condition and results of operations of such Fund on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Compliance Certificate. As soon as available, but no later than the date any financial statement is due pursuant to Section 8.1(a), a compliance certificate substantially in the form of Exhibit L hereto (each, a “Compliance Certificate”), certified by a Responsible Officer of such Fund to be true and correct in all material respects, (i) stating whether any Event of Default or, to such Responsible Officer’s knowledge, any Potential Default exists and is continuing; (ii) stating whether such Fund is in compliance with the Debt Limitations contained in Section 9.11 and containing the calculations evidencing such compliance; (iii) stating that, to such Responsible Officer’s knowledge, that no Exclusion Event has occurred with respect to any Borrowing Base Investor (that has not previously been disclosed to the Administrative Agent in writing and it being understood that the Credit Parties are not required to affirmatively monitor the Rating or net worth of any Investor); (iv) stating whether the Funds are in satisfaction with the Hurdle Condition (or not) and providing calculations demonstrating such satisfaction (or non-satisfaction); (v) setting forth: (A) in the case of a Compliance Certificate delivered in connection with a fiscal quarter-end report by such Fund, a copy of any Investment information delivered by such Fund to its Investors generally during such fiscal quarter; (B) in the case of a Compliance Certificate delivered in connection with a fiscal year-end report by such Fund, a copy of any Investment information delivered by such Fund to its Investors generally, and a statement of the capital account of each Investor of such Fund, in each case, to the extent provided to the Investors; (vi) a list setting forth any Defaulting Investor for the preceding quarter; and (vii) setting forth the aggregate Uncalled Capital Commitments of the Investors of such Fund and, separately, the aggregate Uncalled Capital Commitments of the Borrowing Base Investors and the calculations for the Available Commitment as of the date of delivery of such Compliance Certificate.

(c) Drawdowns. (i) Within five (5) Business Days after the issuance of each Drawdown, the Borrowers shall notify the Administrative Agent of the making of such Drawdown and provide a copy of the Drawdown Notice delivered to the Investors (including details of the amount and timing of such Drawdown); and (ii) a report of all Investors failing to fund their Capital Contributions delivered with the fifth (5th) Business Day following the date when such Capital Contributions are initially due pursuant to the related Drawdown therefor.

(d) Notice of Default. Within two (2) Business Days after a Responsible Officer of such Credit Party obtains knowledge of an Event of Default and within five (5) Business Days after a Responsible Officer of such Credit Party obtains knowledge of a Potential Default, such Credit Party shall furnish to the Administrative Agent a written notice specifying the nature and period of existence thereof (including, without limitation, notice that the shareholders, equity holders or limited partners, as applicable, of any Credit Party intend to seek the removal of the Management Company or the Administrator of such Credit Party, under the applicable Governing Agreements or otherwise) and the action which such Credit Party is taking or proposes to take with respect thereto.

(e) Notice of Certain Withdrawals. Promptly, but no later than three (3) Business Days following receipt thereof, a notification that such Credit Party has received a notice of withdrawal of all or a portion of any Borrowing Base Investor’s Investor Interest.

(f) Investor Events. Promptly upon becoming aware of any of the following events, but in any event within five (5) Business Days, notify the Administrative Agent, in writing, if: (i) there has been any decline in the Rating of any Borrowing Base Investor (or its Credit Provider, Sponsor or Responsible Party) and such change has resulted in an Exclusion Event (it being understood that the Credit Parties are not required to affirmatively monitor the Rating of any Investor, but only to comply with the delivery obligation set forth in this Section 8.1(f) in the event a Credit Party obtains actual knowledge of such decline in Rating); and (ii) there has been a change in the name or notice information of any Investor and (iii) any non-Borrowing Base Investor requests to withdraw or gives notice thereof.

(g) Early Termination of Commitment Period. Promptly after the sending of notice by any Credit Party, the Administrator or the Management Company (as applicable) to the Investors generally, such notice, or, if no notice is required or sent, promptly upon any Credit Party, the Administrator or the Management Company (as applicable) acquiring knowledge thereof, notice of any event (other than the occurrence of passage of time) that has resulted in, or could reasonably be expected to result in the occurrence of the termination of the Commitment Period, including, without limitation, the issuance of any related notice by any Credit Party, the Administrator or the Management Company (as applicable).

(h) Notice of Commitment Reduction Date and Exchange Listing Event. Promptly, and in any event within one (1) Business Day, after the occurrence of (i) a Commitment Reduction Date, or (ii) an Exchange Listing Event, the applicable Credit Party will deliver notice thereof to the Administrative Agent.

(i) RIC Distribution Notice. At least five (5) Business Days (or such shorter period agreed to by the Administrative Agent) prior to making any Permitted RIC Distribution, notice thereof to the Administrative Agent.

(j) ERISA Certification. (i) If such Borrower has provided a certificate of a Responsible Officer pursuant to Section 6.1(p)(ii), Section 6.4(g)(ii) or Section 6.5(g)(ii) prior to admitting one or more ERISA Investors which would result in twenty-five percent (25%) or more of the total value of any class of equity interests in such Borrower being held by “benefit plan investors” within the meaning of Section 3(42) of ERISA and where the equity interests issued by such Borrower do not constitute “publicly offered securities” within the meaning of the Plan Asset Regulations, such Borrower shall deliver a written opinion of counsel addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Borrower as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); and (ii) with respect to such Borrower, for so long as it has any ERISA Investors, it shall provide to the Administrative Agent, no later than sixty (60) days after the first day of each Annual Valuation Period in the case of clause (1) below or thirty (30) days after the end of its fiscal year in the case of clause (2) below, a certificate signed by a Responsible Officer that (1) such Borrower has remained and still is an Operating Company or (2) the underlying assets of such Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA or that the underlying assets of such Borrower do not constitute Plan Assets because the equity interests issued by such Borrower, in which a “benefit plan investor” within the meaning of Section 3(42) of ERISA has an interest, are “publicly offered securities” within the meaning of the Plan Asset Regulations.

(k) Borrowing Base Certificate. Such Fund will provide an updated Borrowing Base Certificate certified by a Responsible Officer of such Fund to be true and correct in all material respects setting forth a calculation of the Available Commitment in reasonable detail at each of the following times: (i) within five (5) Business Days following the end of each calendar quarter; (ii) in connection with any new Borrowing or request for a Letter of Credit; (iii) within five (5) Business Days following the issuance of any Drawdown to the Investors together with the form of such Drawdown in accordance within Section 8.1(c); (iv) within five (5) Business Days after a Responsible Officer of such Credit Party obtains actual knowledge of the occurrence of the following events: (A) any Exclusion Event or (B) a Transfer of any Investor’s Capital Commitment; and (v) within five (5) Business Days after a Responsible Officer of such Credit Party obtains actual knowledge of the occurrence of any other event that reduces the Available Commitment.

(l) Other Reporting. Promptly following the delivery to the Investors generally, copies of all other material financial statements and other material investor reports at any time or from time to time furnished to such Investors that are material to the interests of the Lenders.

(m) Capital Return Notices. Promptly, and in any event within five (5) Business Days, after delivery to any Investor in such Fund, copies of any Capital Return Notices provided to the Investors.

(n) New Investors or Amended Investor Documents. Within five (5) Business Days of execution thereof, copies of the Subscription Agreement (and any related Side Letter) or any transfer documentation of any new Investor in such Fund or written evidence of an increase in the Capital Commitment of any Investor in such Fund or any amendments to any Investor’s Side Letter, including, but not limited to, any documents related to an Investor’s election to opt into the provisions of any other Investor’s Side Letter pursuant to a ‘most favored nations’ clause.

(o) Notice of Material Adverse Effect. Such Credit Party shall, promptly upon receipt of knowledge thereof, notify the Administrative Agent of any event if such event could reasonably be expected to result in a Material Adverse Effect.

(p) Notice of Certain Changes to Beneficial Ownership Certification. With respect to any Credit Party that is a “legal entity customer” under the Beneficial Ownership Regulation, such Credit Party shall promptly (a) give notice to the Administrative Agent of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein or (b) to the extent such Credit Party becomes a “legal entity customer” after the Closing Date, such Credit Party shall deliver a Beneficial Ownership Certification.

(q) RIC Status. Promptly, and in any event within two (2) Business Days, after receipt of any written assertion by any Governmental Authority that the Initial Borrower is not or may not qualify as a RIC, such Credit Party shall notify the Administrative Agent.

(r) Affiliated Person. Promptly after any Responsible Officer of a Credit Party obtains knowledge that a Lender is an “affiliated person”, or an affiliated person of an affiliated person, of such Credit Party (within the meaning of Section 2(a)(3) of the Investment Company Act), such Credit Party shall notify the Administrative Agent.

(s) Specified Investor Shareholder Agreement. At least ten (10) Business Days prior written notice to the Administrative Agent of the Initial Borrower or the Management Company’s intention to terminate, or prompt notice of any request by an Initial Specified Investor to terminate, its Specified Investor Shareholder Agreement.

(t) Modification of Administration Agreement or Management Agreement. At least three (3) Business Days (or such shorter period agreed to by the Administrative Agent) prior to making any amendment or modification to the Administration Agreement or the Management Agreement, notify the Administrative Agent of such amendment or modification and promptly provide the Administrative Agent a copy of any such executed or otherwise effective amendment or modification.

(u) Other Information. Promptly following any reasonable request therefor by the Administrative Agent or any Lender (through the Administrative Agent), (a) such other information regarding the operations, business, properties or financial condition of such Borrower; (provided that, such information is not subject to confidentiality restrictions with third parties), or compliance with the terms of the Loan Documents; or (b) information and documentation reasonably requested for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act or other Anti-Money Laundering Laws.

8.2 Payment of Obligations. Such Credit Party shall pay and discharge all Indebtedness and other obligations before any such obligation becomes delinquent, if in the case of Indebtedness such failure could reasonably be expected to result in a default in excess of the Threshold Amount; provided that, such Credit Party shall not be required to pay any obligations if and so long as the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP.

8.3 Maintenance of Existence and Rights. Such Credit Party shall preserve and maintain its existence. Such Credit Party shall further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which could reasonably be expected to result in a Material Adverse Effect.

8.4 [Reserved].

8.5 Books and Records; Access. Following ten (10) Business Days’ prior written notice, such Credit Party shall give the Administrative Agent, the Lenders, or any of them, access during ordinary business hours to, and permit such Person to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of such Credit Party and relating to its affairs, and to inspect any of the offices of such Credit Party and to discuss its affairs, finances and condition with its officers and accountants, in each case, to the extent such inspection or requests for such information are reasonable and such information can be provided or discussed without violation of law, rule, regulation or an agreement such Credit Party entered into with a third party that was negotiated in good faith and not for the purpose of circumventing the provisions hereunder); provided that, such Credit Party shall be entitled to have its advisors present during any inspection of its books and records during any discussion with its officers or accountants; provided, however, that so long as no Event of Default exists in respect to such Credit Party, any such inspection shall be conducted by the Administrative Agent, on behalf of the Lenders, and shall be conducted not more than one time during any 12-month period and only if the Administrative Agent has a reasonable basis for the concerns such inspection is intended to address.

8.6 Compliance with Law. Such Credit Party shall comply with all Applicable Laws and all orders of any Governmental Authority, including, without limitation, ERISA and the Investment Company Act, and maintain in full force and effect all Governmental Approvals applicable to the conduct of its business, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.7 [Reserved].

8.8 Authorizations and Approvals. Such Credit Party shall promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable such Credit Party to comply with its obligations hereunder, under the other Loan Documents to which it is a party and its Constituent Documents and to conduct its business in the customary fashion, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.9 Maintenance of Liens. Such Credit Party shall perform all such acts and execute all such documents as the Administrative Agent may reasonably request in order to enable the Administrative Agent and Secured Parties to file and record every instrument that the Administrative Agent may deem necessary in order to perfect and maintain the Secured Parties’ first priority security interests in (and Liens on) the Collateral (subject only to Permitted Liens) and otherwise to preserve and protect the rights of the Secured Parties in respect of such first priority security interests and Liens (subject to Permitted Liens).

8.10 Further Assurances. Such Credit Party shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and shall take any and all such other action, as the Administrative Agent may, from time to time, deem necessary or proper in connection with this Credit Agreement or any of the other Loan Documents, the obligations of such Credit Party hereunder or thereunder for better assuring and confirming unto the Secured Parties all or any part of the security for any of such obligations.

8.11 Maintenance of Independence. Such Credit Party shall at all times (a) conduct and present itself as a separate entity and maintain all business organization formalities, (b) maintain separate books and records, (c) conduct all transactions with Affiliates in accordance with Applicable Law and with the applicable Governing Agreements and, except as expressly permitted in its Constituent Documents, on an arm’s length basis, and (d) not commingle its funds in the Collateral Accounts with funds of other Persons, including Affiliates, except for related Capital Contributions deposited directly or indirectly into the related Collateral Account.

8.12 Taxes. Such Credit Party shall timely file all U.S. federal and other Tax returns, information statements and reports required be filed and shall timely pay all U.S. federal and other Taxes required to be paid by such Credit Party, except (a) for any such Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP, or (b) if the failure to file such Tax returns or pay such Taxes could not reasonably be expected to result in a Material Adverse Effect.

8.13 Compliance with Constituent Documents. Such Credit Party shall comply with all material provisions of its Constituent Documents.

8.14 Investor Default. At all times when an Event of Default has occurred and is continuing and any Investor (including any Specified Investor) has failed to fund any Capital Contribution when due or otherwise defaulted on any of its obligations to such Credit Party, then such Credit Party shall exercise its available remedies as to such Investor only with the written consent of the Administrative Agent, at the direction of the Required Lenders.

8.15 Collateral Account. From and after the date that is five (5) Business Days after the Closing Date, the Credit Parties will ensure that the Administrative Agent is permitted (i) electronic view access for each Collateral Account at all times, in manner reasonably acceptable to the Administrative Agent; provided that, the Administrative Agent shall notify the Credit Parties as to whether or not it has received reasonably acceptable electronic viewing access on the date that is five (5) Business Days after the Closing Date and it shall notify the Credit Parties if it does not have reasonably acceptable electronic viewing access at any time thereafter; and (ii) to obtain such necessary information with respect to each Collateral Account as the Administrative Agent may require from time to time in connection with monitoring of the Collateral.

8.16 Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. No portion of (a) the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, (i) in violation of Anti-Corruption Laws or Anti-Money Laundering Laws, or (ii) for any payment, promise to pay, or authorization of any payment (or giving of anything of value) to any person (including any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity) in order to improperly obtain, retain or direct business, or obtain any undue influence or improper advantage, and (b) any funds paid or remitted by the Borrowers to the Lenders in connection with this Credit Agreement will be derived from any activity in violation of Anti-Corruption Laws or Anti-Money Laundering Laws. The Borrowers will maintain (x) policies and procedures designed to promote compliance with Anti-Corruption Laws, and (y) complete and accurate books and records relating to this Credit Agreement.

8.17 [Reserved].

8.18 Returned Capital. Such Fund shall promptly, and in any event within five (5) Business Days, following notification to the Investors of any Returned Capital: (i) notify the Administrative Agent in writing of such Returned Capital and (ii) deliver to the Administrative Agent copies of all Capital Return Notices and a Capital Return Certification. The effective date on which an Investor’s Uncalled Capital Commitment increases by Returned Capital for purposes of this Credit Agreement shall be the date on which such Fund shall have delivered to the Administrative Agent duly completed copies of the items required by this Section 8.18.

8.19 Sanctions. Each Borrower (a) shall maintain in effect policies and procedures designed to ensure compliance with applicable Sanctions; (b) shall not request any Loan or Letter of Credit, and shall not (and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not) use or lend, contribute or otherwise make available the proceeds of any Loan or Letter of Credit, in each case, directly or indirectly, for (1) the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any country or territory that is the subject of comprehensive country- or territory-wide Sanctions, or (2) in any manner that would result in the violation of any Sanctions by any Person, and (c) shall ensure that (1) no Person that is a Sanctioned Person will have any legal or beneficial interest in any funds repaid or remitted by the Borrowers to the Lenders in connection with this Credit Agreement, and (2) it shall not use any revenue or benefit derived from any activity or dealing with a Sanctioned Person for the purpose of discharging amounts owing to the Lenders in respect of this Credit Agreement.

8.20 [Reserved].

8.21 RIC Status under the Internal Revenue Code. (a) The Initial Borrower shall elect to be treated as a “regulated investment company” within the meaning of the Internal Revenue Code on the first annual federal income tax return and shall at all times thereafter maintain its status as a “regulated investment company” under the Investment Company Act.

(b) Each Credit Party (other than the Qualified Borrowers) shall at all times be in compliance in all material respects with the Investment Policies.

8.22 Status of Management Company as a Registered Management Company. The Management Company shall at all times be registered as an investment advisor under the Investment Advisers Act of 1940, as amended.

8.23 Insurance. The Credit Parties will maintain, directly or indirectly, liability insurance and insurance on its present and future properties, assets, and business against such casualties, risks, and contingencies, and in such types and amounts, as are consistent with customary practices and standards of the industry in which the Credit Parties operate and the failure of which to maintain could reasonably be expected to have a Material Adverse Effect.

8.24 Capital Call Pack. On the Closing Date each Credit Party shall, and if requested by Administrative Agent thereafter promptly (and in any event with five (5) Business Days of request), deliver copies (which may be provided in paper or electronic format as determined by the Administrative Agent, in its reasonable discretion) of each Governing Agreement, the Management Agreement, the applicable Subscription Agreements, the applicable Side Letters and any other documents which the Administrative Agent may reasonably request to ensure that all of the conditions to each Drawdown required under Section 4.3 of an Initial Specified Investors’ Subscription Agreement (and any other Investor with similar provisions in their Subscription Agreements) may be satisfied by the Administrative Agent in the event it requires to issue a Drawdown Notice (the “Capital Call Pack”), to outside counsel to the Administrative Agent or to the Administrative Agent (as applicable). With respect to each Capital Call Pack that has been previously delivered to outside counsel to the Administrative Agent or to the Administrative Agent (as applicable) pursuant to the terms hereof, each Credit Party shall promptly (and in any event with five (5) Business Days of the amendment, restatement, modification or supplementation of any document included in the Capital Call Pack) deliver such amended, restated, modified or otherwise supplemented documentation to ensure that outside counsel to the Administrative Agent or the Administrative Agent (as applicable) possesses all documentation necessary to satisfy the conditions to each drawdown set out in Section 4.3 of any Investor’s Subscription Agreement at all times.

8.25 Investor Default for Management Fees. If any Investor shall default on its obligation to fund any Drawdown Notice to repay an Initial Borrower’s Management Fee Borrowing when due (without regard to any cure or notice periods contained in the applicable Governing Agreement, Management Agreement, Subscription Agreement or Side Letter (as applicable)), (a) such Borrower shall provide notice to the Administrative Agent within five (5) Business Days of such default by such Investor and (b) to the extent such Management Fee Borrowing has not otherwise been repaid in full, the Management Company shall promptly (but in any event, no later than five (5) Business Days of such default) return to such Borrower any defaulting Investors’ pro rata share of such Management Fees.

9. NEGATIVE COVENANTS.

So long as the Lenders have any commitment to lend or to cause the issuance of any Letter of Credit hereunder, and until payment and performance in full of the Obligations (other than the Letter of Credit Liability which has been fully Cash Collateralized, contingent obligations for which no claim has yet been made and other indemnity and contractual obligations which by their terms survive termination of this Credit Agreement or any other Loan Document), each Credit Party agrees (as to itself and its respective Feeders, Feeder Fund’s General Partners and its related Qualified Borrowers, as applicable, only) that:

9.1 Credit Party Information. Such Credit Party shall not (a) change its name, principal office, chief executive office and/or principal place of business without the prior written notice to the Administrative Agent or (b) change its jurisdiction of formation without prior written consent to the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that, the applicable Credit Party shall deliver any and all documents required to permit the Administrative Agent, on behalf of the Secured Parties, to maintain its first priority security interest in the Collateral (subject to Permitted Liens).

9.2 Mergers, Etc. Such Credit Party shall not take any action to merge, divide or consolidate with or into any Person, unless a Credit Party is the surviving entity.

9.3 Limitation on Liens. Such Credit Party shall not create, permit or suffer to exist any Lien (whether such interest is based on common law, statute, other law or contract and whether junior or equal or superior in priority to the Liens created by the Loan Documents) upon the Collateral, other than Permitted Liens.

9.4 Accounting Method. Such Fund shall not change its method of accounting without prior written notice to the Administrative Agent, unless otherwise required to do so by the Internal Revenue Code or GAAP (and, if so required, such Fund shall promptly notify the Administrative Agent in writing of such change).

9.5 Transfer of Interests; Admission of Investors.

(a) Transfers by Investors. The Credit Parties shall notify the Administrative Agent of any Transfer by any Borrowing Base Investor (other than an Initial Specified Investor) of all or a portion of its Investor Interest in a Fund at least ten (10) Business Days ) or such shorter period agreed to by the Administrative Agent in its sole discretion) before the proposed Transfer, and shall, promptly upon receipt thereof, deliver to the Administrative Agent copies of any proposed assignment/transfer documentation. In order for a new Investor to be deemed to be a Borrowing Base Investor, such new Investor must satisfy the criteria therefor as set out in this Credit Agreement. If the Transfer of an interest in such Fund to a new Investor would result in a mandatory prepayment pursuant to Section 3.5(b) (due to the transferee not being designated as a Borrowing Base Investor or otherwise), such mandatory prepayment shall be calculated and paid to the Administrative Agent, on behalf of the Lenders, prior to the effectiveness of the Transfer and such prepayment shall be subject to Section 4.6. Subject to compliance with the preceding sentence and Section 9.5(b), any assignment by a Borrowing Base Investor shall be permitted. With respect to any Transfer by an Initial Specified Investor, such Transfer shall be permitted provided that the any such Transfer complies with the terms of its relevant Investor Letter. Within five (5) Business Days of execution thereof, to the extent not otherwise provided, the Credit Parties shall promptly provide the Administrative Agent with copies of any transfer documentation with respect to any such Transfer.

(b) Sanctions Compliance. Any admission of an assignee of an interest in such Fund or as a substitute Investor and any admission of a Person as a new Investor of such Fund, shall be subject to such Person, to such Fund’s knowledge, not violating Sanctions and being KYC Compliant.

9.6 Constituent Documents. Except as hereinafter provided, such Credit Party shall not alter, amend, modify, terminate, or change any provision of any of such Credit Party’s Governing Agreements, any Subscription Agreement with its Investor (as applicable), or any existing Side Letter or enter into any new Side Letter (each, a “Proposed Amendment”) if such Proposed Amendment would (a) affect such Credit Party’s, the general partner of such Credit Party’s or any Investor’s (as applicable) debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of such Person (as applicable), in each case, relating to any Drawdowns, Capital Contributions, Capital Commitments, Uncalled Capital Commitments, Unfunded Capital Commitment or any other Collateral or any time period applicable thereto in a manner adverse to the Secured Parties, (b) except as permitted under this Credit Agreement, suspend, reduce or terminate any Investor’s Uncalled Capital Commitments or obligation to fund Drawdowns, or (c) otherwise have a material adverse effect on the rights, titles, first priority security interests and Liens (other than Permitted Liens), and powers and privileges of any of the Secured Parties hereunder (each, a “Material Amendment”). With respect to any Proposed Amendment, such Credit Party shall deliver written notice to the Administrative Agent of such proposal. The Administrative Agent shall within five (5) Business Days of the date on which it has received such notification in accordance with Section 12.6 determine, in its sole discretion without the requirement of obtaining the input of the Lenders and on its good faith belief, whether or not such Proposed Amendment would constitute a Material Amendment and shall promptly notify such Credit Party of its determination. If a Credit Party provides written notice that it deems such Proposed Amendment to be a Material Amendment, the aforementioned five (5) Business Day period shall be deemed waived by the Administrative Agent, and the Administrative Agent shall seek the approval of the Required Lenders as provided in this Section 9.6. In the event that the Administrative Agent determines that such Proposed Amendment is a Material Amendment (or a Credit Party provides written notice that it deems such Proposed Amendment to be a Material Amendment), the approval of the Required Lenders shall be required (unless the approval of all Lenders is otherwise required hereunder), and the Administrative Agent shall promptly notify the Lenders of such request for such approval, distributing, as appropriate, the Proposed Amendment and any other relevant information provided by such Credit Party. The Lenders shall, within five (5) Business Days from the date of such notice from the Administrative Agent, deliver their approval or denial thereof. In the event that the Administrative Agent determines that the Proposed Amendment is not a Material Amendment, such Credit Party may make such amendment without the consent of any Lender. Each Credit Party may, without the consent of the Administrative Agent or the Lenders, amend its Constituent Documents: (x) to admit new Investors to the extent permitted by, and in accordance with, this Credit Agreement; (y) to reflect transfers of interests in the Funds permitted by, and in accordance with, this Credit Agreement; and (z) to cure any ambiguity, correct or supplement any provision of such Constituent Document which is incomplete or inconsistent with any other provisions thereof (the effect of which shall be immaterial and does not adversely affect the rights, titles, first priority security interests and Liens (other than Permitted Liens), and powers and privileges of Lenders), correct any printing, stenographic or clerical error or effect changes of an administrative or ministerial nature which do not materially increase the authority of a General Partner or adversely affect the rights of the Administrative Agent or any Lender or to fix any obvious error or any other error or omission of a technical or immaterial nature which do not adversely affect the rights, titles, first priority security interests and Liens (other than Permitted Liens), and powers and privileges of the Administrative Agent; provided that, in each case, such Credit Party shall promptly provide prior written notice to the Administrative Agent of any such amendment. Further, in the event any Constituent Document of any Credit Party is altered, amended, modified or terminated in any respect whatsoever, such Credit Party shall promptly provide the Administrative Agent with copies of each executed, filed or otherwise effective document relating thereto.

9.7 Transfer of General Partners’ Interest. Other than Permitted Liens, no General Partner shall transfer any portion of its general partner interest in any Fund to any party other than transfers to an Affiliate (subject to the consent of the Administrative Agent and all of the Lenders and such Affiliate delivering applicable Collateral Documents with respect to any Collateral previously granted by such General Partner or required to be granted by such General Partner pursuant to the Loan Documents) or grant any Lien (other than Permitted Liens) therein without the prior written consent of the Administrative Agent and the Required Lenders.

9.8 No Delegation.

Without the approval of the Administrative Agent, no Credit Party will delegate any authority, power, right, duty, or privilege constituting Collateral or relating to their respective powers to issue Drawdown Notices to any other Person, except to the Administrative Agent pursuant to this Credit Agreement or another Loan Document.

9.9 Limitation on Investor Withdrawals. No Credit Party shall, to the extent it have any discretion to, permit any Investor to withdraw its interest in any Fund without the prior written consent of all of the Lenders, other than in connection with a Transfer permitted in accordance with Section 9.5.

9.10 Alternative Investment Vehicles and Parallel Investment Vehicles; Transfers of Capital Commitments.

(a) Alternative Investment Vehicles and Parallel Investment Vehicles. No Fund shall either (i) transfer the Uncalled Capital Commitments of one or more Investors to any Alternative Investment Vehicle or Parallel Investment Vehicle, or (ii) cause Capital Contributions to be made to an Alternative Investment Vehicle or Parallel Investment Vehicle, in either case, unless such Alternative Investment Vehicle or Parallel Investment Vehicle has joined the Credit Facility as a Fund in accordance with Section 6.4.

(b) Other Transfers of Uncalled Capital Commitments. Except as permitted by Section 9.10(a), no Fund shall cause Capital Contributions to be made to any Affiliate that is not a Credit Party or directly to any Investment.

9.11 Limitation on Indebtedness. (a) No Fund shall incur Indebtedness which does not fully comply with the requirements and limitations set forth in its Constituent Documents including, for the avoidance of doubt, the BDC Asset Coverage Ratio; and

(b) The Management Company shall not incur any Indebtedness which is recourse to any Credit Party, without the consent of the Administrative Agent (in its reasonable discretion).

(The limitations set forth in the preceding Sections 9.11(a) and (b) collectively, the “Debt Limitations”).

9.12 Capital Commitments. Such Fund shall not: (i) except in connection with a Transfer or withdrawal of any Investor effectuated in accordance with Section 9.5 and Section 9.9, cancel, reduce, excuse (other than that portion of a Capital Commitment subject to an Investment Exclusion Event), or abate the Capital Commitment of any Investor without the prior written consent of all of the Administrative Agent which may be withheld in its sole discretion; or (ii) relieve, excuse other than any Investment Exclusion Event occurring pursuant to any provision of the Governing Agreements and/or any Side Letter related thereto which grants the applicable Credit Party general discretion to abate, cancel, reduce, excuse, suspend or defer any Capital Commitment or Unfunded Capital Commitment), delay, postpone, compromise or abate any Investor from the making of any Capital Contribution (including, for the avoidance of doubt, a Capital Contribution by a Specified Investor, in connection with any particular Investment of such Fund); provided, however, such Fund may excuse any Investor from funding a Drawdown with respect to which an Investment Exclusion Event applies.

9.13 Drawdowns. Except as provided in the applicable Governing Agreements, Subscription Agreements, Side Letters, Investor Letters or the AGL Side Letter such Credit Party shall not make any contractual or other agreement with any Person which shall restrict, limit, penalize or control its ability to make Drawdowns or the timing thereof.

9.14 ERISA Compliance. No Fund or, except as it would not reasonably be expected to result in a Material Adverse Effect, member of a Fund’s Controlled Group shall establish, maintain, contribute to, or have any liability (contingent or otherwise) under Title IV of ERISA or Section 412 of the Internal Revenue Code with respect to the establishment, maintenance or obligation to contribute to any Plan. No Fund shall fail to satisfy an exception under the Plan Asset Regulations which failure causes the assets of such Fund to be deemed Plan Assets. Assuming the representations and covenants made in Section 11.13 are accurate, no Fund shall take any action, or omit to take any action, which would give rise to a non-exempt prohibited transaction under Section 4975(c)(1)(A), (B), (C) or (D) of the Internal Revenue Code or Section 406(a) of ERISA that would subject the Administrative Agent or the Lenders to any tax, penalty, damages or any other claim or relief under Section 4975 of the Internal Revenue Code or ERISA.

9.15 Dissolution. Without the prior written consent of all Lenders (in their sole discretion), except as otherwise permitted by Section 9.2, such Credit Party shall not take any action to terminate, liquidate or dissolve.

9.16 Environmental Matters. Except for such conditions as are in or will promptly be brought into compliance with relevant Environmental Laws or otherwise could not reasonably be expected to result in a Material Adverse Effect, such Credit Party shall not: (a) cause or permit any Hazardous Material to be generated, placed, held, located or disposed of on, under or at, or transported to or from, any real property owned or leased by such Credit Party in material violation of an Environmental Law; or (b) permit any real property owned or leased by such Credit Party to ever be used as a dump site or storage site (whether permanent or temporary) for any Hazardous Material in material violation of an Environmental Law.

9.17 Limitations on Distributions. Such Fund shall not make, pay or declare any Distribution (as defined below) (a) at any time except as permitted pursuant its Constituent Documents and (b) at any time during the existence of a Cash Control Event if there are any Obligations outstanding under the Credit Facility, except that, notwithstanding the foregoing, the Initial Borrower shall be permitted to make Permitted RIC Distributions from sources other than Collateral (which shall, for the avoidance of doubt, not include any amounts properly withdrawn from any Collateral account pursuant to the terms of this Credit Agreement); provided that: (i) no Event of Default has occurred and is continuing under Section 10.1(a), (h), (i) or (q) and (ii) the Initial Borrower delivers a RIC Distribution Notice to the Administrative Agent in accordance with Section 8.1(i) hereof). “Distribution” means any distributions (whether or not in cash) on account of any Investor Interest in such Fund, including as a dividend or other distribution and on account of the purchase, redemption, retirement or other acquisition of any such Investor Interest.

9.18 Limitation on Withdrawals of Funds from the Collateral Accounts. Without the prior written consent of the Administrative Agent, such Credit Party shall not make or cause the making of any withdrawal or transfer of funds from any Collateral Account if a Cash Control Event has occurred and is continuing and if there are any Obligations under the Credit Facility, other than withdrawals for the purpose of (a) repaying Obligations (unless at the time of the withdrawal, outstanding Principal Obligations consist only of Letter of Credit Liabilities which are Cash Collateralized), (b) paying for anticipated expenses to which such Credit Party committed in writing to pay prior to the occurrence of such Cash Control Event, including purchase price obligations and other commitments relating to investments and obligations under any Hedge Agreement or (c) transferring funds from a Collateral Account to another Collateral Account.

9.19 Sanctions; Anti-Corruption Laws. No Credit Party shall, directly or, to such Credit Party’s knowledge, indirectly, use the proceeds of any Loan, or lend, contribute, or otherwise make available such proceeds to any Subsidiary, joint venture partner, or other Person (a) for purposes of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or (b) in any other manner that would result in a violation of Sanctions by any Person (including, without limitation, any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise).

9.20 Transactions with Affiliates. Such Credit Party shall not sell, lease or otherwise transfer any of its property or assets to, or purchase, lease or otherwise acquire any property or assets from, or make any contribution towards, or reimbursement for, any taxes payable by any Person in respect of income of such Credit Party, or otherwise engage in any other transactions with, any of its Affiliates, except (i) the SPV Financing and the transactions contemplated thereby and (ii) transactions in the ordinary course of business at prices and on terms and conditions, when taken as a whole, not materially less favorable to such Credit Party than could be obtained on an arm’s-length basis from unrelated third parties or as permitted pursuant to such Fund’s Constituent Documents. For the avoidance of doubt, nothing contained in this Section 9.20 shall prevent the Funds from paying fees and expenses to the Management Company or the Administrator pursuant to its Constituent Documents and/or the Management Agreement and/or the Administration Agreement.

9.21 Collateral Accounts. Such Fund or its General Partner shall not direct, authorize or otherwise permit any proceeds, monies or sums paid by the Investors (including any Specified Investor) pursuant to any Drawdown to be deposited, credited or otherwise included in any account other than a Collateral Account. No Credit Party shall deposit or otherwise credit to the Collateral Accounts cash or cash proceeds other than Capital Contributions.

9.22 Deemed Capital Contributions. Such Fund shall not reinvest current cash flow from Investments and/or net proceeds from Investment dispositions in accordance with the Initial Borrower’s applicable Governing Agreement (or such equivalent section of any other Fund’s Governing Agreement) if (a) an Event of Default has occurred and is continuing, or (b) such reinvestment would reduce the Uncalled Capital Commitment of any Investor and cause the Dollar Equivalent of the Principal Obligations to exceed the Available Commitment, unless with respect to this clause (b), prior to such reinvestment, such Borrower shall first make any resulting prepayment required under Section 3.5(b).

9.23 Fund Structure. No Feeder shall transfer, withdraw or assign its interest in any Borrower or its obligations under the Loan Documents without the prior written consent of the Administrative Agent, which consent may be granted or withheld in the Administrative Agent’s sole and absolute discretion; provided that, if such transfer or assignment is to a Credit Party, only notice to the Administrative Agent shall be required.

9.24 [Reserved].

9.25 Business Development Company Status. After such filing, the Initial Borrower shall not withdraw its Form N-54A filed with the SEC electing to be treated as a business development company.

10. EVENTS OF DEFAULT.

10.1 Events of Default. An “Event of Default” shall exist if any one or more of the following events (herein collectively called, the “Events of Default”) shall occur and be continuing (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) (i) the Borrowers shall fail to pay when due any Principal Obligations, including, without limitation, any failure to pay any amount required under Section 3.5(b); or (ii) the Borrowers shall fail to pay when due any interest or any fee, expense, indemnity or other payment required hereunder, or under any other Loan Document, including, without limitation, payment of cash for deposit as Cash Collateral under Section 2.9(h), and such failure under this clause (ii) shall continue for two (2) Business Days;

(b) any representation or warranty made or deemed made by or on behalf of the Credit Parties (in each case, as applicable) under this Credit Agreement, or any of the other Loan Documents executed by any one or more of them, or in any certificate or statement furnished or made to the Administrative Agent or Lenders or any one of them by the Credit Parties (in each case, as applicable) pursuant hereto, in connection herewith or with the Loans, or in connection with any of the other Loan Documents, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made and the adverse effect of the failure of such representation or warranty shall not have been cured within thirty (30) days after the earlier of the date on which: (i) written notice thereof has been given by the Administrative Agent to the Borrowers and (ii) a Responsible Officer of a Credit Party obtains actual knowledge thereof;

(c) default shall occur in the performance of: (i) any of the covenants or agreements contained herein (other than the covenants contained in Sections 3.5(b), 5.2(a), 8.1, 8.19, 8.21(a), 8.24, 8.25 and Sections 9.1 through 9.25) by the Credit Parties; or (ii) the covenants or agreements of the Credit Parties contained in any other Loan Documents executed by such Person, and, if such default is susceptible to cure, such default shall continue uncured to the satisfaction of the Administrative Agent for a period of thirty (30) days after the earlier of the date on which: (x) written notice thereof has been given by the Administrative Agent to the Borrowers and (y) a Responsible Officer of a Credit Party obtains actual knowledge thereof;

(d) default shall occur in the performance of any of the covenants or agreements of any Credit Party contained in Section 3.5(b), 5.2(a), 8.21(a), 8.19, 8.24, 8.25 or any one of Sections 9.1 through 9.25;

(e) default shall occur in the performance of any one of the covenants contained in Section 8.1 and such default shall continue uncured for five (5) Business Days after the earlier of: (x) written notice thereof has been given by the Administrative Agent to the Borrowers and (y) a Responsible Officer of a Credit Party obtains actual knowledge thereof;

(f) other than in compliance with the explicit provisions of the Loan Documents, any of the Loan Documents executed by any of the Credit Parties shall: (i) cease, in whole or in part, to be legal, valid and binding agreements enforceable against such Credit Parties, as the case may be, in accordance with the terms thereof; (ii) in any way be terminated or become or be declared ineffective or inoperative; or (iii) in any way whatsoever cease to give or provide the respective first priority (other than Permitted Liens) Liens, security interest, rights, titles, interest, remedies, powers, or privileges intended to be created thereby in a material portion of the Collateral, in each case, other than as a result of the Administrative Agent’s gross negligence or willful misconduct; provided that, if any of the events set forth in the foregoing clauses (i), (ii) and (iii) occurs as a result of a change in any Applicable Law, the Credit Parties shall have fifteen (15) days from the date hereof to cure the default arising under this Section 10.1(f) to the reasonable satisfaction of the Administrative Agent;

(g) (i) a default shall occur with respect to the payment of any recourse Indebtedness of the Credit Parties in an amount equal to or in excess of the Threshold Amount, and such default shall continue for more than the applicable period of grace or cure or (ii) any such recourse Indebtedness shall become due before its stated maturity by acceleration of the maturity thereof or shall become due by its terms and in either case shall not be promptly paid or extended;

(h) any Credit Party or the Management Company shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, sequestrator, conservator, liquidator or similar official of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due;

(iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take any partnership, limited liability company or corporate action for the purpose of effecting any of the foregoing;

(i) an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of any Credit Party or the Management Company, or appointing a receiver, custodian, trustee, intervenor, sequestrator, conservator, liquidator or similar official of any Credit Party or the Management Company, or of all or substantially all of such Person’s assets, and such order, judgment or decree shall continue undismissed or unstayed and in effect for a period of sixty (60) days;

(j) any final non-appealable judgment(s) for the payment of money in excess of the Threshold Amount in the aggregate shall be rendered against any Credit Party alone or against one or more of the Credit Parties and such judgment shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Credit Party to enforce any such judgment, unless such judgment is covered by insurance in an amount that would cause any uninsured potential liability not to exceed the Threshold Amount or unless it is being appealed and such Credit Party has posted a bond or cash collateral;

(k) [reserved];

(l) Investors having Capital Commitments aggregating fifteen percent (15%) or greater of the total Capital Commitments of Investors shall default in their obligation to fund any Drawdowns (on a cumulative basis) when due and such failure shall not be cured within five (5) Business Days (without regard to any cure or notice periods contained in the applicable Governing Agreements, Subscription Agreements or Side Letters (as applicable));

(m) any Credit Party, the Management Company or any Affiliate fails to fund any Drawdown when due and such failure shall not be cured within five (5) Business Days (without regard to any cure or notice periods contained in the applicable Governing Agreements, Subscription Agreements or Side Letters (as applicable));

(n) any Credit Party, the Management Company or Affiliate (which, for the avoidance of doubt, shall not include any natural person or any Investor funding through an individual retirement arrangement) shall repudiate, challenge, or declare unenforceable its Capital Commitment or its obligation to make Capital Contributions to the capital of the Funds pursuant to a Drawdown or shall otherwise disaffirm any material provision of any Credit Party’s Constituent Document, as applicable;

(o) (i) the Management Agreement or the Administration Agreement shall cease to be in full force and effect unless the replacement management agreement or administration agreement (as applicable) is executed and delivered to the Administrative Agent within ten (10) days or (ii) the Management Company or the Administrator resigns or is removed from said role unless and an Affiliate of the Management Company or the Administrator (as applicable) is appointed as a successor Management Company or Administrator (as applicable) or another successor investment manager acceptable to the Administrative Agent, in its reasonable discretion, within ten (10) days;

(p) a Change of Control shall occur;

(q) an Exchange Listing Event shall occur;

(r) a Commitment Reduction Date shall occur;

(s) a Specified Investor Default Event shall occur;

(t) the Initial Borrower fails to comply with the requirements of Section 3.1 of the Trust Agreement;

(u) any material breach of the terms of the AGL Side Letter;

(v) any Initial Specified Investor Shareholder Agreement is terminated or otherwise becomes ineffective unless the Subscription Agreement of an Initial Specified Investor has been amended to remove the conditions precedent to each Drawdown set forth in the relevant section of such Initial Specified Investor’s Subscription Agreement; and

(w) any breach of the terms of the Initial Specified Investor’s Investor Letter by the Initial Investor.

10.2 Remedies Upon Event of Default.

(a) Remedies. If an Event of Default shall have occurred and be continuing, then the Administrative Agent may (and shall at the direction of the Required Lenders): (i) suspend the Commitments of the Lenders; (ii) terminate the Commitment of the Lenders hereunder and declare the occurrence of the Maturity Date; (iii) declare the principal of, and all interest then accrued on, the Obligations to be forthwith due and payable (including the obligation to deliver Cash Collateral pursuant to Section 2.9), whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind (other than notice of such declaration) all of which the Credit Parties hereby expressly waive, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iv) exercise any right, privilege, or power set forth in Sections 5.2 and 5.3 and the Collateral Documents, including, but not limited to, the initiation of Drawdowns of the Uncalled Capital Commitments, except with respect to any ERISA Investor, such action shall be taken only in the name of, and on behalf of, the applicable Credit Party, subject to Section 10.2(c); (v) suspend the obligation of the Lenders to maintain Loans; and (vi) without notice of default or demand, pursue and enforce any of the Administrative Agent’s or the Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any Applicable Law or agreement (except with respect to any ERISA Investor, such action shall be taken only in the name of, and on behalf of, the applicable Credit Party); provided that, if any Event of Default specified in Sections 10.1(h) or 10.1(i) shall occur, the obligation of each Lender to make Loans and any obligation of the Letter of Credit Issuer to issue Letters of Credit shall automatically terminate and the principal of, and all interest on, the Obligations shall thereupon become due and payable concurrently therewith, without any further action by the Administrative Agent or the Lenders, or any of them, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each of the Credit Parties hereby expressly waives. Notwithstanding anything to the contrary contained in this Credit Agreement or any other Loan Document, in no event shall the Administrative Agent (or any other Secured Party) be permitted to require any Investor to fund its Capital Contributions other than to the applicable Collateral Account or replacement thereof.

(b) Actions with Respect to the Collateral. Subject to Section 10.2(c) hereof, the Administrative Agent, on behalf of the Secured Parties, is hereby authorized, in the name of the Secured Parties or the name of any Credit Party, at any time or from time to time during the existence and continuance of an Event of Default, to: (i) initiate one or more Drawdowns in order to pay the Obligations then due and owing, (ii) notify the Investors to make all payments in connection with any Drawdown directly to the Administrative Agent, on behalf of the Secured Parties, or to an account other than the Collateral Accounts (provided that, no ERISA Investor shall be required to fund its Capital Contributions other than to the applicable Collateral Account), (iii) take or bring in any Credit Party’s name, or that of the Secured Parties, all steps, actions, suits, or proceedings deemed by the Administrative Agent necessary or desirable to effect possession or collection of payments of the Uncalled Capital Commitments, (iv) complete any contract or agreement of any Credit Party in any way related to payment of any of the Uncalled Capital Commitments, (v) make allowances or adjustments related to the Uncalled Capital Commitments, (vi) compromise any claims related to the Uncalled Capital Commitments, (vii) issue credit in its own name or the name of any Credit Party or (viii) exercise any other right, privilege, power, or remedy provided to any Credit Party under its respective Constituent Documents and the Subscription Agreements with respect to the Capital Commitments. Regardless of any provision hereof, in the absence of gross negligence or willful misconduct by the Administrative Agent or the other Secured Parties, neither the Administrative Agent nor the other Secured Parties shall be liable for failure to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Drawdowns or the Capital Commitment or sums due or paid thereon, nor shall they be under any obligation whatsoever to anyone by virtue of the security interests and Liens relating to the Capital Commitment, subject to the Internal Revenue Code. The Administrative Agent shall give the Borrowers notice of actions taken pursuant to this Section 10.2(b) concurrently with, or promptly after, the taking of such action, but its failure to give such notice shall not affect the validity of such action, nor shall such failure give rise to defenses to the Funds’ obligations hereunder.

(c) Drawdowns by Funds. Upon the occurrence and during the continuance of an Event of Default, and prior to exercising its rights to issue a Drawdown to the Investors, the Administrative Agent shall give two (2) Business Days’ (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) written notice of the same to the Credit Parties (a “Initial Notice Period”). If at any time prior to or during the Initial Notice Period the applicable Credit Party shall have issued one (1) Drawdown to the Investors, the Administrative Agent or any other Secured Party shall not issue a Drawdown to the Investors until the expiration of the Initial Payment Date (as defined below); provided that, (i) such Drawdown as issued by the applicable Credit Party shall be sufficient to cure such Event of Default or to repay in full all then outstanding

Obligations, (ii) such Drawdown as issued by the applicable Credit Party must require the Investors to fund their related Capital Contributions within ten (10) Business Days after the date of such Drawdown (such tenth (10th) Business Day being the “Initial Payment Date”), (iii) the Capital Contributions paid by the Investors in respect of such Drawdown are deposited into the applicable Collateral Account(s) and (iv) each applicable Credit Party directs the Account Bank that such Capital Contributions, together with any other funds held in their respective Collateral Accounts, shall be withdrawn by the Administrative Agent to repay the Obligations of the Borrowers. Other than in accordance with this Section 10.2(c), after an Event of Default has occurred and continues, the Credit Parties shall be authorized to issue Drawdowns only with the consent of the Administrative Agent in its sole discretion.

Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of an Event of Default under Section 10.1(h), Section 10.1(i) or Section 10.1(q), the Administrative Agent shall have the right to: (i) issue Drawdowns pursuant to the collateral assignment of rights under the Security Agreements, such Drawdowns may be executed by the Administrative Agent as assignee and subscription agent under the Security Agreement; and (ii) exercise any other remedies available under the Loan Documents, including, without limitation, with respect to the Investors under the Security Agreements.

10.3 Lender Offset. If an Event of Default shall have occurred and be continuing (subject to Section 10.2(c)), each Lender, the Letter of Credit Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Letter of Credit Issuer or any such Affiliate to or for the credit or the account of the Credit Parties against any and all of the obligations of the Credit Parties now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender, the Letter of Credit Issuer or any of their respective Affiliates, irrespective of whether or not such Lender, the Letter of Credit Issuer or any such Affiliate shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of the Credit Parties may be contingent or unmatured or are owed to a branch or office of such Lender, the Letter of Credit Issuer or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.4(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Letter of Credit Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Letter of Credit Issuer and their respective Affiliates under this Section 10.3 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Letter of Credit Issuer or their respective Affiliates may have. Each Lender and the Letter of Credit Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that, the failure to give such notice shall not affect the validity of such setoff and application.

10.4 Performance by the Administrative Agent. Upon the occurrence and during the continuance of an Event of Default, should any Credit Party fail to perform any covenant, duty, or agreement contained herein or in any of the other Loan Documents relating to the Collateral, and such failure continues beyond any applicable cure period, the Administrative Agent may, but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Person. In such event, the Credit Parties shall, at the request of the Administrative Agent, promptly pay, and in any event by the Required Payment Time, any amount expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent at its designated Agency Services Address, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that neither the Administrative Agent nor the Lenders assume any liability or responsibility for the performance of any duties of the Credit Parties, or any Related Parties hereunder or under any of the other Loan Documents or other control over the management and affairs of any Credit Party, or any Related Parties, nor by any such action shall the Administrative Agent or the Lenders be deemed to create a partnership arrangement with any Credit Party, or any Related Party.

10.5 Good Faith Duty to Cooperate. In the event that the Administrative Agent or the Required Lenders elect to commence the exercise of remedies pursuant to Section 10.2 or 10.3 as a result of the occurrence of any Event of Default, the Credit Parties agree to cooperate in good faith with the Administrative Agent to enable the Administrative Agent to issue Drawdowns and enforce the payment thereof by the Investors, including, but not limited to, providing contact information for each Investor within two (2) Business Days of request.

11. AGENCY PROVISIONS.

11.1 Appointment and Authorization of Agents.

(a) Authority. Each Lender (including any Person that is an Assignee, Participant, secured party or other transferee with respect to the interest of such Lender in any Principal Obligation or otherwise under this Credit Agreement) (collectively with such Lender, a “Lender Party”) hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, no Agent shall have any duties or responsibilities, except those expressly set forth herein and therein, nor shall any Agent have or been deemed to have any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Loan Documents or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly set forth herein, the provisions of this Section 11 are solely for the benefit of the Administrative Agent, the Letter of Credit Issuers and the Lenders and none of the Credit Parties, any Investor, or any Affiliate of the foregoing (each, a “Borrower Party”) shall have any rights as a third-party beneficiary of the provisions hereof (except for the provisions that explicitly relate to the Credit Parties in Section 11.10).

(b) Release of Collateral. The Secured Parties irrevocably authorize the Administrative Agent (without any further consent of the Secured Parties), at the Administrative Agent’s option and in its sole discretion, to release any security interest in or Lien on any Collateral granted to or held by the Administrative Agent: (i) upon termination of this Credit Agreement and the other Loan Documents, termination of the Commitments and all Letters of Credit and payment in full of all of the Obligations (other than contingent obligations for which no claim has yet been made and other indemnity and contractual obligations which by their terms survive termination of this Credit Agreement or any other Loan Document), including all fees and indemnified costs and expenses that are then due and payable pursuant to the terms of the Loan Documents; (ii) the release of any Collateral in accordance with the terms hereof and the Collateral Documents; and (iii) if approved by the Lenders pursuant to the terms of Section 12.1. Upon the request of the Administrative Agent, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.1(b).

11.2 Delegation of Duties. Each Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of legal counsel, accountants, and other professionals selected by such Agent concerning all matters pertaining to such duties. No Agent shall be responsible to any Lender for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, nor shall it be liable for any action taken or suffered in good faith by it in accordance with the advice of such Persons. The exculpatory provisions of this Section 11 shall apply to any such sub-agent of such Agent.

11.3 Exculpatory Provisions. No Agent nor any of its Affiliates, nor any of their respective officers, directors, employees, agents or attorneys-in-fact (each such person, an “Agent-Related Person”), shall be liable for any action taken or omitted to be taken by it under or in connection herewith or in connection with any of the other Loan Documents (except for its own gross negligence or willful misconduct) or be responsible in any manner to any Lender Party for any recitals, statements, representations or warranties made by any of the Borrower Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by such Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of any Borrower Party to perform its obligations hereunder or thereunder. In each case in the absence of gross negligence or willful misconduct, no Agent-Related Person shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Borrower Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent-Related Person to the Lenders or by or on behalf of the Borrower Parties to the Agent-Related Person or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or the use of the Letters of Credit or of the existence or possible existence of any Potential Default or Event of Default or to inspect the properties, books or records of the Borrower Parties. The Agents are not trustees for the Lenders and owe no fiduciary duty to the Lenders. Each Lender Party recognizes and agrees that the Administrative Agent shall not be required to determine independently whether the conditions described in Section 6.2(a) or 6.2(b) have been satisfied and, when the Administrative Agent disburses funds to Borrowers or the Letter of Credit Issuers cause Letters of Credit to be issued or accepts any Qualified Borrower Guaranties, it may rely fully upon statements contained in the relevant requests by a Borrower Party.

11.4 Reliance on Communications. The Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, email, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Borrower Parties, independent accountants and other experts selected by the Agents with reasonable care). Each Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with Administrative Agent in accordance with Section 12.11(c). Each Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all of the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

11.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless such Agent has received notice from a Lender or a Borrower Party referring to the Loan Document, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice, and the Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders and as is permitted by the Loan Documents.

11.6 Non-Reliance on Agents and Other Lenders. Each Lender and each Letter of Credit Issuer expressly acknowledges that no Agent-Related Person has made any representations or warranties to it and that no act by any Agent-Related Person hereafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by the Agent-Related Person to any Lender. Each Lender and each Letter of Credit Issuer represents to each Agent that it has, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of any Borrower Party which may come into the possession of any Agent-Related Person.

11.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify, upon demand, each Agent-Related Person (to the extent not reimbursed by a Borrower Party and without limiting any obligation of the Borrower Parties to do so), ratably in accordance with the applicable Lender’s respective Lender’s Pro Rata Share, and hold harmless each Agent-Related Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following payment in full of the Obligations) be imposed on, incurred by or asserted against it in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by it under or in connection with any of the foregoing; provided that, no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct, or related to another Lender; provided, further, that no action taken in accordance with the directions of the Required Lenders or all Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.7. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Letter of Credit Issuer upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower Parties. For the avoidance of doubt, this Section 11.7 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. The agreements in this Section 11.7 shall survive the termination of the Commitments, payment of all of the Obligations hereunder and under the other Loan Documents or any documents contemplated by or referred to herein or therein, as well as the resignation or replacement of any Agent.

11.8 Agents in Their Individual Capacity. Each Agent (and any successor acting as an Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower Party (or any of their

Subsidiaries or Affiliates) as though such Agent were not an Agent or a Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding the Borrower Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to the Loans made and Letters of Credit issued and all obligations owing to it, an Agent acting in its individual capacity shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

11.9 Successor Agents.

(a) Resignation of Administrative Agent.

(i) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrowers (provided that, no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be (i) a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and (ii) a non-Competitor, unless an Event of Default has occurred and is continuing for a period of sixty (60) days. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Letter of Credit Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(ii) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrowers and such Person, remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(iii) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Letter of Credit Issuer under any of the Loan Documents, the retiring or removed

Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Letter of Credit Issuers directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 11 and Section 12.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(iv) Any resignation by SG as Administrative Agent pursuant to this Section 11.9 shall also constitute its resignation as Letter of Credit Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer, (b) the retiring Letter of Credit Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

(b) Resignation of Other Agents. Any other Agent may, at any time, resign upon written notice to the Lenders and the Borrowers. If no successor agent is appointed prior to the effective date of the resignation of the applicable Agent, then the retiring Agent may appoint, after consulting with the Lenders and the Borrowers, a successor Agent from any of the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and shall assume the duties and obligations of such retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent under this Credit Agreement and the other Loan Documents. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Credit Agreement.

11.10 Reliance by the Credit Parties. The Credit Parties shall be entitled to rely upon, and to act or refrain from acting on the basis of, any notice, statement, certificate, waiver or other document or instrument delivered by the Administrative Agent to the Credit Parties, so long as the Administrative Agent is purporting to act in its respective capacity as the Administrative Agent pursuant to this Credit Agreement, and the Credit Parties shall not be responsible or liable to any Lender (or to any Participant or to any Assignee), or as a result of any action or failure to act (including actions or omissions which would otherwise constitute defaults hereunder) which is based upon such reliance upon Administrative Agent. The Credit Parties shall be entitled to treat the Administrative Agent as the properly authorized Administrative Agent pursuant to this Credit Agreement until the Credit Parties shall have received notice of resignation, and the Credit Parties shall not be obligated to recognize any successor Administrative Agent until the Credit Parties shall have received written notification satisfactory to them of the appointment of such successor.

11.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Liability and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to such Secured Party, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

11.12 Erroneous Payments. (a) If the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 11.12(b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 11.12(a) shall be conclusive, absent manifest error.

(b) Without limiting Section 11.12(a), each Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.12(b).

(c) Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under Section 11.12(a) or under the indemnification provisions of this Credit Agreement

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Credit Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrowers shall each be deemed to have waived any consents required under this Credit Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Credit Agreement.

(ii) Subject to Section 12.11 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrowers or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Letter of Credit Issuer or Secured Party, to the rights and interests of such Lender, Letter of Credit Issuer or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that, the Credit Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Credit Party; provided that, this Section 11.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 11.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

11.13 Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Sole Lead Arranger, and the Letter of Credit Issuers, and not, for the avoidance of doubt, to or for the benefit of the Credit Parties or their respective Affiliates, that at least one of the following is and will be true:

(i) such Lender is not using Plan Assets of one or more “benefit plan investors” within the meaning of Section 3(42) of ERISA with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Available Commitments, or this Credit Agreement,

(ii) the transaction exemption set forth in one or more prohibited transaction exemptions issued by the U.S. Department of Labor (as amended from time to time, “PTEs”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Available Commitments and this Credit Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Available Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Available Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Available Commitments and this Credit Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in clause (a) above is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in clause (a) above, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Sole Lead Arranger, and the Letter of Credit Issuers, and not, for the avoidance of doubt, to or for the benefit of the Credit Parties or their respective Affiliates, that none of the Administrative Agent, the Sole Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Available Commitments and this Credit Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any Loan Document or any documents related hereto or thereto).

12. MISCELLANEOUS.

12.1 Amendments. Neither this Credit Agreement (including the Exhibits hereto) nor any other Loan Document (other than any Fee Letter, which may be amended, waived, discharged or terminated in accordance with its terms) to which any Credit Party is a party, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by the Administrative Agent (based upon the approval of the Required Lenders), or the Required Lenders, on the one hand, and such Credit Party, on the other hand; and, if the rights or duties of an Agent are affected thereby, by such Agent; provided that, no such amendment, waiver, discharge, or termination shall, without the consent of:

(a) each Lender affected thereby:

(i) reduce or increase the amount or alter the term of the Commitment of such Lender, alter the provisions relating to any fees (or any other payments) payable to such Lender, or accelerate the obligations of such Lender to advance its portion of any Borrowing, as contemplated in Section 2.5 or issue or participate in any Letter of Credit, as contemplated in Section 2.9;

(ii) extend the time for payment for the principal of or interest on the Obligations, or fees or costs, or reduce the principal amount of the Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligations (other than as a result of waiving the applicability of the Default Rate), or otherwise affect the terms of payment of the principal of or any interest on the Obligations or fees or costs hereunder;

(iii) release any Liens granted under the Collateral Documents, except as otherwise contemplated herein or therein, and except in connection with the transfer of interests in the Funds permitted hereunder or in any other Loan Document; and

(b) all Lenders:

(i) except as otherwise provided by Section 9.5 or 9.10, permit the cancellation, excuse or reduction of the Uncalled Capital Commitment or Capital Commitment of any Borrowing Base Investor;

(ii) amend the definition of “Applicable Requirement”, “Available Commitment”, “Concentration Limit”, “Borrowing Base Investor”, “Designated Investor”, “Eligible Institution”, “Exclusion Event”, “HNW Investor”, “Hurdle Condition”, “Hurdle Investor”, “Included Investor”, “Maturity Date”, “Non-Rated Included Investor”, “Principal Obligations”, “Rated Included Investor” or the definition of any of the defined terms used therein;

(iii) change the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of the Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;

(iv) except in a transaction permitted by this Credit Agreement, consent to the assignment or transfer by any Credit Party of any of its rights and obligations under (or in respect of) the Loan Documents; or

(v) amend the terms of Section 3.5(b), Section 5 or this Section 12.1.

The Administrative Agent agrees that it will notify the Lenders of any proposed modification or amendment to any Loan Document, and deliver drafts of any such proposed modification or amendment to the Lenders, prior to the effectiveness of such proposed modification or amendment. Notwithstanding the above: (A) no provisions of Section 11 may be amended or modified without the consent of the Administrative Agent; (B) no provisions of Section 2.9 may be amended or modified without the consent of the Letter of Credit Issuers; (C) [reserved]; and (D) Section 8 and Section 9 specify the requirements for waivers of the Affirmative Covenants and Negative Covenants listed therein, and any amendment to a provision of Section 8 or 9 shall require the consent of the Lenders or the Administrative Agent that are specified therein as required for a waiver thereof. Any amendment, waiver or consent not specifically addressed in this Section 12.1 or otherwise shall be subject to the approval of the Required Lenders.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersede the unanimous consent provisions set forth herein; (2) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding; and (3) the Administrative Agent may, with the consent of the Borrowers, agree to the modification or waiver of any of the other terms of this Credit Agreement or any other Loan Document or consent to any action or failure to act by any Credit Party, if such modification, waiver, or consent is of an administrative nature.

If the Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, and not receive such consent or denial thereof in writing within ten (10) Business Days of the making of such request by the Administrative Agent, as the case may be, such Lender shall be deemed to have denied its consent to the request.

For the avoidance of doubt, Schedule I hereto and Schedule IV hereto may be supplemented, modified, amended, or restated from time to time with the consent of the Borrowers and the Administrative Agent.

12.2 Sharing of Offsets. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Section 4 or Section 12.5) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the

Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of obligations owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this Section 12.2 shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Sections 2.9(h) and 4.10 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans and Letters of Credit to any Assignee or Participant, other than to the Borrowers or any of their Subsidiaries (as to which the provisions of this Section 12.2 shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

12.3 Sharing of Collateral. To the extent permitted by Applicable Law, each Lender and the Administrative Agent, in its capacity as a Lender, agrees that if it shall, through the receipt of any proceeds from a Drawdown or the exercise of any remedies under any Collateral Documents, receive or be entitled to receive payment of a portion of the aggregate amount of principal, interest and fees due to it under this Credit Agreement which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender under this Credit Agreement than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to any Obligations to such Lender under this Credit Agreement, then such Lender or the Administrative Agent, in its capacity as a Lender, as the case may be, shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations thereunder held by the Lenders shall be pro rata according to each Lender’s Commitment (determined as of the date thereof and regardless of any change in any Lender’s Commitment caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder). Each Lender hereby authorizes and directs the Administrative Agent to coordinate and implement the sharing of collateral contemplated by this Section 12.3 prior to the distribution of proceeds from Drawdowns or proceeds from the exercise of remedies under the Collateral Documents prior to making any distributions of such proceeds to each Lender or the Administrative Agent, in their respective capacity as the Lenders.

12.4 Waiver. No failure to exercise, and no delay in exercising, on the part of the Administrative Agent, the Letter of Credit Issuers or the Lenders, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents shall be in addition to all other rights provided by Applicable Law. No modification or waiver of any provision of this Credit Agreement, the Notes or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. Subject to the terms of this Credit Agreement (including, without limitation, Section 12.1), the Administrative Agent acting on behalf of the Letter of Credit Issuers and/or all Lenders, and the Credit Parties may from time to time enter into agreements amending or changing any provision of this Credit Agreement or the rights of the Letter of Credit Issuers and/or Lenders or the Credit Parties hereunder, or may grant waivers or consents to a departure from the due performance of the obligations of the Credit Parties hereunder, any such agreement, waiver or consent made with such written consent of the Administrative Agent being effective to bind the Letter of Credit Issuers and/or all the Lenders, except as provided in Section 12.1. A waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

12.5 Payment of Expenses; Indemnity.

(a) Costs and Expenses. The Borrowers, jointly and severally, shall pay (within fifteen (15) Business Days after receipt of written notice from the Administrative Agent) (i) all reasonable and invoiced out-of-pocket expenses incurred by the Administrative Agent (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, including the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP), in connection with the preparation, negotiation, execution, delivery, syndication and administration of this Credit Agreement and the other Loan Documents and any amendments, modifications, addition of Investors, amendments to any Credit Party’s Constituent Document, joinder of Borrowers, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that, the Borrowers will not be liable for the fees and expenses of more than one separate firm of attorneys and local or regulatory counsel in each applicable jurisdiction (whether such firm represents one or more of the foregoing), except in the event that the foregoing shall have been advised by counsel that there are actual or perceived conflicts of interest, in which event the Borrowers will be required to pay for one additional counsel for each affected party, (ii) all reasonable and invoiced out-of-pocket expenses incurred by the Letter of Credit Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all invoiced out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Letter of Credit Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Letter of Credit Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section 12.5, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Letter of Credit Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), damages (other than consequential damages), liabilities, taxes, increased costs and capital adequacy charges and related documented expenses, (including the reasonable and documented fees, costs and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Credit Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Credit Facility), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual presence or Release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Credit Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable and documented attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 12.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.

(c) Reimbursement by the Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 12.5(a) or Section 12.5(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Letter of Credit Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Letter of Credit Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Pro Rata Share of the Principal Obligations at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Letter of Credit Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Letter of Credit Issuer in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, nobody hereto may (and no Indemnitee will be permitted to) assert, and each party hereto hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 12.5 shall be payable promptly after demand therefor, but in any event on or prior to the Required Payment Time.

(f) Survival. Each party’s obligations under this Section 12.5 shall survive the termination of the Loan Documents and payment of the Obligations hereunder.

12.6 Notice.

(a) Notices Generally. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective: (i) if by hand delivery, on the day and at the time on which it is delivered to such party at the address specified below; (ii) if by mail, on the day which it is received after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address specified below; (iii) if by FedEx or other reputable express mail service, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below; (iv) if by telephone, on the day and at the time communication with one of the individuals named below occurs during a call to the telephone number or numbers indicated for such party below; or (v) if by email, as provided in Section 12.6(b).

If to the Credit Parties:

At the address specified with respect thereto on Schedule I hereto.

With a copy to (which shall not constitute notice hereunder):

Dechert LLP

300 South Tryon Street, Suite 800

Charlotte, North Carolina 28202

Attention: Christopher P. Duerden, Esq.

Telephone: (704) 339-3113

Email: christopher.duerden@dechert.com

If to SG, as Administrative Agent, Letter of Credit Issuer or Lender:

Société Générale

245 Park Avenue

New York, NY 10167

Attention: Laurie Lawler, copy to Operations Group

Telephone: (212) 278-6435

Email: laurie.lawler@sgcib.com, nicholas.zangari@sgcib.com,

US-SEC-MONITORING@SGCIB.COM,

amer-abp-ccf@sgcib.com and

OPER-FIN-SERV@sgss.socgen.com

With a copy to (which shall not constitute notice hereunder):

Cadwalader, Wickersham & Taft LLP

650 South Tryon Street, 14th Floor

Charlotte, North Carolina 28202

Attention: Christopher Montgomery

Telephone: (704) 348 5138

Email: Christopher.Montgomery@cwt.com

If to any other Lender:

At the address and numbers set forth on the Administrative Questionnaire, on the Assignment and Assumption or Lender Joinder Agreement of such Lender.

Any party hereto may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 12.6. With respect to any notice received by the Administrative Agent from any Credit Party or any Investor not otherwise addressed herein, the Administrative Agent shall notify the Lenders promptly of the receipt of such notice, and shall provide copies thereof to the Lenders.

(b) Electronic Communication. Notices and other communications to the Lenders and the Letter of Credit Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that, the foregoing shall not apply to notices to any Lender or the Letter of Credit Issuer pursuant to Section 2 if such Lender or the Letter of Credit Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving such notices by electronic communication. Any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.7 Governing Law. This Credit Agreement and any other Loan Document (except, as to any other Loan Document, as expressly set forth therein), and any claim, controversy or dispute arising under or related to or in connection therewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York.

12.8 Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. Any suit, action or proceeding against any party hereto with respect to this Credit Agreement, the Notes or the other Loan Documents or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts, in each case, located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law, and each party hereto hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each party hereto hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by such party by registered or certified mail, postage prepaid, to such party’s address provided in Section 12.6. Each party hereto hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement or the Notes brought in the courts of the State of New York, or in the United States Courts, in each case located in the Borough of Manhattan in New York City, and hereby further irrevocably waives, to the fullest extent permitted by Applicable Law, any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORY OR ANY OTHER THEORY), WHICH WAIVER IS INFORMED AND VOLUNTARY.

12.9 Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.

12.10 Entirety. The Loan Documents embody the entire agreement between the parties and supersede any and all prior agreements and understandings, if any, relating to the subject matter hereof and thereof, including any prior conciliarity agreements and commitments.

12.11 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower or any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee in accordance with the provisions of Section 12.11(b), (ii) by way of participation in accordance with the provisions of Section 12.11(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.11(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.11(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, in each case, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and;

(B) in any case not described in Section 12.11(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding hereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such “Trade Date”) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 12.11(b)(i)(B) and, in addition:

(A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender that is an Eligible Assignee;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment or an Affiliate of such Lender; and

(C) the consent of the Letter of Credit Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire if requested by the Administrative Agent.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Credit Party or any Credit Party’s Subsidiaries or Affiliates, (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) any Competitor, unless an Event of Default has occurred and is continuing for a period of sixty (60) days.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the Assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable Assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Letter of Credit Issuer and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this Section 12.11(b)(vii), then the Assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

(viii) Consequences of Assignment. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.11(c), from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4 and Section 12.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this Section 12.11(b) shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.11(d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Register is intended to cause the Loans and other obligations under any Loan Documents to be in registered form within the meaning of Section 5f.103-1(c) of U.S. Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code.

(d) Participations. Any Lender may at any time, with (i) the consent of, and notice to, the Administrative Agent, and (ii) notice to the Borrowers, sell participations to any Person (other than (x) a natural person or (y) a Competitor, unless an Event of Default has occurred and is continuing for a period of sixty (60) days) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that, (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Letter of Credit Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.5(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 12.1 that directly and adversely affects such Participant and could not be affected by a vote of the Required Lenders. The Borrowers agree that each Participant shall be entitled to the benefits of Section 4 (subject to the requirements and limitations therein, including the requirements of Section 4.1(g) (it being understood that the documentation required under Section 4.1(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.11(b); provided that, such Participant (A) agrees to be subject to the provisions of Section 4.9 as if it were an Assignee under Section 12.11(b) and (B) shall not be entitled to receive any greater payment under Sections 4.1 and 4.5, with respect to such participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 4.9(b) with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 10.3 as though it were a Lender; provided that, such Participant agrees to be subject to Section 12.2 as though it were a Lender.

(e) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Obligations (the “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment,

Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Certain Pledges. Any Lender may at any time pledge or collaterally assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including, without limitation, any pledge or collateral assignment to secure obligations to a Federal Reserve Bank; provided that, no such pledge or collateral assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or collateral assignee for such Lender as a party hereto.

(g) Addition of Lenders. With the prior written consent of the Administrative Agent in its sole discretion, at the request of the Borrowers, an Eligible Assignee may join the Credit Facility as a Lender by delivering a Lender Joinder Agreement to the Administrative Agent, whereupon such Eligible Assignee shall assume all rights and obligations of a Lender under this Credit Agreement and the other Loan Documents; provided that:

(i) the Commitment of such new Lender shall be in addition to the Commitment of the existing Lenders in effect on the date of such new Lender’s entry into the Credit Facility and the Maximum Commitment shall be increased in a corresponding amount but in any event not in excess of the amount set forth in Section 2.15 without the consent of all Lenders;

(ii) the Commitment of such new Lender shall be in a minimum amount of $10,000,000, or such lesser amount agreed to by the Borrowers and the Administrative Agent;

(iii) such new Lender shall deliver to the Borrowers and the Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 4.1(g); and

(iv) the applicable Credit Parties, the Administrative Agent and such new Lender shall execute and deliver to the Administrative Agent a Lender Joinder Agreement, any amendment hereto reasonably determined necessary or appropriate by the Administrative Agent in connection with such Lender Joinder Agreement, the Borrowers shall execute such new Notes as the Administrative Agent or any Lender may request, and such new Lender shall deliver payment of a processing and recordation fee of $3,500 to the Administrative Agent, which amount the Administrative Agent may waive in its sole discretion.

(h) Disclosure of Information. Any Lender may furnish any information concerning any Credit Party in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.17.

12.12 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be excluded as set forth in the definition of “Required Lenders”.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.2 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuers; third, to Cash Collateralize the Fronting Exposure of the Letter of Credit Issuers with respect to such Defaulting Lender in accordance with Section 4.10; fourth, as the Borrowers may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Credit Agreement and (B) Cash Collateralize the Letter of Credit Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement, in accordance with Section 4.10; sixth, to the payment of any amounts owing to the Lenders, the Letter of Credit Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Letter of Credit Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit owed to, all Non-

Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Letter of Credit Liability are held by the Lenders pro rata in accordance with their Commitments without giving effect to Section 12.12(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 12.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Each Defaulting Lender shall be entitled to receive interest and Letter of Credit fees pursuant to Section 2.14 for any period during which such Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Loans funded by it, and (2) its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.10.

(B) Each Defaulting Lender shall be entitled to receive unused commitment fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its outstanding principal amount of the Loans funded by it.

(C) With respect to any Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in the Letter of Credit Liability that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Letter of Credit Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in the Letter of Credit Liability shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 6.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Principal Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 12.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Letter of Credit Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 4.10.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent and the Letter of Credit Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their Commitments (without giving effect to Section 12.12(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, the Letter of Credit Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

12.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Credit Agreement or any of the other Loan Documents shall be deemed coupled with an interest and given by way of security to secure the performance of the Obligations and shall be irrevocable so long as any of the Obligations (other than obligations for which no claim has yet been made) remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

12.14 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

12.15 Survival. All representations and warranties made by the Credit Parties herein shall survive delivery of the Notes, the making of the Loans and the issuance of the Letters of Credit.

12.16 Full Recourse. The payment and performance of the Obligations shall be fully recourse to the Borrowers and their properties and assets. Notwithstanding anything in this Credit Agreement and the other Loan Documents to the contrary and subject to Section 12.16(b), the Obligations shall not be recourse to the Management Company, the Administrator or any General Partner, any Investor, unless otherwise agreed in writing, (provided that, for the avoidance of doubt, nothing in this Section 12.16 is in any way intended to limit or reduce any Investor’s obligations to fund its Capital Commitment under the related Governing Agreement and/or Subscription Agreement) or any of their Affiliates (other than the Borrowers) or any of their respective past, present or future direct or indirect members, partners, shareholders, officers, directors, agents or employees (the “Non-Recourse Parties”) and the Agents and the Lenders shall not have the right to pursue any claim or action (including arbitration proceedings) against the Non-Recourse Parties except for any claim or action for actual damages of the Agents or the Lenders as a result of any fraud, willful misconduct, willful misrepresentation or willful misappropriation of proceeds from the Credit Facility on the part of the Management Company, the Administrator or any General Partner, in which event there shall be full recourse against such Person. No Investor shall have any personal liability under this Credit Agreement or the other Loan Documents; provided that, the foregoing shall not limit the obligations of any Investor under the applicable Governing Agreement, the applicable Subscription Agreement or the applicable Investor Letter to make Capital Contributions with respect to its Uncalled Capital Commitment, the obligations of each Investor under its applicable Investor Letter or the obligations of each Credit Provider under the applicable Credit Link Documents, unless otherwise agreed in writing.

12.17 Availability of Records; Confidentiality. (a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Confidential Information and each party hereto acknowledges and agrees that this Credit Agreement, all other Loan Documents, Borrowing Base Certificates, and all other documents, certificates, opinions, letters of credit, reports, and other material information of every nature or description, and all transactions contemplated hereunder and thereunder (collectively, “Transaction Information”) are confidential; provided that, it is acknowledged and agreed that the Administrative Agent may provide to the Lenders, and that the Administrative Agent and each Lender may provide to any Affiliate of a Lender that is an Eligible Assignee or Participant or Assignee or proposed Participant or Assignee (including such parties investors or investment or professional advisors) and each of their respective officers, directors, employees, advisors, auditors, counsel, rating agencies, insurers and reinsurers and agents or any other Person as deemed necessary or appropriate in any Lender’s reasonable judgment; provided that, such party is advised of the confidential nature of such information, Transaction Information (including originals or copies of this Credit Agreement and other Loan Documents), and may communicate all oral information, at any time submitted by or on behalf of any Borrower Party or received by the Administrative Agent or a Lender in connection with the Loans, the Letter of Credit Liability, the Commitments or any Borrower Party; provided, further, that prior to any such delivery or communication, the Lender, Affiliate of a Lender, Participant, or Assignee, or proposed Participant or Assignee or such other Person, as the case may be, shall agree to preserve the confidentiality of all data and information which constitutes Transaction Information or Confidential Information and be subject to obligations of confidentiality and restricted use with respect to the Confidential Information that are at least as stringent as the terms of this Section 12.17 and each Lender, Participant or Assignee or proposed Participant or Assignee shall provide access to this Confidential Information only to such limited number of representatives who have a bona fide need to know such information; (b) the Administrative Agent and the Lenders (i) acknowledge and agree that (x) the identities of the Investors, the amounts of their respective Capital Commitments and details regarding their Investments (collectively, the “Investor Information”) have been and will be delivered on a confidential basis; and (y) information with respect to Investments has been and will be delivered on a confidential basis; (ii) acknowledge and agree that such Investor Information and information with respect to Investments are Confidential Information; and (iii) agree that such Investor Information and information with respect to Investments shall be subject to the provisions of this Section 12.17; and (c) anything herein to the contrary notwithstanding, the provisions of this Section 12.17 shall not preclude or restrict the Administrative Agent and the Lenders from disclosing any Transaction Information or Confidential Information: (i) to their respective accountants, lawyers and regulators, (ii) with the prior written consent of, with respect to Transaction Information, all parties hereto, and with respect to Confidential Information, the Credit Parties; (iii) upon the order of or pursuant to the rules and regulations of any Governmental Authority having jurisdiction over such party or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iv) in connection with any audit by an independent public accountant of such party; provided such auditor thereto agrees to be bound by the provisions of this Section 12.17; (v) to examiners or auditors of any applicable Governmental Authority which examines such party’s books and records while conducting such examination or audit; (vi) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section 12.17, any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Credit Agreement or payments hereunder; (vii) on a confidential basis to any rating agency in connection with rating any Borrower or its Affiliates or the transactions contemplated under this Credit Agreement; (viii) any Person (and any of its officers, directors, employees, agents or advisors) that may enter into or support, directly or indirectly, or that may be considering entering into or supporting, directly or indirectly, an actual or proposed securitization or collateralization of, or similar transaction relating to, all or a part of any amounts payable to or for the benefit of any Lender under any Loan Document (including any rating agency); or (ix) as otherwise specifically required by Applicable Law. Notwithstanding the foregoing, the parties hereto (and each of their respective employees, representatives, or other agents) may disclose to any and all other person, without limitation of any kind, the U.S. federal, state, and local tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. This Section 12.17 shall survive the termination of this Credit Agreement.

12.18 Customer Identification Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that U.S. law requires each U.S. Lender and the Administrative Agent to obtain, verify and record information that identifies each Credit Party (and in certain circumstances the beneficial owners thereof), which information includes the name and address of each Credit Party (and beneficial owner) and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party (and beneficial owner).

12.19 Multiple Counterparts. This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Credit Agreement in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

12.20 Term of Agreement. This Credit Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent obligations for which no claim has been made and other indemnity and contractual obligations which by their terms survive termination of this Credit Agreement or any other Loan Document) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired and all Commitments have been terminated. No termination of this Credit Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Credit Agreement which survives such termination. For the avoidance of doubt, this Credit Agreement shall remain in full force and effect after the Maturity Date if any Letters of Credit remain outstanding, even if Cash Collateralized.

12.21 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Credit Agreement and any other Loan Document, the terms of this Credit Agreement shall control; provided that, any provision of the Collateral Documents which imposes additional burdens on any Credit Party or further restricts the rights of any Credit Party or any of its Affiliates or gives the Administrative Agent or the Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Credit Agreement and shall be given full force and effect.

12.22 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

12.23 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

12.24 Judgment Currency. The Borrowers agree to indemnify and hold harmless the Administrative Agent, the Letter of Credit Issuers and the Lenders from and against any loss incurred by any of them as a result of any judgment or order being given or made for an amount due under or in connection with this Credit Agreement or any other Loan Document and such judgment or order being paid or payable in a currency other than the applicable agreed currency (the “Judgment Currency”) as a result of any variation as between (i) the rate of exchange at which the applicable Alternative Currency amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which the relevant indemnified party is able to purchase the applicable Alternative Currency with the amount of the Judgment Currency actually received by such person or entity. The foregoing indemnity shall constitute separate and independent obligations of each Borrower and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion of, the relevant currency.

12.25 Initial Borrower Appointment. Each Credit Party hereby irrevocably appoints the Initial Borrower as its agent for all purposes relevant to this Credit Agreement and each of the other Loan Documents, including (a) the giving and receipt of notices and (b) the ability to reduce, increase or extend the Credit Facility. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by such Credit Parties, or by each Credit Party acting singly, shall be valid and effective if given or taken only by the Initial Borrower, whether or not any such other Credit Party joins therein. Any notice, demand, consent, acknowledgment, direction, certification or other communication delivered to the Initial Borrower in accordance with the terms of this Credit Agreement shall be deemed to have been delivered to each such other Credit Party.

Remainder of Page Intentionally Left Blank

Signature Page(s) to Follow.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

INITIAL BORROWER:

AGL PRIVATE CREDIT INCOME FUND LP, a Delaware statutory trust

By:
Name:
Title:

Acknowledged and agreed to with respect to Sections 5.4, 8.22, 8.25 and 9.11(b) only:

MANAGEMENT COMPANY:

AGL US DL MANAGEMENT LLC, a Delaware limited liability company

By:
Name:
Title:

Acknowledged and agreed to with respect to Sections 5.4 only:

ADMINISTRATOR:

AGL US DL ADMINISTRATOR LLC, a Delaware limited liability company

By:
Name:
Title:

ADMINISTRATIVE AGENT, SOLE LEAD ARRANGER, LETTER OF CREDIT ISSUER AND A LENDER:

SOCIETE GENERALE

By:
Name:
Title:

SCHEDULE I

Credit Party Information

1. GENERAL INFORMATION

Credit Party Name	Jurisdiction of Formation	Chief Executive Office / Principal Place of Business / Principal Office / Notice Address	Governing Agreements
AGL Private Credit Income Fund	Delaware	AGL Private Credit Income Fund c/o AGL US DL Management LLC 535 Madison Avenue, 24th Floor New York, New York 10022 Attention: AGL Legal Email: legal@aglcredit.com Tel: (212) 973-8656	Trust Agreement By-laws The Form 10 The Form N-54 The Private Placement Memorandum of the Initial Borrower, dated as of October 11, 2024

2. COLLATERAL ACCOUNT INFORMATION

Fund Name	Account Bank	ABA #	Account #
AGL Private Credit Income Fund	State Street Bank and Trust Company	011000028	12025680

SCHEDULE II

Commitments

Lender Name	Commitment
Société Générale	Upon and including the Closing Date until and including the Scheduled Reduction Date: $250,000,000 Following and not including the Scheduled Reduction Date and thereafter: $125,000,000

Total Maximum Commitment:	Upon and including the Closing Date until and including the Scheduled Reduction Date: $250,000,000 Following and not including the Scheduled Reduction Date and thereafter: $125,000,000

SCHEDULE III

[Reserved]

SCHEDULE IV

Specified Investors

1. Platinum Bird C 2024 RSC Limited